Exhibit 99.11

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version, the Italian version shall prevail

INFORMATION DOCUMENT PURSUANT TO ARTICLE 70 OF THE ISSUERS’

REGULATION

Extraordinary Shareholders’ Meeting of 17 April 2025

(Delegation to the Board of Directors of Banca Monte dei Paschi di Siena S.p.A. to increase the share capital, with the exclusion of the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code, to serve the voluntary totalitarian public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A. relating the ordinary shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni)

Prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation approved by Consob with

Resolution No. 11971 of 14 May 1999, and subsequent amendments, in accordance with Schedule No. 3 of Annex 3B to the same Issuers’ Regulation.

This information document has been made available to the public at the registered office of Banca Monte dei Paschi di Siena S.p.A., on the company’s website (https://www.gruppomps.it/en/ in the “Corporate Governance” – “Shareholders’ Meeting and BoD” section), as well as on the authorized storage mechanism “eMarketSTORAGE” at www.emarketstorage.com.

2 April 2025

Table of Contents

PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION AND SUMMARY DATA PER BMPS SHARE AS OF 31 DECEMBER 2024				4
1.	WARNINGS			16
	A.	Risks related to the Transaction		16
2.	INFORMATION RELATED TO THE TRANSACTION			31
	2.1	Description of the features, methods, terms, and conditions of the Transaction		31
		2.1.1	Description of the company subject of the Transaction	31
		2.1.2	Description of the terms and conditions of the Transaction	32
		2.1.3	Capital Increase Reserved to the Offer	34
		2.1.4	Offer Consideration	36
		2.1.5	Criteria Followed for Determining the Consideration	37
		2.1.6	Funding methods for the Offer	42
		2.1.7	BMPS’ Shareholding Structure	42
	2.2	Rationale and purpose of the Transaction		44
		2.2.1	Rationale and purpose of the Transaction and BMPS’ management objectives	44
		2.2.2	Programs developed by BMPS and business prospects related to the Potential Acquisition	45
	2.3	Relations with the company subject to the Transaction and with the parties from/to whom activities have been acquired/disposed or received as contribution		48
		2.3.1	Relevant relations maintained by BMPS, directly or indirectly through subsidiaries, with the company subject to the Transaction	48
		2.3.2	Relevant relations and agreements between BMPS, its controlled companies, executives, and members of BMPS’ board of directors, and the parties from/to whom activities have been acquired/disposed or received as contribution	49
	2.4	Documents available to the public		49
3.	RELEVANT EFFECTS OF THE TRANSACTION			50
	3.1	Any relevant effects of the Transaction on the key factors that influence and characterize BMPS’ activities, as well as on the nature of the business conducted by BMPS itself		50
	3.2	Consequences of the Transaction on the strategic programs concerning commercial, financial, and centralized service relations between the companies of the MPS Group		50
4.	CONSOLIDATED INCOME STATEMENT, BALANCE SHEET AND FINANCIAL DATA RELATING TO THE MEDIOBANCA GROUP			51
	4.1	Income statement, balance sheet, and financial data relating to the Mediobanca Group		51
		4.1.1	Comparative table of reclassified balance sheets and income statements for the last two financial years of the Mediobanca Group	51

		4.1.2	Comparative table of reclassified balance sheets and income statements for the first half of the current financial year of the Mediobanca Group	53
5.	PRO-FORMA INCOME STATEMENT, BALANCE SHEET AND FINANCIAL DATA OF BMPS			57
	5.1	Introduction		57
	5.2	Pro-forma balance sheet and income statement		58
		5.2.1	Preparation Criteria	58
		5.2.2	Sources of the used data	60
		5.2.3	Presentation of the Pro-Forma Consolidated Financial Information	61
		5.2.4	Explanatory notes for the preparation of the Pro-Forma Consolidated Financial Information	67
	5.3	Pro-Forma indicators for BMPS share		72
		5.3.1	Historical and Pro-Forma data per share	72
		5.3.2	Notes on significant changes in data per share	73
	5.4	Auditor’s report on pro-forma economic, financial, and asset data		73
6.	PROSPECTS OF BMPS AND THE RELEVANT GROUP			75
	6.1	General indications on the performance of BMPS from the end of the financial year to which the latest published financial statements refer		75
	6.2	Information elements in relation to the reasonable forecast of the results of the current financial year		75

PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION AND SUMMARY DATA PER BMPS SHARE AS OF 31 DECEMBER 2024

The tables below summarize the historical and pro-forma consolidated economic and financial data related to the Offer (as defined below).

Since these representations are based on assumptions, it is necessary to consider that, had the Offer actually been executed on the reference dates used for the preparation of the relevant Pro-Forma Consolidated Financial Information (as defined below), such figures might not match with the pro-forma data reported below. The Pro-Forma Consolidated Financial Information does not represent prospective data, nor is it intended to provide a forecast of future data for the MPS Group, as it has been prepared solely to represent the potentially separable and objectively measurable effects of the Potential Acquisition (as defined below) on the reference dates, without considering any changes in management policies or operational decisions resulting from the Transaction (as defined below).

In accordance with Annex 20 of Commission Delegated Regulation (EU) 2019/980, supplemented by the guidelines on disclosure requirements under the Prospectus Regulation (32-382-1138) published by ESMA, and considering Consob Communication No. DEM/1052803 of 5 July 2001, the pro-forma data do not include either the costs or the synergies arising from the Potential Acquisition, as such effects depend on future actions and potential agreements that will only be finalized after completion of the Transaction.

The summary information provided below has been extracted from the Pro-Forma Consolidated Financial Information of the MPS Group, prepared on the basis of:

(i)	the consolidated financial statements of the MPS Group as of 31 December 2024, prepared in compliance with the IAS/IFRS accounting standards, approved by the Board of Directors of BMPS on 6 March 2025 and audited by PricewaterhouseCoopers S.p.A. (“PwC”), which issued its audit report without modifications on 24 March 2024 (the “2024 Consolidated Financial Statements”);

(ii)	the consolidated financial statements of the Mediobanca Group as of 30 June 2024, prepared in compliance with the IAS/IFRS international accounting standards, approved by the Board of Directors of Mediobanca on 19 September 2024 and audited by EY S.p.A., which issued its audit report without modifications on 25 September 2024;

(iii)	the condensed consolidated half-year financial statements of the Mediobanca Group as of 31 December 2024 and 31 December 2023, prepared in accordance with IAS/IFRS international accounting standards, in particular IAS 34 relating to interim financial statements, and approved by the Board of Directors of Mediobanca on 10 February 2025 and on 8 February 2024, respectively. The condensed consolidated half-year financial statements were subject to a limited review by the auditing firm EY S.p.A., which issued its review reports without modifications on 11 February 2025 and on 9 February 2024, respectively.

For a description of the methodological assumptions used for the preparation of the Pro-Forma Consolidated Financial Information of the Group, please refer to Paragraph 5.2.4 (Explanatory Notes for the Preparation of the Pro-Forma Consolidated Statements).

(millions of Euros)

Asset Items	MPS Group as of 31 December 2024	Mediobanca Group as of 31 December 2024	Pro-Forma BMPS- Mediobanca
10. Cash and cash equivalents	13,250	2,086	15,336

20. Financial assets at fair value through profit or loss	6,533	16,315	22,829
a) financial assets held for trading	6,077	14,638	20,696
b) designated financial assets at fair value	-	1,022	1,022
c) other financial assets compulsorily measured at fair value	456	655	1,111
30. Financial assets measured at fair value through other comprehensive income	2,337	6,636	8,964
40. Financial assets measured at amortised cost	90,526	66,810	157,332
a) loans to banks	3,366	5,574	8,936
b) loans to customers	87,160	61,236	148,396
50. Hedging derivatives	94	233	327
60. Value adjustment of financial assets subject to macro-hedging (+/-)	(412)	-	(412)
70. Equity investments	672	4,092	6,768
90. Tangible assets	2,109	578	2,687
100. Intangible assets	156	1,061	156
– of which: Goodwill	8	834	8
110. Tax assets	2,537	452	2,999
a) current	104	143	257
b) deferred	2,433	309	2,742
120. Non-current assets and groups of assets held for sale	1,129	-	1,129
130. Other assets	3,671	1,649	5,311
Goodwill from transaction	-	-	1,148
Total assets	122,602	99,912	224,574

(millions of Euros)

Liabilities and net equity items / values	MPS Group as of 31 December 2024	Mediobanca Group as of 31 December 2024	Pro-Forma BMPS- Mediobanca
10. Financial liabilities measured at amortised cost	102,751	71,607	174,326
a) amounts due to banks	9,811	11,596	21,403
b) amounts due to customers	82,632	33,428	116,060
c) outstanding bonds	10,308	26,583	36,863
20. Financial liabilities held for trading	2,606	9,095	11,701

30. Financial liabilities designated at fair value	120	4,719	4,839
40. Hedging derivatives	358	1,111	1,469
50. Value adjustment of financial liabilities subject to macro-hedging (+/-)	(1)	-	(1)
60. Tax liabilities	6	535	541
a) current	1	152	153
b) deferred	5	383	388
70. Liabilities associated with assets held for sale	977	-	977
80. Other liabilities	3,132	1,290	4,511
90. Employees’ severance indemnity	70	20	90
100. Provisions for risks and charges:	934	129	1,063
a) commitments and guarantees issued	150	22	172
b) retirement and similar obligations	3	1	4
c) other provisions for risks and charges	781	106	887
110. Insurance liabilities	-	85	85
a) insurance contracts issued which constitute liabilities	-	85	85
b) reinsurance transfers that constitute liabilities	-	-	-
Group Net Equity (1)	11,649	11,265	24,887
190. Third-party assets (+/-)	-	86	86
Total liabilities and net equity	122,602	99,912	224,574

(1)	The item “Group net equity” is a combination of the following items: “120. Valuation reserves”, “130. Redeemable shares”, “140. Equity instruments”, “150. Reserves”, “160. Share premium reserves”, “170. Capital”, “180. Treasury shares” and “200. Profit (Loss) for the period (+/-)”.

(millions of Euros)

Consolidated income statement	MPS Group year ended on 31 December 2024	Mediobanca Group 12- month period ended on 31 December 2024 (*)	Pro-Forma BMPS- Mediobanca
10. Interest receivable and similar income	4,678	4,032	8,709
of which interest receivable calculated using the effective interest method	3,845	3,328	7,173
20. Interest payable and similar charges	(2,357)	(2,154)	(4,510)
30. Interest margin	2,321	1,878	4,199
40. Commission income	1,688	1,138	2,791
50. Commission expense	(233)	(195)	(393)

60. Net commissions	1,455	943	2,398
70. Dividends and similar income	23	162	185
80. Net trading income	128	91	219
90. Net hedging income	(1)	11	10
100. Profits (losses) from sale or repurchase of:	(9)	18	9
a) financial assets measured at amortised cost	(8)	(8)	(16)
b) financial assets measured at fair value through other comprehensive income	-	27	27
(c) financial liabilities	(1)	(1)	(2)
110. Net result of other financial assets and liabilities measured at fair value through profit or loss	(10)	(70)	(80)
a) designated financial assets and liabilities at fair value	1	(89)	(88)
b) other financial assets compulsorily measured at fair value	(11)	19	8
120. Gross operating margin	3,907	3,033	6,940
130. Net value adjustments/write-backs for credit risk of:	(407)	(241)	(648)
a) financial assets measured at amortised cost	(406)	(243)	(649)
b) financial assets measured at fair value through other comprehensive income	(1)	2	1
140. Profits/losses from contractual changes without cancellations	(10)	-	(10)
150. Net financial result	3,490	2,792	6,282
160. Result of insurance services	-	21	21
a) insurance revenues deriving from insurance contracts issued	-	33	33
b) costs for insurance services deriving from insurance contracts issued	-	(12	(12)
c) insurance revenues deriving from reinsurance transfers	-	-	-
170. Balance of revenues and financial costs related to insurance management	-	-	-
a) net financial costs/revenues relating to insurance contracts issued	-	-	-
b) net financial revenues/costs relating to reinsurance transfers	-	-	-
180. Net result of financial and insurance operations	3,490	2,813	6,303
190. Administrative expenses:	(2,073)	(1,616)	(3,713)
a) personnel expenses	(1,248)	(846)	(2,094)
b) other administrative expenses	(825)	(770)	(1,619)

200. Net provisions for risks and charges:	(64)	(11)	(75)
a) commitments and guarantees issued	4	(2)	2
b) other net provisions	(68)	(9)	(77)
210. Net adjustments/write-backs on tangible assets	(101)	(76)	(177)
220. Net adjustments/ write-backs on intangible assets	(68)	(80)	(148)
230. Other operating income/expenses	231	220	451
240. Operating costs	(2,075)	(1,563)	(3,662)
250. Profits (Losses) on equity investments	74	522	596
260. Net result from fair value evaluation of tangible and intangible assets	(27)	-	(27)
270. Goodwill value adjustments	-	-	-
280. Profits (Losses) on disposal of investments	3	-	3
290. Profit (Loss) from current operations before tax	1,465	1,772	3,213
300. Income taxes on profit from continuing operations	508	(448)	46
310. Profit (Loss) from continuing operations net of taxes	1,973	1,324	3,259
320. Profit (Loss) from discontinued operations net of taxes	(22)	-	(22)
330. Operating Profit (Loss)	1,951	1,324	3,237
340. Operating Profit (Loss) pertaining to third parties	-	2	2
350. Parent Company Operating Profit (Loss)	1,951	1,322	3,235

(*) Consolidated income statement of the Mediobanca Group for the 12-month period ended on 31 December 2024, determined on the basis of the consolidated income statements resulting from the consolidated financial statements as of 30 June 2024 and the condensed half-year financial statements as of 31 December 2023 and 2024, as the closing date of the Mediobanca’s financial year is 30 June.

(millions of Euros)

Pro-Forma Indicators per share	Historical data of BMPS as of 31 December 2024	Historical data of Mediobanca		Pro-Forma data of BMPS- Mediobanca as of 31 December 2024
Net profit per share	1.549	1.540	(*)	1.018	(a)
Diluted net profit per share	1.549	1.528	(*)	1.018	(a)
Net Equity per share	9.247	13.665	(**)	7.836

(*) The data is extracted from the consolidated financial statements of Mediobanca Group as of 30 June 2024.

(**) The data is calculated based on the information in Mediobanca Group’s condensed consolidated half-year financial statements as of 31 December 2024.

(a) The pro-forma data of the net economic results per share include a non-recurring component (Euro 987.5 million referring to the revaluation of BMPS deferred tax assets as of 31 December 2024) and do not factor in the synergies that will derive from the Potential Acquisition, therefore proving to be not particularly significant.

DEFINITIONS

Below is a list of the definitions used within this Informational Document, in addition to those indicated in the text. These definitions, unless otherwise specified, have the meanings indicated below. It should be noted that, for the definitions listed below, whenever the context requires, the singular form includes the plural form and vice versa.

Participants	The holders of the Shares Subject to the Offer who are entitled to participate to the Offer and have validly tendered the Shares Subject to the Offer in accordance with the Offer Document.
Maximum Share Amount	The maximum 2,230,000,000 BMPS Shares, with regular dividend rights and having the same features as those outstanding at the issue date, which will be issued in the context of the Capital Increase Reserved to the Offer in exchange for the contribution in kind of the Shares Subject to the Offer tendered in acceptance of the Offer.
BMPS Extraordinary Shareholders’ Meeting	The shareholders’ meeting of the Bank convened on 17 April 2025 for the granting of the Delegation to the Board of Directors of BMPS for the execution of the Capital Increase Reserved to the Offer.
Capital Increase Reserved to the Offer	The paid share capital increase of BMPS reserved to the Offer, in divisible form and also in one or more tranches, to be paid-in through (and in exchange for) the contribution in kind of Mediobanca Shares (and any Additional Shares) tendered in acceptance of the Offer (or otherwise transferred to MPS in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable), therefore excluding the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code, which will be resolved by the Bank’s Board of Directors in exercising the Delegation, whether granted by the BMPS Extraordinary Shareholders’ Meeting on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code – to be executed through the issuance of a maximum of 2,230,000,000 BMPS Shares, to be paid-in through the contribution in kind of the Shares Subject to the Offer tendered in acceptance of the Offer.
Additional Shares	No. 16,178,862 shares that may be issued by Mediobanca to serve the Incentive Plans in favour of the beneficiaries of the Incentive Plans themselves prior to completion of the Offer, in the event that they are revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Incentive Plans.

BMPS Shares	The maximum of No. 2,230,000,000 newly issued ordinary shares of BMPS resulting from the Capital Increase Reserved to the Offer, without nominal value, with regular dividend rights, and having the same features as the ordinary BMPS Shares outstanding at the issue date, which will be listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A., offered in exchange to the Participants based on the Exchange Ratio.
Mediobanca Shares	The No. 833,279,689 ordinary shares, without nominal value and admitted to trading on Euronext Milan, representing, as of the date of the Information Document, the entirety of the share capital of Mediobanca.
Treasury Shares	The treasury shares of Mediobanca, which as of the Information Document Date amount to No. 18,820,138 treasury shares, equal to approximately 2.3% of the share capital of Mediobanca.
Shares Subject to the Offer	Each of the Mediobanca Shares (including the Treasury Shares) and the Additional Shares (in the event that they are issued), amounting to a total of No. 849,458,551 ordinary shares of Mediobanca, representing its entire share capital.
Bank or BMPS or Offeror	Banca Monte dei Paschi di Siena S.p.A., with registered office in Siena, Piazza Salimbeni No. 3, registration number at the Companies’ Register of Arezzo – Siena and Tax Code no. 00884060526.
European Central Bank or ECB	The European Central Bank, with headquarters in Frankfurt (Germany), Sonnemannstrasse No. 20.
Bank of Italy	The Bank of Italy, with headquarters in Rome, Via Nazionale No. 91.
Borsa Italiana	Borsa Italiana S.p.A., the company that organizes and manages the regulated market Euronext Milan, with registered office in Milan, Piazza degli Affari No. 6.
Italian Civil Code	The Italian Civil Code, approved by Royal Decree No. 262 of March 1942, as subsequently amended and supplemented.
Committee for Related Party Transactions or Committee	The Committee for Related Party Transactions of BMPS.
Offeror’s Communication	The notice by BMPS pursuant to Articles 102, paragraph 1, of the TUF, and 37, paragraph 1, of the Issuers’ Regulation, disseminated on the Announcement Date and published on BMPS’ website.

Conditions of Effectiveness	The conditions described in Section 1, Paragraph A.1 of this Information Document, upon whose fulfilment (or waiver by BMPS, of all or some of them, if provided) completion of the Offer is conditional.
Board of Directors	The Board of Directors of BMPS in office as of the date of this Information Document.
Consob	The National Commission for Listed Companies and the Stock Exchange, with headquarters in Rome, Via G.B. Martini No. 3.
Consideration	The unitary consideration that will be paid by BMPS to the Participants for each Mediobanca Share (and/or Additional Share) tendered in acceptance of the Offer, equal to the Exchange Ratio.
Full Cash Consideration	The cash consideration referred to in Article 50-ter of the Issuers’ Regulation, which will be offered by BMPS, as an alternative to the Consideration, in the event that, within the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, one or more shareholders of Mediobanca request, pursuant to Article 108, paragraph 5, of the TUF, the payment of a full cash consideration, which will be determined: (i) by valuing the BMPS Shares based on the weighted average of the official prices recorded in the five Open Market Days preceding the Consideration Payment Date, in the event that, within the Sell-Out pursuant to Article 108, paragraph 1, of the TUF or the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the purchase price of the Shares Subject to the Offer is equal to the Consideration pursuant to Article 108, paragraph 3, of the TUF and Article 50-ter of the Issuers’ Regulation; or (ii) in an amount equal to the monetary valuation made by Consob, in the event that, within the Sell-Out pursuant to Article 108, paragraph 1, of the TUF or the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, the purchase price of the Shares Subject to the Offer is determined by Consob pursuant to Article 108, paragraph 4, of the TUF and Articles 50 and 50-bis of the Issuers’ Regulation.
Information Document Date	2 April 2025, i.e., the date of publication of the Information Document.
Announcement Date	24 January 2025, the date on which the Offeror’s Communication was disseminated.

Payment Date	The date on which the Consideration will be paid to the Participants for each Share Subject to the Offer tendered in acceptance of the Offer and on which the transfer of the Shares Subject to the Offer to BMPS will take place, subject to the provisions relating to any Fractional Share and the corresponding payment of the Cash Amount of the Fractional Share.
Delegation	The delegation for the Capital Increase Reserved to the Offer that will be granted to the Board of Directors of BMPS by the Extraordinary Shareholders’ Meeting of BMPS on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code.
Delisting	The delisting of the Shares Subject to the Offer from trading on Euronext Milan.
Squeeze-Out	The right of BMPS to purchase the remaining Shares Subject to the Offer, pursuant to Article 111, paragraph 1, of the TUF, in the event that BMPS were to hold – as a result of acceptances of the Offer and/or purchases potentially made outside the Offer itself in accordance with applicable regulations, during the Acceptance Period, as possibly extended, and/or during any reopening of the terms, as well as during, and/or following, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF – a total participation of at least 95% of Mediobanca’s share capital.
Offer Document	The document prepared by BMPS pursuant to Articles 102 et seq. of the TUF, as well as the applicable provisions of the Issuers’ Regulation, in relation to the Offer, filed with Consob pursuant to Article 102, paragraph 3, of the TUF, for the purpose of obtaining Consob’s approval. This document will be made available to the public in accordance with the terms and methods provided by the current regulations, once Consob’s approval has been obtained.
Information Document	This information document prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation, in accordance with Schedule no. 3 of Annex 3B to the same Issuers’ Regulation.
Euronext Milan	The Italian regulated market named Euronext Milan, organized and managed by Borsa Italiana S.p.A.
Trading Day	Each day on which the Italian regulated markets are open according to the trading calendar established annually by Borsa Italiana S.p.A.

Mediobanca Group	The “Mediobanca Banking Group” registered in the Register of Banking Groups with the number 10631, headed by Mediobanca.
MPS Group	The “Monte dei Paschi di Siena Banking Group” registered in the Register of Banking Groups with the number 1030, headed by BMPS.
Mediobanca	MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, an Italian joint-stock company, with registered office in Milan, Piazzetta Enrico Cuccia, 1, Registration number at the Milan Companies’ Register of Milan and Tax Code No. 00714490158, listed in the Register of Banks held by the Bank of Italy under number 4753, mechanographic code 10631 and, as the parent company of the Mediobanca Banking Group, in the Register of Banking Groups under number 10631, and a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).
Sell-Out pursuant to Article 108, paragraph 1, of the TUF	The obligation of BMPS to purchase the remaining Shares Subject to the Offer from those who request it, pursuant to Article 108, paragraph 1, of the TUF, in the event that BMPS were to hold – as a result of acceptances of the Offer, and/or purchases potentially made outside the Offer itself in accordance with applicable regulations during the Acceptance Period, as possibly extended, and/or during any reopening of the terms, as well as during, and/or as a result of, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF – a total stake of at least 95% of Mediobanca’s share capital.
Sell-Out pursuant to Article 108, paragraph 2, of the TUF	The obligation of BMPS to purchase the remaining Shares Subject to the Offer from those who request it, pursuant to Article 108, paragraph 2, of the TUF, in the event that BMPS were to hold – as a result of acceptances of the Offer and/or purchases potentially made outside the Offer itself in accordance with applicable regulations during the Acceptance Period, as possibly extended, and/or during any reopening of the terms – a total stake exceeding 90% but less than 95% of Mediobanca’s share capital.
Offer or Transaction	The voluntary totalitarian public exchange offer concerning the Mediobanca Shares and any Additional Shares, promoted by BMPS pursuant to Articles 102 and 106, paragraph 4, of the TUF, as well as the applicable implementing provisions contained in the Issuers’ Regulation.

Fractional Share	The fractional share of decimal numbers resulting from the application of the Exchange Ratio to the Shares Subject to the Offer tendered in acceptance of the Offer by individual Participants.
Acceptance Period	The period for acceptance of the Offer, which will be agreed upon with Borsa Italiana and indicated in the Offer Document, as possibly extended in accordance with applicable regulations.
Incentive Plans

The following long-term share-based incentive plans – which may be served, in whole or in part, by newly issued Mediobanca shares – approved by Mediobanca and currently in place:

– 2015 Performance Shares Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2015 (and updated by the ordinary shareholders’ meeting on 28 October 2019);

– 2019-2023 Long Term Incentive Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2019;

– 2023-2026 Long Term Incentive Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023; and

– 2023-2026 Broad-based Share Ownership and Co- investment Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023.

Potential Acquisition	The acquisition of Mediobanca by BMPS in the event of the success of the Offer.
Joint Procedure	The joint procedure for (i) complying with the Sell-Out pursuant to Article 108, paragraph 1, of the TUF and (ii) exercising the Squeeze-Out, agreed upon with Consob and Borsa Italiana pursuant to Article 50-quinquies, paragraph 1, of the Issuers’ Regulation.
Exchange Ratio	The ratio of 2.300 BMPS Shares for each Share Subject to the Offer, as described in the Offeror’s Communication.
BMPS Regulation	The “Group Regulation on the management of prescriptive compliance with related parties, related subjects and Bank officers’ obligations” adopted by the Board of Directors of BMPS and in force as of the Information Document Date.
Issuers’ Regulation	The Regulation adopted by Consob by resolution No. 11971 of 14 May 1999 as subsequently amended and integrated.

RPT Regulation	The Regulation containing provisions on transactions with related parties adopted by Consob with resolution No. 17221 of 12 March 2010, as subsequently amended and supplemented.
TUB	The Legislative Decree No. 385 of 1 September 1993 as subsequently amended and supplemented.
TUF	The Legislative Decree No. 58 of 24 February 1998 as subsequently amended and supplemented.

1.	WARNINGS

To ensure a proper assessment of the Capital Increase Reserved to the Offer, subject to Delegation to the Board of Directors of BMPS, recipients of this Information Document are advised to carefully evaluate the risk factors or uncertainties associated with the Offer.

Below is a summary of the main risk factors and uncertainties related to the Offer that, as of the Information Document Date, are significant for the Bank and its business.

The risk factors or uncertainties outlined below should be read together with the other information included in the Information Document.

A.       Risks related to the Transaction

On 23 January 2025, the Board of Directors of BMPS (having obtained the favourable, reasoned and binding opinion of the Committee for Related Party Transactions, issued on the same date and made available by in the manner and within the timeframe prescribed by applicable laws), resolved to promote the Offer pursuant to Articles 102 and 106, paragraph 4, of the TUF, concerning all the ordinary shares issued by Mediobanca, including the Treasury Shares held by Mediobanca itself.

The Offer was announced to the market and to Consob on 24 January 2025 by means of the Offeror’s Communication and by means of a specific press release disseminated pursuant to Article 17 of Regulation (EU) No. 596/2014 (available on the Bank’s institutional website at the following link https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html).

Subject to the specifications below, as Consideration for the Offer, the Offeror’s Communication stipulates that BMPS will grant each Participant a consideration represented by 2.300 BMPS Shares for each Mediobanca share tendered in acceptance of the Offer.

The BMPS Shares offered as Consideration (equal to a maximum of 2,230,000,000 BMPS Shares, calculated using a highly conservative approach) will be issued as part of the Capital Increase Reserved to the Offer for a maximum total amount of Euro 13,194,910,000, plus any premium, which will be resolved by the Bank’s Board of Directors in execution of the Delegation, if granted, by the Extraordinary Shareholders’ Meeting.

It should be noted that, the Maximum Share Amount subject to the Delegation to the Board of Directors, may be reduced as a result of the distribution of the interim dividend (and the corresponding balance) and of the potential cancellation of Treasury Shares by Mediobanca and as a consequence of the allotment of Treasury Shares to the beneficiaries of the incentive plans, in lieu of the Additional Shares (without prejudice to the applicable legal and regulatory provisions governing the aforementioned plans), as specified below.

The objective of the Offer, in light of the rationale and future plans relating to the Bank, as further specified below, is to acquire the entire share capital of Mediobanca and achieve the Delisting of the Shares Subject to the Offer, fostering the objectives of integration, synergies’ creation, and growth between BMPS and Mediobanca. As of the Information Document Date, the Bank has not yet made any decisions regarding potential extraordinary transactions and/or corporate and business reorganization of the MPS Group following the merger with the Mediobanca Group as a result of completion of the Offer.

The nature of the Offer entails that investors must consider a range of risks associated with any forecasts concerning the Bank’s performance, in the context of its strategic objectives, of those of the Offer itself, and in the economic scenario when it was presented.

By way of example and not limited to, such risks include, as usual in operations of this kind:

-	any difficulties in the integration process between the Offeror and Mediobanca following completion of the Offer, including potential delays in the implementation of the activities relating to the integration, with negative impacts on the efficiency, reliability, continuity, and consistency of operational, administrative, and control functions;

-	the need to make significant unforeseen investments in equipment, information management, information technology (“IT”) systems, as well as IT services and other critical business infrastructures, as well as the management of unforeseen technological challenges related to the integration of the IT systems of the two companies;

-	the high workload required of BMPS and Mediobanca resources for the integration, which could impact the management’s ability to effectively handle the ordinary activities of the entity resulting from the completion of the Offer;

-	the ability to promptly respond to market changes and the business environment during and following the integration process between the Offeror and Mediobanca;

-	the effective management of the personnel’s adaptation process, including the need to ensure adequate time for the implementation of necessary organizational changes;

-	the ability to retain and manage the most experienced management and key figures within the entity resulting from the completion of the Offer; and

-	the ability to successfully manage and maintain business and contractual relationships with clients, suppliers, and business counterparts during the integration process.

Should BMPS fail to realize an effective integration, the forecasted synergies or other anticipated benefits following the Potential Acquisition of Mediobanca, or if the estimated costs for implementing the Transaction and integration measures prove significantly higher than forecasted, the objectives, benefits, and future results upon which the Offer is based may not be achieved.

The achievement of synergies from the acquisition is also subject to uncertainties, which can result from a deterioration of the macroeconomic context.

The existence of these risks largely stems from the fact that, as of the Information Document Date, BMPS has formulated its estimates on costs and synergies and its plans for the expansion of expected revenue sources based solely on publicly available data. If these estimates prove inaccurate or the anticipated synergies do not occur within the timeframe and to the extent expected by BMPS, the revenues and costs of the MPS Group may, in the future, differ from those estimated, potentially having negative impacts on the market value of BMPS Shares and the expected returns for investors.

A.1       Risks related to the information about Mediobanca contained in the Information Document

This Information Document contains information relating to the Mediobanca Group that has been exclusively extracted from publicly available data and information, mainly the audited consolidated financial statements as of 30 June 2024 and the condensed consolidated half-year financial statements as of 31 December 2024 and 31 December 2023, both subject to a limited review.

BMPS has not conducted any financial, legal, commercial, tax, industrial, or any other form of due diligence on Mediobanca prior to promoting the Offer, as typically occurs in public exchange offer transactions, and therefore, as of the Information Document Date, it is not possible to guarantee that the analysis of the publicly available information from Mediobanca has allowed for the identification or assessment of all potential issues or risks associated with its acquisition. In this regard, it is noted that: (i) BMPS – given the structure of the Transaction (i.e., acquisition through a public exchange offer) – does not benefit from any contractual warranty and indemnity commitments (e.g., representations and warranties and related seller indemnity obligations); and (ii) the pre-acquisition analysis activities conducted by BMPS on Mediobanca have been carried out solely based on public information.

For this reason, BMPS may not be aware of current, potential, contingent or past liabilities and/or any operational problems of the Mediobanca Group, thus exposing itself to the risk that there may be greater liabilities and/or lower asset values than those reported in the financial statements of the Mediobanca Group, with consequent negative effects, potentially significant, on the benefits expected from the Offer and the related acquisition.

Similarly, the Offeror may be required to manage issues related to legal, regulatory, tax, environmental, or operational matters of the Mediobanca Group that have not been publicly disclosed and may have to handle unforeseen claims or litigation against Mediobanca or its subsidiaries, which could be brought by any administrative and/or regulatory authority.

Upon the occurrence of such risks, the Company may incur additional (possibly substantial) costs and expenses, not foreseeable at the Information Document Date, which could limit or undermine the achievement of the expected profit expansion estimates following the Transaction and, ultimately, negatively impact the activities, the prospects and the economic, equity and financial condition of BMPS and of the MPS Group.

A.2       Risks related to completion of the acquisition of Mediobanca: non-fulfilment of the conditions of effectiveness of the Offer

As indicated in paragraph 1.5 of the Offeror’s Communication, the Offer shall be subject to the approval of the proposal of Delegation for the Capital Increase Reserved to the Offer by the BMPS shareholders’ meeting and of the Offer Document by Consob, upon completion of the relevant preliminary investigation within the terms set forth by Article 102, paragraph 4, of the TUF, as well as the occurrence of each of the following conditions of effectiveness (the “Conditions of Effectiveness” and, each, a “Condition of Effectiveness”):

(i)	the obtainment of the necessary authorizations as per the relevant sector regulations in relation to the Offer;

(ii)	the acquisition of control of Mediobanca by BMPS having obtained unconditional approval (i.e., without conditions, limitations, and prescriptions) from the competent antitrust authorities;

(iii)	the issuance of additional authorizations required for the Transaction without prescriptions, conditions, or limitations;

(iv)	no competent authority, including any court or tribunal, shall issue any resolution or measures which would preclude, restrict, or render more onerous the possibility for BMPS and/or Mediobanca to realise the Offer or its objectives;

(v)	between the date of the Offeror’s Communication and the Payment Date of the Consideration, no facts, events, or circumstances occurring that would prevent BMPS from carrying out with the Offer in accordance with the authorizations received in respect to the Offer and the provisions contained therein;

(vi)	the Offeror holding, upon completion of the Offer – as a result of acceptances to the Offer and/or purchases made outside of the Offer pursuant to applicable laws and regulations – a participation equal to at least 66.67% of the voting rights exercisable in Mediobanca’s shareholders’ meetings (the “Threshold Condition”);

(vii)	between the date of the Offeror’s Communication and the Payment Date of the Consideration, Mediobanca’s corporate bodies (and/or one of its directly or indirectly controlled or affiliated companies) not resolving upon, not carrying out, even if resolved upon prior to the date of the Offeror’s Communication, nor undertaking to carry out or otherwise causing the completion of (including through conditional agreements and/or partnerships with third parties) acts or transactions: (x) that may result in a significant change, even prospectively, in the capital, assets, economic, prudential, and/or financial situation and/or activities of Mediobanca (and/or one of its directly or indirectly controlled or affiliated companies) as represented in Mediobanca’s consolidated financial statements for the 2023/2024 financial year; (y) that restrict the free operation of branches, subsidiaries, and networks in the placement of products to customers (including through the renewal, extension – also due to lack of notice – or renegotiation of existing and/or expiring distribution agreements); or (z) that are in any case inconsistent with the Offer and the underlying business and commercial motivations, unless due to compliance with legal obligations and/or following a request from supervisory authorities, without prejudice to what is provided for by the condition under point (viii) below.

(viii)	between the date of the Offeror’s Communication and the Payment Date of the Consideration, Mediobanca and/or its directly or indirectly controlled subsidiaries and/or affiliated companies not resolving upon, and in any case nor carrying out, even if resolved before the date of the Offeror’s Communication, nor undertaking to carry out acts or transactions that may counteract the achievement of the Offer’s objectives pursuant to Article 104 of the TUF, even if such acts or transactions have been authorized by the shareholders’ meeting in ordinary or extraordinary session of Mediobanca or are decided and implemented independently by the shareholders’ meeting in ordinary or extraordinary session and/or by the management bodies of Mediobanca’s controlled subsidiaries and/or affiliated companies;

(ix)	by the Payment Date of the Consideration: (x) no extraordinary circumstances or events have occurred at the national and/or international level (a) that entail or may entail significant adverse changes in the political, health, financial, economic, currency, regulatory (including accounting and supervisory), or market situation or (b) that have or may have substantially adverse effects on the Offer and/or the financial, asset, economic, or income situation of Mediobanca (and/or its controlled and/or affiliated companies) as represented in Mediobanca’s consolidated financial statements for the 2023/2024 financial year and/or BMPS (and/or its controlled and/or affiliated companies); and/or (y) no facts or situations regarding Mediobanca (and/or its controlled and/or affiliated companies), not known to the market at the date of publication of the Offeror’s Communication, having emerged that have the effect of adversely altering the operations or the financial, asset, income, or operational situation of Mediobanca (and/or its controlled and/or affiliated companies) as represented in Mediobanca’s consolidated financial statements for the 2023/2024 financial year (the “MAE Condition”).

Notwithstanding the right of BMPS to modify and/or waive – in accordance with the provisions of Article 43, paragraph 1, of the Issuers’ Regulation – any or all of the Conditions of Effectiveness, if for any reason one or more of the above Conditions of Effectiveness does not occur within the respective term, or if it does not occur within the respective terms in the manner initially forecasted, or if it is not waived, in whole or in part, by BMPS within the same term, the Offer shall be deemed definitively and automatically ineffective and, consequently, could not be completed.

A.3       Risks related to completion of Offer

The entire acquisition process involves numerous risks inherent to the process itself, particularly in relation to the integration and coordination of the management and personnel, IT systems, structures and services of the two banking groups.

Following a technical evaluation of potential improvements to the information systems, the Offeror may plan to integrate Mediobanca’s IT systems into BMPS’ architectural model. The potential integration will involve the transfer of a significant volume of data, activities and processes, which could temporarily delay the migration process and lead to additional costs for the entity resulting from the Transaction, require additional resources from management and personnel and result in the loss of future business opportunities.

The MPS Group may also incur significant additional legal, accounting and administrative costs in connection with the implementation of these measures, some of which will be due regardless of whether full integration is achieved.

The success of the acquisition of Mediobanca will depend to a large extent on the effectiveness of the integration process implemented by BMPS. If this integration is not properly planned, programmed and executed correctly, errors or delays in the management of customer requests, loss of visibility over certain functions, planning and management errors for BMPS, as well as incorrect accounting records, with the consequent need for subsequent corrections and/or reconciliations, could occur, in addition to the risk of operational and reputational losses deriving from processes and technologies not functioning correctly.

Furthermore, if the acquisition is completed as envisaged in the Offer, the Offeror would experience an increase in its exposure to the risks associated with the Corporate & Investment Banking and Consumer Finance activities, where Mediobanca operates, and those associated with the insurance business, through the direct investment held by Mediobanca in Assicurazioni Generali S.p.A.

The occurrence of the events described above, which were not foreseeable at the Information Document Date, could result in the Offeror incurring unforeseen charges, which could be significant, with consequent negative effects on the BMPS Group’s economic, equity and financial situation.

A.4       Risks associated with the expansion of revenue sources and expected synergies

The Transaction will allow the Offeror (i) to significantly expand its revenue sources and (ii) to generate important revenue, cost and funding synergies.

(i)	Given the intrinsic nature of the Transaction, two companies with highly complementary businesses (BMPS focused on Retail and Commercial Banking, Mediobanca on Wealth Management, Corporate & Investment Banking and Consumer Finance) will be combined with the aim of creating a highly diversified and resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the potential to compete with the main Italian and European banks, through the full optimization of existing human capital.

(ii)	In terms of synergies, the Transaction will allow:

a.	a generation of revenue synergies for about Euro 0.3 billion per year, thanks to the expansion of the product and service offering for families and businesses, the development of an integrated offering to the respective customer bases and an increase in the penetration and expansion of the reference markets;

b.	a generation of cost synergies for about Euro 0.3 billion per year, in particular in terms of administrative expenses, and will allow for a targeted optimization of overlapping functions. This will be complemented by the savings deriving from the rationalization of the combined investment plan of the two banks, so as to avoid duplication of investments in the areas subject to the combination;

c.	the creation of funding synergies for approximately Euro 0.1 billion per year due to a more balanced funding mix, leveraging BMPS’ commercial funding capacity and optimizing the combined entity’s wholesale funding position;

d.	finally, the one-off costs of the integration process have been estimated at around Euro 0.6 billion before taxes, expensable in the first year after the closing of the Transaction.

The achievement of the objectives of the Transaction, and of the aforementioned cost and revenue synergies, will depend, however, on various factors, including BMPS’ ability to:

(i)	respond to market changes and the corporate environment during the integration process of operational and support functions;

(ii)	effectively manage the process of change and adaptation for the personnel, allocating sufficient time for the implementation of necessary changes; and

(iii)	successfully define and implement a new strategy and a new organizational and governance model for the entity resulting from the acquisition.

These forecasts are subject to risks that may impact the position of the Offeror, including potential inaccuracies and/or errors in the assessments made prior to the acquisition, which in turn may necessitate a revision of the estimated economic benefits or certain values such as the assets acquired within Mediobanca.

It should be noted that the cost and funding synergies expected, the expansion of revenue sources and the related synergies, and the benefits deriving from the complementarity of the BMPS and Mediobanca business models, as well as the strategic objectives of the Offer, will depend on the percentage of acceptance of the Offer. These, while remaining valid, could be subject to variations and delays, even significant ones, in their implementation, with negative effects on the achievement of the strategic objectives of the Offer.

Furthermore, events related to the corporate structure of Mediobanca, beyond the control of the Offeror, could potentially delay the achievement of the estimated synergies and negatively impact the results and performance of the MPS Group following the Transaction.

The occurrence of such events, which were not foreseeable at the Information Document Date, could result in the Offeror incurring unexpected charges, which could be significant, with consequent negative effects on the BMPS Group’s economic, equity and financial situation following the Transaction.

A.5       Risks related with the dilution of the Bank’s share capital

In the event that the Board of Directors fully exercises the Delegation, the Capital Increase Reserved to the Offer will cover the Maximum Share Amount and, therefore, a maximum of 2,230,000,000 BMPS ordinary shares to be issued and paid up through the contribution in kind to BMPS of the Mediobanca shares tendered in acceptance of the Offer.

Therefore, the Capital Increase Reserved to the Offer has a significant dilutive effect on the stakes held by the current shareholders of BMPS. This effect derives from the exclusion of the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code.

In particular, in the event of: (i) participation to the public exchange offer of all the Participants for all the relevant shares held, (ii) payment of the dividend proposed by BMPS equal to Euro 0.86 per share, (iii) review of the Incentive Plans to provide for their acceleration and issuance in favour of the beneficiaries of the Incentive Plans of all 16,178, 862 Additional Shares, and (iv) failure by Mediobanca to pay the interim dividend, the related balance and failure to cancel the Treasury Shares in the portfolio, the Capital Increase Reserved to the Offer will be fully subscribed (on a fully diluted basis) and BMPS will issue 2,230,000,000 new shares to be assigned in exchange to all Participants.

It should be noted that, the Maximum Share Amount has been increased from 1,916,543,285 (as reported in the Offeror’s Communication) to 2,230,000,000 also in order to ensure capacity for all possible aforementioned scenarios, according to a highly conservative approach. These shares will represent approximately 64% of BMPS’ share capital calculated on the basis of the number of BMPS shares issued on the Information Document Date.

Considering a potential BMPS shareholder who, prior to the Capital Increase Reserved to the Offer, holds a stake in the Bank’s share capital equal to 1% of the relative share capital, following completion of the Transaction and in the event that the Bank issues the entire Maximum Share Amount, estimated according to a highly conservative approach, this BMPS shareholder would hold a stake of 0.36% (with a dilution of approximately 64%). For more information, please refer to Paragraph 2.1.7.

In any case, it should be noted that, the percentage of dilution of the current shareholders in the BMPS share capital will depend on the outcome of the Offer, since the number of new BMPS Shares to be issued as part of the Capital Increase Reserved to the Offer will depend – in addition to any adjustments to the Offer consideration (as illustrated below) – on the number of Shares Subject to the Offer that will be tendered in the context of the public exchange offer itself by the Participants.

A.6       Risks related to the valuation methods used to determine the Consideration of the Offer

In accordance with the Offeror’s Communication, BMPS will offer to the participants to the Offer, for every 10 Mediobanca shares tendered in acceptance of the Offer, 23 newly issued ordinary shares of BMPS with the same features as those currently outstanding ordinary shares of BMPS as Consideration for the Mediobanca shares. This amounts to a ratio of 2.300 newly issued BMPS Shares for each Mediobanca share tendered in the Offer.

The Consideration was set by the board of directors of the Offeror on 31 January 2025, based on publicly available data. It should be noted that, the valuations conducted to determine the Consideration have highlighted the typical limitations and difficulties inherent in this type of analysis, particularly due to the fact that the Offeror did not have access to detailed forecast information and data that would have enabled the preparation of detailed financial valuations in relation to the Mediobanca shares. For the purposes of determining the Exchange Ratio, the Offeror used a valuation approach based on a comparative perspective, prioritizing the principle of relative homogeneity and comparability of the applied valuations.

As indicated in the Offeror’s Communication, the Offer’s Consideration may be subject to adjustments. In particular, it is provided, inter alia, that “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror were to pay a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders or, in any event, the coupon relating to dividends resolved but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the shares of MPS, the Consideration shall be adjusted to take account of the dividend distributed (or the related interim dividend) or the reserve distributed”. In addition, the Offeror’s Communication provides for further scenarios for the adjustment of the Consideration and, specifically, any transaction involving the share capital and/or on the Mediobanca shares, while in any case the Offeror retains the right to exercise (or to waive its right to exercise) the relevant Condition of Effectiveness, where applicable, in relation to such individual event.

Since the market prices of the ordinary shares of the Offeror and Mediobanca have been and are subject to volatility and fluctuations resulting from the general performance of the capital markets, there is a risk that, despite the Consideration remaining fair (according to the methods used for its determination), the number of shares issued as Consideration may not be adequate in relation to the fluctuations in the market prices of BMPS and/or Mediobanca shares. This could result in the value of the Consideration at the date of the completion of the Offer being either lower or higher than at the date when it was determined. It should be noted that market price variations can stem from a range of factors, including but not limited to future activities and prospects, market conditions, economic developments, geopolitical events, regulatory assessments, government actions, legal proceedings, and other similar occurrences, many of which are beyond BMPS’ control.

Based on the official price of BMPS Shares recorded at the close of 23 January 2025 (equal to Euro 6.953), the Consideration represents a monetary valuation of Euro 15.992 (rounded to the third decimal digit) for each Mediobanca Share and thus incorporates a premium of 5.03% compared to the official price of the Shares Subject to the Offer recorded at the close of 23 January 2025 (equal to Euro 15.227).

The valuation analyses conducted by BMPS as of 23 January 2025, for the purpose of determining the Consideration should be understood to be subject to the following main limitations:

•	BMPS used exclusively public data and information for its analyses;

•	BMPS did not perform any financial, legal, commercial, tax, business or any other due diligence activities on Mediobanca;

•	as at the reference date, an updated business plan for Mediobanca with a time horizon consistent with that of BMPS was not publicly available. Accordingly, where relevant for the purpose of the application of the valuation methods, the projections of future economic performance used for BMPS were inferred on the basis of the estimates of the 2024-28 Business Plan while, for Mediobanca, were derived on the basis of the estimates provided by research analysts;

•	the analyses conducted reflect the peculiarities of valuation methodologies, whose reliability is inherently limited by a number of factors.

A.7         Risks related to the inclusion of pro-forma financial information concerning the acquisition of Mediobanca

The Information Document includes the pro-forma consolidated balance sheet as of 31 December 2024 and the pro-forma consolidated income statement for the year ended 31 December 2024 and the related explanatory notes of the MPS Group (the “Pro-Forma Consolidated Financial Information”). The Pro-Forma Consolidated Financial Information, prepared in order to retroactively reflect the effects of the Potential Acquisition on the historical data of the MPS Group, represents a simulation provided exclusively for illustrative purposes and is not intended to represent the financial situation and economic performance of the MPS Group or to offer a representation of the balance sheet situation and prospective results.

The Pro-Forma Consolidated Financial Information has been prepared using accounting standards consistent with those used for the preparation of the consolidated financial statements of the MPS Group as of 31 December 2024. They aim to represent the hypothetical effects of the Potential Acquisition on the economic performance and financial position of the MPS Group, as if it had virtually taken place on 31 December 2024 for the effects on the pro-forma consolidated balance sheet and on 1 January 2024 for those on the pro-forma consolidated income statement.

The Pro-Forma Financial Information has not been prepared in accordance with the requirements of Regulation S-X of the U.S. Securities Act or any generally accepted accounting standards.

The Pro-Forma Consolidated Financial Information has been prepared to the best of BMPS’ knowledge, based solely on publicly available data, which has been processed and treated without the support or collaboration of Mediobanca; BMPS has relied solely on information and data published by the Mediobanca Group, which has not been verified by the Bank.

As a result, any pro-forma information provided in the Information Document is inherently of very limited value to investors.

The data on which the Pro-Forma Consolidated Financial Information is based has been extracted from the following sources:

•	consolidated financial statements as of 31 December 2024 of the MPS Group;

•	consolidated financial statements as of 30 June 2024 of the Mediobanca Group;

•	condensed consolidated half-year financial statements as of 31 December 2024 and 31 December 2023 of the Mediobanca Group.

In particular, it should be noted that, the consolidated financial statements of BMPS and Mediobanca have different financial year-end dates, respectively 31 December 2024 for the Bank and 30 June 2024 for Mediobanca, therefore it was necessary to reconstruct, on the basis of publicly available information, the economic accounting information of Mediobanca for the period of 12 months as of 31 December 2024 in order to align it with the closing date of BMPS.

The approach used in the processing of the above data was mainly hypothetical and entailed a simulation, provided for illustrative purposes only, of the possible effects that could result from the acquisition of Mediobanca. More specifically, a complete description of the assumptions made by BMPS in preparing the Pro- Forma Consolidated Financial Information is provided in Paragraph 5 (Pro-Forma Income Statement, Balance Sheet and Financial Data of BMPS) of the Information Document.

The pro-forma data have been prepared on the basis of the consolidated financial statements as of 31 December 2024 of the MPS Group prepared in accordance with IAS/IFRS, the consolidated financial statements as of 30 June 2024, the condensed half-year consolidated financial statements as of 31 December 2024 and 31 December 2023 of the Mediobanca Group, prepared in accordance with IAS/IFRS accounting standards, and applying the pro-forma adjustments determined by simulating the application of the provisions of IFRS 3 for business combination transactions.

The Pro-Forma Consolidated Financial Information and, in particular, the pro-forma adjustments relating to the aforementioned capital increase, and therefore relating to goodwill, have been determined based on the official closing price of BMPS shares on 23 January 2025 (Euro 6.953), i.e., the date corresponding to the last trading day prior to the date on which BMPS announced the Offer, assuming that Mediobanca shareholders fully accept the Offer. On the other hand, in accordance with IFRS 3, which governs the accounting treatment of business combinations (such as the acquisition), BMPS will have to recognize the BMPS Shares issued in execution of the capital increase reserved for the Offer at fair value, corresponding to the stock market price of BMPS shares on the trading date immediately preceding the settlement date of the Offer.

Therefore, the increase in BMPS’ net equity following the issuance of the new shares, and therefore the acquisition cost, will only be known on the day BMPS obtains control of Mediobanca. Likewise, the final value of the assets and liabilities that will be recognized in the consolidated financial statements of BMPS will be known only after BMPS has obtained control of Mediobanca, following the completion of the so-called purchase price allocation (“PPA”) required by IFRS 3.

In light of the above, the final value of the goodwill or gain from a bargain purchase will be known only after the completion of the PPA required under IFRS 3.

A correct interpretation of the information provided in the Pro-Forma Consolidated Financial Information requires that investors consider the following aspects: (i) since these are representations based on hypotheses and assumptions, if the Offer had actually been completed on the dates taken as a reference for the preparation of the Pro-Forma Consolidated Financial Information, the same results represented therein would not necessarily have been obtained; (ii) the Pro-Forma Consolidated Financial Information is not intended in any way to represent a forecast of future results and should therefore not be interpreted as such; (iii) the Pro-Forma Consolidated Financial Information does not reflect prospective data as it is prepared in such a way as to represent only those effects of the acquisition that are able to be isolated and objectively measurable, without taking into account the potential effects caused by changes in market conditions, management policies and operational decisions of BMPS resulting from the outcome of this transaction and, as such, the pro-forma data are not intended to represent a current or prospective financial position of the effects related to the acquisition; and (iv) in consideration of the different purposes of the Pro-Forma Consolidated Financial Information compared to the historical financial information of the MPS Group and the Mediobanca Group, the pro-forma consolidated balance sheet and the pro-forma consolidated income statement should be read and interpreted separately, without seeking accounting links between them.

In light of the above, investors should not rely solely on the Pro-Forma Consolidated Financial Information to make their investment decisions. On 2 April 2025, the auditing firm PwC issued its report concerning the examination of the Pro-Forma Consolidated Financial Information as of 31 December 2024. A copy of this report is attached to this Information Document as Annex B.

A.8       Risks related to forecasts and estimates

This Information Document includes provisional data based on information drawn from: (a) market forecasts/estimates and internal forecasts/estimates at BMPS; and (b) further assessments by BMPS regarding the possible synergies and integration costs associated with the potential merger between BMPS and Mediobanca.

It should be noted that, these forecasts and estimates should be evaluated with due caution, considering that a business plan for the entity resulting from the Transaction will only be approved after the completion of the Offer (according to a timeline yet to be defined). The forecasts and estimates relating to BMPS’ future standalone objectives for the period 2024-2028 (“Business Plan 2024-28”) are subject to a series of uncertainties and additional factors, many of which are beyond BMPS’ control, in addition to the complexities inherent in the implementation of the integration.

There are in fact several factors that could cause BMPS’ actual results and performance to differ significantly, both in its current configuration and in its possible post-Transaction configuration, from what is explicitly or implicitly stated in any forward-looking statement. These factors include macroeconomic and geopolitical developments, and the possible domino effects such developments may have on global and regional growth and development. At the time of the presentation of the 2024-28 Business Plan, the economic outlook was — and still is — uncertain.

BMPS shareholders must also consider that the uncertainties described above also apply to the forecasts and estimates relating to the revenue growth targets and synergies expected from the Offer, including any estimated results as a consequence of the Mediobanca Offer, which may occur only in part or may not occur at all.

In light of these uncertainties that characterize, moreover, any forecast data, shareholders are advised not to rely exclusively on the forecasts and estimates contained in this Information Document.

Finally, it should be noted that, some of the assumptions and/or initiatives underlying the forecasts and estimates could prove to be inaccurate and, consequently, not take place or take place to a different extent and at different times than expected. In addition, events that were unpredictable at the time the forecasts were made could occur, with potentially significant impacts. Given the uncertainty associated with the outcome of future events, in terms of both their actual occurrence and their timing and scope, there may be substantial differences between the projected and actual values.

A.9       Risks related to the non-comparability of future results after 31 December 2024

In the event of completion of the Potential Acquisition, the sources of income and the consolidation perimeter of the MPS Group will be expanded, leading to risks related to the interpretation and comparison of the Bank’s 2024 Consolidated Financial Statements with any future financial statements of the MPS Group.

It is appropriate for investors to consider the inevitable discontinuity and limitations on the comparability of the MPS Group’s annual and interim reports following the Potential Acquisition with the financial information of the MPS Group as of 31 December 2024.

A.10       Risk related to the national and international macroeconomic context

As of the Information Document Date, the national and international macroeconomic context is characterized by significant instability and uncertainty which, should these conditions deteriorate further, could have a significant negative impact on the financial situation and assets of BMPS and Mediobanca and compromise the success of the Transaction.

As of the Information Document Date, the national and international macroeconomic context is particularly characterized by certain critical profiles attributable to:

-	the return to protectionist trade policies by the United States, with consequent negative impacts on global growth in the medium term. The extension by the new U.S. administration of tariffs on imports (mainly from China) and the consequent response from the economies affected by the tariffs could result in a “trade war” with negative impact on international trade, jeopardizing the continuity of the global expansion cycle and the process of rebalancing international commodity prices, as well as fuelling currency market volatility;

-	the ongoing conflict between the Russian Federation and Ukraine and the considerable uncertainties about the evolution and effects following the adoption of economic sanctions applied against the Russian economy;

-	the impact on the macroeconomic context of the Israeli Palestinian conflict, which has led to a situation of regional political and economic instability with global consequences, influencing financial markets, commodity prices, and international trade relations.

It should also be noted that, the occurrence of the events described in this risk factor could result in the non- fulfilment of the MAE Condition and, if not waived by BMPS, the non-completion of the Offer.

A.11       Risks related to potential conflicts of interest arising from related party transactions

To the knowledge of BMPS, as of the Information Document Date, certain persons with shareholdings, over 3%, in Mediobanca also hold significant shareholdings (i.e., higher than 3%) in BMPS.

Notwithstanding the above, pursuant to the BMPS Regulation, considering that entities holding stakes exceeding 3% of the Bank’s share capital shall be considered “related parties” of BMPS, identified on a discretionary basis as holders of “a stake exceeding 3% of BMPS’ capital, represented by voting shares and who have reported such stake pursuant to Article 120 of the TUF” (Article 4.1.1 of the BMPS Regulations), the Capital Increase Reserved to the Offer qualifies as a related party transaction, since it is reserved for subscription to the Mediobanca shareholders (among whom are the aforementioned entities).

Related party transactions present typical risks associated with transactions between parties whose affiliation or proximity to the same decision-making centres could compromise the impartiality of corporate decisions and the exclusive pursuit of the interests of the companies involved in the Transaction with potential distortions in the resource allocation process, exposure to risks not adequately measured or managed, and potential damages to the companies and their respective stakeholders.

This being said, the procedure provided for in the RPT Regulation and the BMPS Regulation was duly carried out and concluded with the issue of a favourable opinion on the fairness and substantive and procedural correctness of the Offer and, in particular, of the Capital Increase Reserved to the Offer, issued by the BMPS Related-Party Transactions Committee, composed of independent directors.

For a complete disclosure of the activities carried out, please refer to the information document prepared pursuant to Article 5 of the RPT Regulation, published on the Bank’s institutional website https://www.gruppomps.it/en/.

A.12       Risks related to the corporate procedure applicable to the Capital Increase Reserved to the Offer

As provided for by the applicable provisions of the Italian Civil Code for the hypotheses of contributions in kind, the value of the shares of Mediobanca to be contributed to BMPS must be subject to a specific valuation by an independent expert. In this regard, with a view to the exercise of the Delegation, the Board of Directors of BMPS resolved, pursuant to Article 2440, paragraph 2, of the Italian Civil Code, to rely on the provisions of Article 2343-ter (also for the purposes of Articles 2343-quater and 2443, paragraph 4) of the Italian Civil Code for the purpose of the valuation of the Mediobanca shares subject to the contributions in kind.

These rules allow not to require a sworn appraisal of the assets transferred to be prepared by an expert, appointed by the Court in the district where the transferee company has its registered office, in the event that, pursuant to Article 2343-ter of the Italian Civil Code, “the value attributed, for the purposes of determining the share capital and any share premium, to the assets in kind [...] subject to transfer is equal to or lower [...] than the value resulting from a valuation referring to a date not more than six months prior to the contribution and in accordance with the generally recognised principles and criteria for the valuation of the assets to be contributed, provided that the valuation is made by an expert who is independent from the party making the contribution, from the company and from the shareholders who individually or jointly exercise control over the transferor or over the company itself, and is equipped with adequate and proven expertise”.

BMPS has therefore mandated KPMG Corporate Finance, a division of KPMG Advisory S.p.A., as an independent expert to conduct the valuation of the Shares Subject to the Offer. In this regard, KPMG Corporate Finance, a division of KPMG Advisory S.p.A., as an independent expert pursuant to Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code, issued its valuation report on the Shares Subject to the Offer on 14 March 2025. A copy of this report is attached to this Information Document as Annex C.

In this regard, it should be noted that:

(i)	the aforementioned Article 2443, paragraph 4, of the Italian Civil Code provides that, in cases where the opinion of an independent expert is used for the valuation referred to in Article 2343, first paragraph of the Italian Civil Code, one or more shareholders representing, and who represented as of the date of the board resolution for the capital increase (i.e., the date of exercise of the Delegation), at least one-twentieth of the share capital prior to the said increase, may request, within 30 days from the registration in the Companies’ Register of the board resolution for the Capital Increase Reserved to the Offer, that the directors initiate a new valuation of the contributed assets by means of a sworn report from an expert appointed by the competent Court (in this case, the Court of Siena);

(ii)	if, within 30 days from the registration in the Companies’ Register of Arezzo-Siena, no request has been made as per the previous point (i), the Board of Directors of BMPS, if the relevant conditions are met, will, on the Payment Date of the Consideration, file for registration in the Companies’ Register of Arezzo-Siena, together with the certification referred to in Article 2444 of the Italian Civil Code, the additional declaration provided for in Article 2343-quater, paragraph 3, letter d) of the Italian Civil Code, stating that no exceptional or new significant events have occurred after the date of the valuation prepared by the independent expert that affect the value attributed to the Shares Subject to the Offer for the purpose of the Capital Increase Reserved to the Offer;

(iii)	until the moment of registration in the Companies’ Register of Arezzo – Siena of all the declarations of the BMPS directors referred to in Article 2343-quater, paragraph 3, of the Italian Civil Code – including therefore the declaration referred to in the previous point (ii) – the BMPS Shares issued in execution of the Capital Increase Reserved to the Offer and allocated to the Offer participants as Consideration, will be unavailable, cannot be transferred, and must remain deposited at BMPS.

In light of the above, if (a) a qualified minority of shareholders exercises the right referred to in point (i) above; or (b) the Board of Directors of BMPS, at the time of registering the certification referred to in Article 2444 of the Italian Civil Code for the Capital Increase, deems that exceptional events or new significant circumstances have occurred that materially alter the value of the Shares Subject to the Offer in respect to what is represented in the opinion of the independent expert, the Board of Directors will be required to conduct a new valuation of the Shares Subject to the Offer and initiate the ordinary procedure for the valuation of contributions in kind. This would involve requesting the competent Court (i.e., the Court of Siena) to appoint an expert, who will prepare, in compliance with the applicable regulations, a sworn valuation report of the contributed assets.

The occurrence of these circumstances, and particularly the need to resort to the appointment of an expert by the competent Court, would create significant uncertainties regarding the timing of the appointment of the expert and the issuance of the expert’s valuation. This could potentially have a negative impact on the shareholders of Mediobanca accepting the Offer and the subscribers of the BMPS Shares in the context of the Offer.

For further information regarding the Capital Increase Reserved to the Offer, please refer to Section 2 of this Information Document.

A.13       Risks related to prominence statements

The Information Document contains prominence statements in relation to the MPS Group. These statements are made by the Bank based on its specific knowledge of the sector, available data, and its experience.

It is not possible to guarantee that such statements can be maintained or confirmed.

Furthermore, the characteristics of the business sector and the projected objectives may differ from those assumed in such statements due to known or unknown events, uncertainties, and other factors mentioned, among other things, in this Section.

A.14       Management of Fractional Share

Given that for each Mediobanca share tendered in acceptance of the Offer, 2.300 BMPS Shares will be attributed based on the Exchange Ratio, the result of applying the Exchange Ratio to the Shares Subject to the Offer tendered in acceptance of the Offer by a Participant may not be a whole number of BMPS Shares (i.e., where a Participant does not tender at least 10 Shares Subject to the Offer, or a number of Shares Subject to the Offer that is an whole multiple of 10).

Therefore, if the result of the application of the Exchange Ratio for the Mediobanca Shares tendered in acceptance of the Offer is not a whole number of newly issued BMPS Shares, it is expected that the intermediary in charge of coordinating the collection of acceptances of the Offer will aggregate the fractional shares of BMPS Shares pertaining to the Participants and will subsequently sale on Euronext Milan the whole amount of BMPS Shares resulting from such aggregation, for the purpose of the overall Transaction.

Further information on the treatment of the Fractional Shares will be provided in the Offer Document, which will be made available to the public following Consob’s approval, in the manner and within the terms provided by applicable laws and regulations.

A.15       Risks related with not achieving the Delisting

In the event of the Offer’s success, BMPS intends to proceed with the Delisting, i.e., the withdrawal of Mediobanca shares from listing on Euronext Milan.

Please note that, as indicated in Paragraph A.1 of this Information Document, the effectiveness of the Offer is subject, inter alia, to the Threshold Condition, i.e., BMPS reaching a shareholding of at least 66.67% of Mediobanca’s share capital upon completion of the Offer, without prejudice to BMPS’ right to modify and/or waive – in accordance with the provisions of Article 43, paragraph 1, of the Issuer’s Regulation – in whole or in part one or more of the Conditions of Effectiveness, as set forth in Paragraph A.2 of this Information Document.

Regardless of the potential Delisting of Mediobanca, BMPS does not exclude the option of evaluating in the future, at its discretion, the implementation of any other extraordinary transactions and/or corporate and business reorganizations that may be deemed appropriate, in line with the objectives and rationale of the Offer, also with a view to ensuring a better integration of the activities of the Bank and Mediobanca.

As of the Information Document Date, BMPS has not made any decision regarding any extraordinary transactions and/or corporate and business reorganization of the MPS Group following the combination with the Mediobanca Group, upon completion of the Offer.

2.	INFORMATION RELATED TO THE TRANSACTION

2.1	Description of the features, methods, terms, and conditions of the Transaction

The Transaction consists of the Offer announced by BMPS with the Offeror’s Communication on the Announcement Date (i.e., 24 January 2025), pursuant to Articles 102, first paragraph, of the TUF and 37 of the Issuers’ Regulation, and promoted through the filing with Consob of the Offer Document, as per the subsequent press release of 13 February 2025, pursuant to Article 37-ter, third paragraph, of the Issuers’ Regulation.

As Consideration for the Offer, the Offeror’s Communication provides that BMPS will grant to each Participant a unitary Consideration represented by 2.300 ordinary BMPS Shares for each Mediobanca share tendered in acceptance of the Offer. Therefore, for every ten (10) Shares Subject to the Offer, 23 (twenty-three) new BMPS Shares will be issued.

The BMPS Shares offered as Consideration will be issued in the context of the Capital Increase Reserved to the Offer, which will be resolved by the Board of Directors of BMPS in execution of the Delegation, whether granted by the Extraordinary Shareholders’ Meeting of BMPS to be held on 17 April 2025.

It is also expected that the Capital Increase Reserved to the Offer will be executed by 31 December 2025, subject to the approval of the Offer Document by Consob and the fulfilment (or waiver, where applicable) of the Conditions of Effectiveness.

In particular, the Capital Increase Reserved to the Offer will be executed by the previously mentioned deadline of 31 December 2025, on the Payment Date of the Consideration, and, if applicable, on the payment dates that may be determined in relation to the exercise of the Sell-Out and Squeeze-Out.

It should be noted that, in the event of (i) acceptance of the Offer by all Mediobanca shareholders targeted by the same Offer for all the Mediobanca Shares held, (ii) issuance in favour of the beneficiaries of the incentive plans of all 16,178,862 Additional Shares, and (iii) non-payment by Mediobanca of the interim dividend, the related balance, and non-cancellation of the Treasury Shares in the portfolio, the Capital Increase Reserved to the Offer will be fully subscribed (on a fully diluted basis), and BMPS will issue 2,230,000,000 new shares to be exchanged with all Participants to the Offer.

These shares will represent approximately 64% of BMPS’ share capital calculated based on the number of BMPS Shares issued as of Information Document Date.

2.1.1       Description of the company subject of the Transaction

The corporate name of the company subject of the Transaction is “MEDIOBANCA – Banca di Credito Finanziario Società per Azioni.”

Mediobanca is a joint-stock company under Italian law, with its registered office in Milan, Piazzetta Enrico Cuccia No. 1, tax code and registration number in the Milan Monza Brianza Lodi Companies’ Register No. 00714490158.

Mediobanca is also registered in the Register of Banks held by the Bank of Italy under number 4753, Mechanographic code No. 10631, and, as the parent company of the Mediobanca Group, with the Register of Banking Groups with the parent company mechanographic code number 10631. It is also a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

As of the Information Document Date, Mediobanca’s share capital amounts to Euro 444,680,575.00, fully subscribed and paid-in, divided into 833,279,689 ordinary shares without nominal value.

Mediobanca shares are admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana with ISIN code IT0000062957 and are dematerialized pursuant to Article 83-bis of the TUF.

As of 28 February 2025, Mediobanca holds 18,820,138 Treasury Shares, representing 2.3% of its share capital.

As of the Information Document Date, to the best of BMPS’ knowledge, Mediobanca did not issue shares other than ordinary shares, nor convertible bonds, nor is there any commitment for the issuance of convertible bonds.

As of the Information Document Date, based on the communications disclosed pursuant to Article 120 of the TUF and Part III, Title III, Chapter I, Section I of the Issuers’ Regulation, as published on the Consob website, the shareholders holding a stake in Mediobanca’s share capital or voting rights exceeding 3% of the ordinary share capital are indicated in the following table.

Declarant or Subject at the Top of the Ownership Chain	Direct Shareholder	% of Share Capital and Voting Rights of the Direct Shareholder
Francesco Gaetano Caltagirone	Fincal S.p.A.	1.880%
	Istituto Finanziario 2012 S.p.A.	3.203%
	Gamma S.r.l.	0.416%
	Total	5.499%
Delfin S.A.R.L.	Delfin S.A.R.L.	19.390%
Banca Mediolanum S.p.A.	Mediolanum Vita S.p.A.	0.741%
	Banca Mediolanum S.p.A.	2.602%
	Total	3.343%

The percentages listed in the table above, as published on Consob’s website and resulting from the communications made by the shareholders pursuant to Article 120 of the TUF, may not be updated and/or consistent with the data processed and published by other sources (including Mediobanca’s website), in cases where subsequent changes in the shareholding did not trigger any communication obligation under Article 120 of the TUF by the shareholders.

As of the Information Document Date, a consultation agreement is in force among certain Mediobanca shareholders, falling within the scope of Article 122, paragraph 5, letter a) of the TUF. The agreement does not appear to provide for any lock-up or voting commitments on the Mediobanca Shares contributed but regulates the modalities of meetings to share thoughts and considerations regarding the performance of the Mediobanca Group, in a context of equal information compared to the market. As of the Information Document Date, shareholders holding 98,937,468 Mediobanca shares, corresponding to 11.87% of the share capital (updated as of 24 February 2025), are part of the agreement.

2.1.2       Description of the terms and conditions of the Transaction

The Offer, as described in the previous Paragraph 2.1, is subject to the approval (i) of the proposal for the Delegation for the Capital Increase Reserved to the Offer by the Extraordinary Shareholders’ Meeting of BMPS

and (ii) of the Offer Document by Consob, upon completion of the related assessment in accordance with Article 102, paragraph 4, of the TUF, which can only occur after obtaining the Preliminary Authorizations (as defined below) and the approval of the Capital Increase Reserved to the Offer by the BMPS Board of Directors, in execution of the Delegation.

Furthermore, as already highlighted in Paragraph A.1 of this Information Document, the effectiveness of the Offer is subject to the fulfilment of each of the Conditions of Effectiveness, as will be further detailed in the Offer Document.

It should also be noted that, BMPS has submitted the following applications to the competent authorities to obtain the preliminary authorizations required by the applicable and sector-specific regulations, pursuant to Article 102, paragraph 4, of the TUF in relation to the Offer (the “Preliminary Authorizations”):

a)	an application to the European Central Bank and the Bank of Italy to obtain preliminary authorizations for the acquisition of a direct controlling shareholding in Mediobanca, as well as for the acquisition of an indirect controlling shareholding in Mediobanca Premier S.p.A. (“Premier”) and Compass Banca S.p.A. (“Compass”), pursuant to Articles 19 and 22 of the TUB;

b)	a preliminary communication was submitted to the Bank of Italy to obtain preliminary authorizations/clearance for the acquisition of an indirect controlling shareholding in Mediobanca SGR S.p.A., MBCredit Solutions S.p.A., MBFACTA S.p.A., SelmaBipiemme Leasing S.p.A., and Spafid S.p.A., as well as a qualified indirect shareholding in Generali Asset Management S.p.A. SGR and Generali Real Estate S.p.A. SGR, pursuant to, as applicable, Articles 19 and 22 of the TUB, as referred to in Article 110 of the TUB and Article 15 of the TUF;

c)	an application to the European Central Bank and the Bank of Italy for (a) prior assessment that the amendments to the by-laws of the Offeror, concurrent with and related to the Capital Increase Reserved to the Offer (and the related Delegation), do not conflict with the sound and prudent management of the Offeror, pursuant to Articles 56 and 61 of the TUB, (b) prior authorization for the inclusion of the new shares issued as part of the aforementioned Capital Increase Reserved to the Offer among the Offeror’s own funds as Common Equity Tier 1 instruments, pursuant to Articles 26 and 28 of Regulation (EU) 575/2013 of the European Parliament and of the Council of 26 June 2013, (c) authorization for the acquisition by the Offeror of direct and indirect shareholdings that, in aggregate, exceed 10% of the consolidated own funds of the Offeror’s banking group, pursuant to Articles 53 and 67 of the TUB, as implemented in Part Three, Chapter I, Section V, of the Bank of Italy Circular No. 285 of 17 December 2013, as subsequently amended and supplemented, (d) authorization for the acquisition of shareholdings entrusting control or significant influence in financial or instrumental companies headquartered in non- EU countries (other than the United States, Japan, Canada, and Switzerland);

d)	an application to IVASS for the authorization to acquire a qualified indirect interest in Assicurazioni Generali S.p.A., pursuant to Articles 68 et seq. of Legislative Decree No. 209 of 7 September 2005;

e)	all other applications to obtain the necessary prior authorisations pursuant to the sector regulations in relation to the Offer, including those requested from the competent foreign authorities; as well as the applications to the European Central Bank and the Bank of Italy for prior authorisation for the (indirect) acquisition of a shareholding resulting in the exercise of control or significant influence in financial, insurance or instrumental companies headquartered in a non-EU country.

It is also noted that BMPS has submitted the following additional filings for the authorizations required for the completion of the Transaction (the “Other Authorizations” and, together with the Preliminary Authorizations, the “Authorizations”). In particular:

(i)	an antitrust authorization application was submitted to the AGCM, pursuant to and for the purposes of Article 16 of Law No. 287 of 10 October 1990, as it constitutes a concentration transaction subject to the notification obligation under Article 16, paragraph 5, of Law No. 287/90;

(ii)	a notification was submitted to the Presidency of the Council of Ministers pursuant to and for the purposes of Article 2 of the Golden Power Decree;

(iii)	a notification was submitted to the European Commission pursuant to and for the purposes of Regulation (EU) 2022/2560 on foreign subsidies distorting the internal market; and

(iv)	the other applications for the authorisations required for the completion of the Offer.

For the sake of completeness, it should be noted that, on 20 March 2025, the European Commission issued its authorisation, without prescriptions, limitations or conditions, pursuant to Regulation (EU) 2022/2560 on foreign subsidies distorting the internal market.

2.1.3	Capital Increase Reserved to the Offer

As indicated above, the Offer Consideration consists of newly issued BMPS Shares pursuant to the Delegation, whether granted, in execution of the Capital Increase Reserved to the Offer.

The BMPS Shares will be issued only if all the Conditions of Effectiveness of the Offer are met or waived, in whole or in part, by BMPS.

As previously mentioned, BMPS has resolved, in accordance with Article 2440, paragraph 3, of the Italian Civil Code, to benefit from the provisions of Articles 2343-ter and 2343-quater of the Italian Civil Code for the valuation of the Shares Subject to the Offer, subject to contribution. This regulation allows, in particular, not to require the sworn evaluation report of the assets contributed by an expert appointed by the Court in the district where the transferee company is based (i.e., the Court of Siena), provided that the value attributed to the assets contributed in kind, for the purpose of determining the share capital and any premium, is equal to or less than the value resulting from an appraisal dated no more than six months before the contribution and in compliance with the principles and criteria generally recognized for the valuation of the assets contributed, provided that such appraisal is conducted by an expert who is independent from the party making the contribution, from the transferee company, and from the shareholders who individually or jointly exercise control over the transferor or over the company itself, and is equipped with adequate and proven expertise (for further details, see Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code.

The decision to use, in line with market practice in the case of public exchange offers, a valuation carried out by an independent expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, was also justified by the need to evaluate the contribution of a significant block of Mediobanca shares and not of individual listed securities.

BMPS has therefore mandated KPMG Corporate Finance, a division of KPMG Advisory S.p.A., pursuant to Articles 2440, paragraph 2, and 2343-ter, paragraph 2, letter b), of the Italian Civil Code, to prepare the valuation of the Shares Subject to the Offer.

On 14 March 2025, KPMG Corporate Finance, a division of KPMG Advisory S.p.A. issued its report on the valuation of Mediobanca’s shares, which was made available to the public according to the terms and procedures provided for by the laws and regulations in force, to increase the shareholders’ awareness (available on the Bank’s website, in the Corporate Governance – Shareholders’ Meetings and BoD section, at https://www.gruppomps.it/en/ as well as at the following link https://www.gruppomps.it/en/corporate- governance/voluntary-public-exchange-offer.html).

In the appraisal, KPMG Corporate Finance, a division of KPMG Advisory S.p.A., to which full reference is made, concluded that as of 14 March 2025, based on the financial position as of 31 December 2024, and on the elements and methods outlined in its document, the fair value of Mediobanca shares was not less than Euro 16.406 for each Mediobanca shares cum dividend, or equal to Euro 15.852 per each Mediobanca share, ex dividend. A copy of this report is attached to this Information Document as Annex C.

It should be noted that, Article 2443, paragraph 4, of the Italian Civil Code provides that, in cases where the transferee company has opted for the valuation of the contributed assets pursuant to the special provisions of Articles 2343-ter and 2343-quater of the Italian Civil Code, one or more shareholders representing, and who represented at the date of the board resolution for the capital increase, at least one-twentieth of the share capital prior to the increase, may request, within 30 days from the filing in the Companies’ Register of the board resolution for the capital increase, that, on the initiative of the directors and pursuant to and for the purposes of Article 2343 of the Italian Civil Code, a new valuation of the contributed assets be carried out through a sworn report by an expert appointed by the competent Court (i.e., the Court of Siena).

Furthermore, the aforementioned provisions of Articles 2343-ter and 2343-quater of the Italian Civil Code, applied together with the rules governing the capital increase delegated by the Shareholders’ Meeting to the Board of Directors (and, in particular, Article 2443, paragraph 4, first sentence, of the Italian Civil Code), provide that the Board of Directors of BMPS, pursuant to the combined provisions of Articles 2343-quater and 2440 of the Italian Civil Code, must issue, within 30 days from the execution of the contribution or, if later, from the date of filing in the Companies’ Register of Arezzo – Siena of the board resolution for the Capital Increase Reserved to the Offer, a declaration containing the information referred to in letters a), b), c), and e) of Article 2343-quater, paragraph 3, of the Italian Civil Code; namely: a) the description of the contributed assets (in this case, the Shares Subject to the Offer) for which the report referred to in Article 2343, paragraph 1, of the Italian Civil Code has not been prepared; b) the value attributed to these assets, the source of such valuation, and, if applicable, the valuation method; c) the declaration that this value is at least equal to that attributed to them for the purpose of determining the share capital and any premium; and e) the declaration of the adequacy of the expertise and independence requirements of the expert referred to in Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code.

Regarding the declaration containing the information referred to in the aforementioned letters a), b), c), and e) of Article 2343-quater, paragraph 3, of the Italian Civil Code, it is expected that this declaration will be issued by the Board of Directors of BMPS, which will resolve on the Capital Increase Reserved to the Offer and be included in the related board resolution that will be registered with the Companies Register of Arezzo – Siena.

As for letter d) of Article 2343-quater, paragraph 3, of the Italian Civil Code, Article 2443, paragraph 4, last sentence, of the Italian Civil Code provides that “the declaration that no exceptional or significant events have occurred that affect the valuation referred to in letter b)” will be filed by the directors of the transferee company with the Companies’ Register only after the 30-day period, described above, granted to the qualified minority of the transferee company to request a new valuation pursuant to Article 2343 of the Italian Civil Code, has elapsed.

Furthermore, it should be noted that, considering the provisions of Article 2343-quater, paragraph 4, of the Italian Civil Code, until the declaration by the directors of BMPS with the contents referred to in letter d) of that article is registered in the Companies Register of Arezzo-Siena, the BMPS Shares issued in execution of the Capital Increase Reserved to the Offer and that will be allocated to the Participants as the Offer Consideration will be unavailable (and therefore cannot be sold) and must remain deposited at BMPS.

It is also expected that, the registration of such a declaration by the BMPS directors with the competent Companies’ Register will occur in a timely manner prior to the Payment Date to allow the BMPS Shares, which will be assigned to the Participants as the Offer Consideration, to be freely available to them on the Payment Date itself.

Therefore, it should be noted that, if:

(i)	within 30 (thirty) days from the date of registration in the Companies’ Register of Arezzo – Siena of the board resolution for the Capital Increase Reserved to the Offer, a qualified minority exercises the rights provided for in Article 2443, paragraph 4, of the Italian Civil Code; or

(ii)	by the Payment Date, the BMPS Board of Directors determines that exceptional events or significant new facts have occurred that significantly alter the value of the contributed assets (i.e., the value attributed to the Shares Subject to the Offer for the purposes of the Capital Increase Reserved to the Offer) and therefore prevent the issuance of the aforementioned declaration under letter d);

the BMPS Board of Directors will have to conduct a new valuation of the contributions in kind (i.e., the Shares Subject to the Offer) pursuant to Article 2343 of the Italian Civil Code and thus initiate the ordinary valuation process for contributions in kind under Article 2343 of the Italian Civil Code. This will involve requesting the competent Court (i.e., the Court of Siena) to appoint an expert who will prepare, in compliance with the applicable regulations, a sworn valuation report of the contributed assets. Furthermore, pursuant to Article 2343 of the Italian Civil Code, if the verification process of the sworn report by the Board of Directors reveals that the value of the contributed assets is less by over than one fifth of the value for which the contribution was made, BMPS will have to apply the relevant provisions provided for in Article 2343 of the Italian Civil Code.

That being said, also in order to ensure that the KPMG’s report refers to a date no more than six months prior to the contribution, in compliance with Article 2343-ter, second paragraph, letter b), of the Italian Civil Code, it cannot be ruled out that, close in time to the execution of the Delegation, BMPS’ Board of Directors may request an update to the aforesaid report that reflects, in its assessment, updated information on Mediobanca and on the economic and market situation.

For the sake of completeness, it should be noted that, the above-described provisions will apply, mutatis mutandis, in the event that the conditions for the reopening the terms and/or for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, and/or for complying with the Joint Procedure, are met.

It should be noted that PwC, as the company entrusted with the statutory audit of BMPS’ accounts, has been appointed and will issue its fairness opinion on the issue price of the BMPS Shares to be offered in the Offer, pursuant to Article 2441, paragraph six, of the Italian Civil Code and Article 158 of the TUF. Therefore, on the occasion of exercising the Delegation for the Capital Increase Reserved to the Offer, PwC will issue the aforementioned fairness opinion on the issue price of the BMPS Shares to be offered in exchange as part of the Offer. Pursuant to Article 70, paragraph 7 of the Issuers’ Regulation, this opinion will be made available to the public within the terms and in the manner prescribed by law.

2.1.4	Offer Consideration

The Offeror’s Communication provides that BMPS shall offer to the participants to the voluntary exchange offer, for each 10 Mediobanca shares tendered in acceptance of the Offer, as Consideration, No. 23 newly issued BMPS ordinary shares having the same features as the currently outstanding BMPS ordinary shares: this is equivalent to a ratio of No. 2.300 newly issued BMPS ordinary shares for each Mediobanca share tendered in acceptance of the voluntary exchange offer, without prejudice to what is specified below, with reference to the treatment of Fractional Shares deriving from the exchange.

The aforementioned Exchange Ratio was determined by the Board of Directors of BMPS based on its own assessments and considerations, carried out with the advice and support of its financial advisors, and as indicated in the Offeror’s Communication, the Consideration has been determined on the assumption that, prior to the Payment Date of the Offer: (x) neither Mediobanca nor the Offeror will approve or carry out any ordinary

(including interim dividends) or extraordinary distributions of dividends drawn from profits and/or other reserves; and (y) Mediobanca will not approve or carry out any transaction involving its share capital and/or Mediobanca shares.

As indicated in the Offeror’s Communication, the Offer’s Consideration may be subject to adjustment. In particular, it is provided, inter alia, that “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror were to pay a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders or, in any event, the coupon relating to dividends resolved but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the shares of MPS, the Consideration shall be adjusted to take account of the dividend distributed (or the related interim dividend) or the reserve distributed”. In addition, the Offeror’s Communication provides for further scenarios for the adjustment of the Consideration and, specifically, any transaction involving the share capital and/or on the Mediobanca shares, while in any case the Offeror retains the right to exercise (or to waive its right to exercise) of the relevant Condition of Effectiveness, where applicable, in relation to such individual event.

In light of the above, it should be noted that, on 6 March 2025, the Board of Directors of BMPS resolved to propose to the ordinary Shareholders’ Meeting of the Bank the allocation of a total of Euro 1,083 million deriving from the net profit resulting from the draft financial statements as of 31 December 2024 (equal to Euro 1,923 million), to its Shareholders, as a dividend corresponding to Euro 0.86 per share. The dividend, subject to its approval by the shareholders’ meeting, will be paid on 21 May 2025, with an ex-dividend date on 19 May 2025 (record date being on 20 May 2025).

Furthermore, it should be noted that, on 10 February 2025, Mediobanca’s Board of Directors announced to the market – on the occasion of the approval of Mediobanca’s half-year report as of 31 December 2024 – the distribution of an interim dividend to its shareholders in May 2025 (and the corresponding balance in November 2025). In the event that the coupon of the aforesaid interim dividend (and the corresponding balance) is actually detached, or the interim dividend (and the corresponding balance) is paid before the Offer, the Offer’s Consideration will be consequently and consistently adjusted to take this circumstance into account.

Separately, and in any event, the Offer’s Consideration may be further adjusted upon the occurrence of the other events indicated in the Offeror’s Communication and mentioned above.

Any adjustment to the Consideration as a result of the foregoing will be disclosed in the manner and within the timeframes prescribed by the applicable law.

Finally, in the event that the Board of Directors of Mediobanca, in execution of the delegation granted by the extraordinary Shareholders’ Meeting of Mediobanca on 28 October 2024, proceeds – prior to the Payment Date of the Offer – with the cancellation of the Treasury Shares purchased in execution of the authorization from the same ordinary Shareholders’ Meeting of Mediobanca on 28 October 2024, and/or any transactions to reduce the number of outstanding Mediobanca shares and/or the payment of the interim dividend or the related balance thereof, and subject to adjustments and/or modifications relating to the content and/or structure of the Offer, it will not be necessary to issue the entire Maximum Share Amount.

2.1.5	Criteria Followed for Determining the Consideration

The Offeror’s Communication provides that BMPS shall offer to the participants to the voluntary exchange offer, for each 10 Mediobanca shares tendered in acceptance of the Offer, as Consideration, No. 23 newly issued BMPS ordinary shares having the same features as the currently outstanding BMPS ordinary shares: this is equivalent to a ratio of No. 2.300 newly issued BMPS ordinary shares for each Mediobanca share tendered in acceptance of the voluntary exchange offer, without prejudice to what is specified below, with reference to the treatment of Fractional Shares deriving from the exchange.

The aforementioned Exchange Ratio was determined by the Board of Directors of BMPS based on its own assessments and considerations, carried out with the advice and support of its financial advisors, and as indicated in the Offeror’s Communication, the Consideration has been determined on the assumption that, prior to the Payment Date of the Offer: (x) neither Mediobanca nor the Offeror will approve or carry out any ordinary (including interim dividends) or extraordinary distributions of dividends drawn from profits and/or other reserves; and (y) Mediobanca will not approve or carry out any transaction involving its share capital and/or Mediobanca shares.

Any adjustment to the Consideration as a result of the foregoing will be disclosed in the manner and within the timeframes prescribed by the applicable law.

For the purposes of the Offer, in light of the nature of the Consideration, represented by newly issued ordinary shares of the Offeror offered in exchange for ordinary shares of Mediobanca tendered in acceptance of the Offer, the Board of Directors of BMPS proceeded to carry out a valuation of the shares of Mediobanca and of BMPS, with a view to expressing an approximate estimate of their values, on the basis of publicly available data and information. The considerations and estimates made are therefore to be understood in general terms and with limited reference to the Offer. The valuation analyses performed by the Board of Directors in order to determine the Exchange Ratio were carried out from a comparative perspective and prioritising the principle of relative homogeneity and comparability of the valuation methodologies applied.

The valuation methodologies and the resulting economic values of the shares of Mediobanca and of BMPS were identified for the purpose of determining the number of BMPS Shares to be issued for the voluntary exchange offer, based on its outcome. Under no circumstances are such valuations to be considered as possible indications of market price or value, either current or prospective, in any context other than the one under consideration.

The evaluations conducted by the Board of Directors of BMPS refer to the economic and market conditions as of 23 January 2025, corresponding to the trading day prior to the date of the Announcement Date and to the patrimonial-economic and financial situation of BMPS and Mediobanca as reported in the consolidated interim financial statements as of 30 September 2024, in the consolidated financial statements as of 31 December 2023 for BMPS, in the consolidated financial statements as of 30 June 2024 for Mediobanca, and in the related press releases and presentations of the results to the financial community.

In particular, the BMPS Board of Directors decided to use, for the purpose of the determination of the Consideration:

-	the Stock Market Price Method;

-	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings; and

-	the target price methodology highlighted by research analysts.

The choice of the methodologies and the results of the valuation analyses carried out by BMPS as at the Reference Date for the purpose of determining the exchange ratio must be interpreted in light of the following main limitations and difficulties:

(i)	the Bank used exclusively public data and information for the purposes of its analyses;

(ii)	the Bank did not perform any financial, legal, commercial, tax, business or any other due diligence activities on Mediobanca;

(iii)	as at the reference date, an updated business plan for Mediobanca with a time horizon consistent with that of BMPS was not publicly available. Accordingly, where relevant to the application of the valuation methods, the projections of future economic performance used for BMPS were inferred on the basis of the estimates of the 2024-28 Business Plan while, for Mediobanca, were derived on the basis of the estimates provided by research analysts;

(iv)	the analyses conducted reflect the peculiarities of valuation methodologies, whose reliability is inherently limited by a number of factors.

The following is a summary description of each of the methodologies used to determine the Offer’s consideration:

(a)	Stock Market Price Method: the Stock Market Price Method uses market prices as the relevant information for estimating the economic value of companies, using for this purpose the stock market prices expressed in share prices recorded in intervals of time deemed significant and on the assumption that there is a correlation between the prices expressed by the market for the shares of the companies being valued and their economic value. The main characteristic of this methodology lies in the possibility of expressing in relative terms the relationship existing between the values of the companies in question as perceived by the market.

In this specific case, it was deemed appropriate to apply this methodology by adopting the following criteria: (a) use of the official prices of the Offeror’s and Mediobanca’s shares recorded on the Reference Date; (b) use of the weighted average official prices in connection with the volumes of BMPS’ and Mediobanca’s shares (the so- called Volume Weighted Average Price) with reference periods of 1 month, 2 months, 3 months, 6 months and 1 year prior to the Announcement Date (i.e., 24 January 2025).

The following table shows (i) the implied exchange rates and (ii) the premiums that the Consideration incorporates based on the BMPS and Mediobanca Weighted Average Prices recorded on the Reference Date and in the periods indicated below prior to the Reference Date (included).

	Weighted Average Price (Euro)
Reference Period	BMPS	Mediobanca	Implied Exchange Ratio (x)	Implied Premium vs. Market Prices
Values based on the prices as of 23 January 2025	6.953	15.227	2.190	5.03%
Values based on the weighted average prices over 1 month (including 23 January 2025)	6.954	14.795	2.127	8.11%
Values based on the weighted average prices over 2 months (including 23 January 2025)	6.547	14.363	2.194	4.84%
Values based on the weighted average prices over 3 months (including 23 January 2025)	6.099	14.508	2.379	(3.31)%
Values based on the weighted average prices over 6 months (including 23 January 2025)	5.567	14.703	2.641	(12.91)%
Values based on the weighted average prices over 12 months (including 23 January 2025)	4.724	13.928	2.948	(21.99)%

(b)	Market Multiples Method: according to the market multiples method, the value of a company is determined by taking as a reference the indications provided by the stock market with regard to companies with similar characteristics to the company being valued.

The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, asset and financial metrics of a selected sample of comparable companies. The multipliers thus determined are applied, with the appropriate additions and adjustments, to the corresponding magnitudes of the company being evaluated, in order to estimate a range of values. For the purposes of the Offer and on the basis of the characteristics typical to the banking sector and market practice, the Price/Projected Earnings multiple in 2025 and 2026 was selected (the multiples for the years following 2026 were deemed to be of limited significance, considering the lower reliability and greater variability that generally characterize consensus estimates for prospective years further out in time).

The degree of reliability of the market multiples method of valuation depends on an appropriate adaptation of the method itself to the specific valuation in question. In this regard, the similarity, from an operational and financial point of view, between the companies included in the reference sample and the companies subject to valuation is particularly relevant. The significance of the results is, in fact, dependent on the comparability of the sample. The securities of the selected companies shall also present a good degree of liquidity and shall not concern companies whose prices could be influenced by particular contingent situations.

It should be noted that, given the differences between the business models of BMPS and Mediobanca, a specific sample was used in order to better reflect the peculiarities of each company’s business. In particular, for the purpose of the evaluation of BMPS, Intesa Sanpaolo, UniCredit, Banco BPM, BPER, Credito Emiliano and Banca Popolare di Sondrio were taken into consideration, while for the purpose of the evaluation of Mediobanca, Intesa Sanpaolo, UniCredit, FinecoBank, Banca Generali and Banca Mediolanum were taken into consideration.

The market multiples were applied, for BMPS, to the 2025 and 2026 estimates derived from the 2024-28 Business Plan and, for Mediobanca, to the 2025 and 2026 consensus estimates from research analysts (as provided by the information provider FactSet as of the Reference Date).

The following table shows the Price/Projected Earnings multiples for 2025 and 2026 of the selected companies as of the Reference Date, based on the consensus estimates of research analysts for 2025 and 2026, as provided by the information provider FactSet as of the Reference Date. For illustrative purposes and completeness, the table also shows the multiples of Mediobanca based on the prices as of the Reference Date and on the implied valuation of the Consideration based on the BMPS price as of the Reference Date.1

	Projected Price/ Earnings
Comparable Companies	2025		2026
Intesa Sanpaolo	8.2	x	8.1	x
UniCredit	7.5	x	7.6	x
Banco BPM	8.4	x	8.6	x
BPER	7.2	x	7.1	x
Credito Emiliano	7.8	x	8.1	x
Banca Popolare di Sondrio	8.8	x	9.3	x
FinecoBank	18.6	x	17.8	x
Banca Generali	15.3	x	14.7	x
Banca Mediolanum	10.7	x	10.7	x
Mediobanca	9.6	x	9.2	x
Mediobanca at the Offer’s Consideration	10.0	x	9.7	x

1 The content of the above table does not imply any judgment by BMPS on any of the banking companies listed therein, except for Mediobanca, nor does it represent any opinion regarding investment or divestment evaluations related to any financial instrument or security.

For the purposes of the valuation analysis of Mediobanca, in light of the fact that a significant portion of Mediobanca’s profitability is generated by the qualified investment in Assicurazioni Generali S.p.A. (equal to 13.02% as of 30 June 2024), and considering that the latter company is listed, the market valuation has been used in this regard.

(c)	Research analysts’ target price method: the target price method determines the value of a company based on the target prices that financial analysts publish on the company. Target prices are indications of value that express an assumption about the price that a share can reach on the stock market and are derived from multiple valuation methodologies used at the discretion of the individual research analyst.

For the purpose of applying the target price methodology, the target prices of BMPS’ and Mediobanca’s ordinary shares as indicated by the research analysts relating to the companies, as available up to the Reference Date, and published following the release of BMPS’ and Mediobanca’s preliminary results as of 30 September 2024 (announced on 8 November 2024 and 12 November 2024, respectively) were used.

The valuation methodologies described above have been applied on an individual and business continuity basis for both the Bank and Mediobanca and also taking into account the specific features of the Offer.

In order to determine the exchange ratio, ranges of values were identified for each valuation method, i.e.: (i) for the market multiples method, a range of +/- 15% with respect to the average value and, for (ii) the target price method highlighted by research analysts, a minimum value calculated as the ratio between the minimum target prices of Mediobanca and BMPS and a maximum value calculated as the ratio between the maximum target prices of Mediobanca and BMPS.

On the basis of the analyses carried out according to the evaluation criteria described above, the following findings emerged.

Implied exchange ratio
Methodology	Minimum	Maximum
Stock Market Price Method
Spot	2.190x
1 month	2.127x
2 months	2.194x
3 months	2.379x
6 months	2.641x
12 months	2.948x
Market Multiples Method
P/E 2025	1.937x	2.621x
P/E 2026	1.880x	2.543x
Target price method highlighted by research analysts	2.046x	2.433x

Finally, it should be noted that, the Board of Directors of BMPS has mandated the firm appointed for the statutory audit of BMPS’ accounts, PwC, to prepare, on a voluntary basis and according to the criteria indicated in the ISAE “3000 revised” – limited assurance appointment, a report regarding the adequacy, in so far as is reasonable and nondiscretionary, of the criteria adopted by the same Board for determining the exchange ratio in the context of the voluntary exchange offer, in accordance with the national and international valuation practice and professional techniques applicable to transactions of this nature. Such report is attached to this Information Document as Annex A.

2.1.6	Funding methods for the Offer

In light of the nature of the Offer as a public exchange offer, the Consideration for the Offer consists of newly issued BMPS Shares.

BMPS has not taken on, and will not take on, any financing related to the payment of the Consideration for the Offer. Specifically, BMPS will meet the needs arising from the obligations to pay the Consideration for the Offer – calculated on the assumption of total acceptance of the Offer based on the maximum number of Shares Subject to the Offer – through the Capital Increase Reserved to the Offer.

If the completion of the Offer results in the legal conditions for the Sell-Out pursuant to Article 108, paragraph 2, of the TUF, and/or the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, and the Squeeze-Out, the remaining Mediobanca shareholders have the right, within the relevant procedure for complying with the Sell- Out pursuant to Article 108, paragraph 2, of the TUF, and/or the Joint Procedure, if applicable, to request payment of the Full Cash Consideration in place of the Consideration.

In this regard, to cover any financial needs arising from the obligations to pay the Full Cash Consideration in place of the Consideration, BMPS plans to use its own resources.

2.1.7	BMPS’ Shareholding Structure

As of the Information Document Date, based on the communications received pursuant to Article 120 of the TUF and other information available to BMPS, the shareholders holding more than 3% of the ordinary share capital or voting rights of BMPS are listed in the following table.

Declarant or Subject at the Top of the Ownership Chain	Direct Shareholder	% of Share Capital and Voting Rights of the Direct Shareholder
Delfin S.A.R.L.	Delfin S.A.R.L.	9.780%
Banco BPM S.p.A.	Banco BPM S.p.A.	5.003%
Anima Holding S.p.A.	Anima Holding S.p.A.	3.992%
Ministero dell’Economia e delle Finanze	Ministero dell’Economia e delle Finanze	11.731%
Caltagirone Francesco Gaetano	Ausonia S.r.l.	0.056%
	Esperia 15 S.r.l.	0.056%
	MK 87 S.r.l.	0.040%
	Istituto Finanziario 2012 S.p.A.	0.556%
	Gamma S.r.l.	0.992%
	Azufin S.p.A.	1.191%
	VM 2006 S.r.l.	1.746%
	Mantegna 87 S.r.l.	0.103%
	Calt 2004 S.r.l.	0.127%
	Finanziaria Italia 2005 S.r.l.	0.159%
	Total	5.026%

The percentages shown in the previous table, as published on the Consob website and derived from communications made by shareholders pursuant to Article 120 of the TUF, may not be up-to-date and/or consistent with the data processed and published by other sources (including the BMPS website), in cases where subsequent changes in shareholding did not trigger any communication obligation by the shareholders.

For illustrative purposes only, the following table shows the composition of BMPS’ shareholding structure in the event of the issuance of the entire Maximum Share Amount and therefore in an extremely prudent scenario and according to a highly conservative approach that factors in (i) BMPS’ proposed dividend distribution for the financial year as of 31 December 2024 recently approved by the Board of Directors of BMPS and not yet approved by the BMPS’ Shareholders’ Meeting, and (ii) the maximum number of 16,178,862 Additional Shares to serve the Incentive Plans (in the event that they are revised by the competent bodies of Mediobanca to provide for their acceleration, where provided for by the individual Plans, although some Plans provide for the possibility of using Mediobanca treasury shares in its portfolio, instead of the Additional Shares), without taking into account any further circumstances that could lead to a reduction in the number of BMPS shares to be issued to service the Offer (including, by way of example, any possible adjustments due to the ex-dividend date and/or the payment of the interim dividend pre-announced by Mediobanca on 10 February 2025, and/or the related balance and/or the possible cancellation of its treasury shares by Mediobanca).

Shareholder	Shareholding
Delfin S.a.r.l.	15.7%
Caltagirone Francesco Gaetano	5.3%
Ministero dell’Economia e delle Finanze	4.2%
Banca Mediolanum S.p.A.	2.1%
Banco BPM S.p.A.	1.8%
Anima Holding S.p.A.	1.4%
Other shareholders	69.5%
Total	100%

As of the Information Document Date, the Bank has issued only ordinary shares and has not issued any shares granting special voting rights or other rights different from those of ordinary shares.

As of the Information Document Date, to the best of BMPS’ knowledge, no entity exercises control over the Bank pursuant to Article 93 of the TUF, and there are no shareholders’ agreements concerning BMPS that are significant pursuant to Article 122 of the TUF.

2.2	Rationale and purpose of the Transaction

2.2.1	Rationale and purpose of the Transaction and BMPS’ management objectives

Without prejudice to BMPS’ decisions regarding the fulfilment (or non-fulfilment) of the Threshold Condition under the terms specified in the Offer Document, the objective of the Offer, in light of the motivations and future plans related to Mediobanca, as further specified below, is to acquire the entire share capital of Mediobanca and achieve the Delisting of the Shares Subject to the Offer, thereby promoting the objectives of integration, synergy creation, and growth between BMPS and Mediobanca.

Over the past three years, BMPS has consistently strengthened its fundamentals, consolidated the sustainability of its business model and improved its risk profile, thereby achieving solid profitability levels. Additionally, the MPS Group has managed to exceed most of the targets of the 2022-2026 business plan two years ahead of schedule and has achieved one of the strongest capital positions in Europe, laying a solid foundation to play an active role in the broader consolidation landscape of the Italian banking sector.

The aggregation between BMPS and Mediobanca, which will be carried out in compliance with the principles of sound and prudent management, operational continuity, and risk control, aims to create a New National Champion by combining two prominent names in the financial services market. The objective is to strengthen the sustainability of the business model, ensuring solid profitability levels in the medium-long term.

BMPS believes that the Offer represents an ideal opportunity for further development and growth for both institutions and allows for a significant creation of value for the shareholders of both companies and for all stakeholders.

The combination with Mediobanca, to the extent that it is completed, will create the third largest national banking operator in terms of total assets, loans to customers, direct deposits and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the ability to compete with the main Italian and European banking institutions, through the full optimisation of existing human capital.

In a market currently experiencing a phase of consolidation, BMPS intends to play an active role, and this potential combination represents a unique opportunity to strengthen its positioning in certain key areas and sectors, also to better seize future growth options. This will increase support for households and businesses, by strengthening overall support to the former, both in terms of financing needs and savings protection and management, and by supporting the latter to capture growth opportunities at domestic and international level. The resulting benefits will also be enjoyed by the territories and the entire Italian economy.

The new group will be able to count on Mediobanca’s distinctive expertise in the areas of Wealth Management, Corporate & Investment Banking and Consumer Finance and of BMPS’ in the Retail and Commercial Banking. Furthermore, the investment in Assicurazioni Generali S.p.A. will also positively contribute to the diversification of revenues of the new MPS Group and will be managed in the same way as the other lines of business, according to a careful discipline for capital optimisation and a strong risk-adjusted profitability approach.

The combination will also offer employees of each institution the opportunity to develop their careers in a larger organisation, enhancing their talent through opportunities for mutual enrichment and integration. At the same time, it will help attracting new high-profile resources, enhancing their skills and professionalism with the aim of consolidating a sustainable and competitive growth model.

Furthermore, the Transaction, in line with an underlying medium/long-term logic, will make it possible to consolidate the sustainability strategies of the two banks, leveraging their respective ESG capabilities to strengthen the positioning of the combined entity and promote its commitment to the communities and territories where it is rooted.

BMPS’ high standards of corporate governance will be maintained throughout the integration process and thereafter, ensuring transparency, accountability and a balanced approach that respects all stakeholders, thus contributing to the creation of a sustainable and competitive long-term model.

2.2.2	Programs developed by BMPS and business prospects related to the Potential Acquisition

Below are the future programs developed by BMPS concerning Mediobanca in the event of completion of the Offer and the achievement of the Potential Acquisition, specifically: (i) a description of the strategic and business objectives of Mediobanca within the MPS Group following completion of the Offer; (ii) a description of the synergies resulting from the strategic and business objectives of Mediobanca within the MPS Group following completion of the Offer.

A.	Strategic and business objectives of the integration of Mediobanca into the MPS Group

The acquisition of Mediobanca allows to accelerate the implementation of the strategic guidelines of BMPS’ 2024-28 Business Plan, which focuses on: (i) the growth of specialized activities generating high fees; (ii) the development of new service models for value-added activities; (iii) the expansion of financing solutions for households and the development of new services for SMEs; (iv) the renewal and optimization of distribution platforms; and (v) the adoption of a zero-based risk approach for more effective risk management.

BMPS and Mediobanca operate with specialized business models and present multiple complementarities that will allow the creation of a New National Champion with a distinctive and resilient business model, capable of meeting the needs of households and businesses. This new entity will be characterized by a wide range of banking products, a balanced funding mix, and a solid capital and liquidity position.

Specifically, for the various business lines covered by the two entities, the following strategic development guidelines are expected.

Retail Banking

The expertise gained by BMPS over the decades will enable the expansion of Mediobanca’s Retail business, particularly the customer bases of Compass and Premier, through the offering of BMPS’ core products such as accounts, credit cards, and mortgages.

Additionally, BMPS will be able to leverage its nationwide branch network, allowing Compass, Premier, and potentially all Mediobanca customers to benefit from its extensive presence to meet their financial needs.

Wealth & Asset Management

The Transaction will enable the creation of a leading player in Wealth Management, due to the combination of BMPS and Mediobanca’s expertise in Private Banking, with the contribution from certain companies and product companies, as well as in asset gathering, through the integration of over 1,200 financial advisors active in Banca Widiba and Premier, and about 500 bankers, allowing:

•	the strengthening of the distribution networks in the market, maintaining the current portfolio size and profitability standards, thanks to accelerated growth facilitated by the immediate achievement of a critical mass in the financial advisor networks;

•	the increased profitability and customer penetration, through the promotion of alternative products (e.g., investment funds, OEIC) and alignment with Mediobanca’s best practices also to BMPS’ clients.

Corporate & Investment Banking

The Transaction will enable BMPS’ balance sheet potential to be combined with Mediobanca’s Investment Banking activities and to activate an intensive development programme to support the growth of companies throughout Italy.

The complementarity between the customer segments served (SMEs and Large Corporates) and the range of products offered by BMPS and Mediobanca to corporate clients will enable the creation of a leading operator in Corporate & Investment Banking (CIB). This will result in a broad and comprehensive offering, covering all major products, including the commercial banking services strictly linked to financial advisory, the Capital Markets, the Structured Finance CIB, the access and execution in financial markets, and the specialty finance services such as factoring.

The combined entity will assume a leadership position in Equity Capital Markets and M&A, allowing the MPS Group to capture growth opportunities in the mid-market segment, where BMPS has a consolidated presence and is experiencing significant development, through:

•	the enhancement of the Mediobanca’s vertical expertise in the areas of M&A, Equity & Debt Capital Markets, improving penetration of the combined customer base through cross-selling and up-selling strategies;

•	the offering of Advisory services, particularly M&A, to medium and large corporate clients;

•	the strengthening of the offer of structured and specialty finance for the corporate sector, also supported by a more balanced funding mix, leveraging BMPS’ commercial funding capacity;

•	the access for the Premier clients to BMPS’ branch network across Italy.

Consumer Finance

The unique positioning of Compass in the consumer credit sector will benefit from a further boost through the enhancement of the existing partnership with BMPS and increased penetration in the retail customer base through:

•	the leverage of the consolidated expertise of both banks – specifically Mediobanca – in providing consumer credit solutions, expanding the range of available products and improving access to credit for a diversified clientele;

•	the optimization of products’ offering such as personal loans, financing solutions, and salary-backed loans, promoting an efficient and competitive service model that integrates the resources and distribution networks of both groups.

Insurance

Besides additional revenues in the core segments of both entities, BMPS will have the chance to expand its bancassurance offering through:

•	the introduction of Credit Protection Insurance (CPI) policies on newly issued personal loans, increasing penetration of Mediobanca’s customer base by capitalizing on BMPS’ existing offering;

•	the enhancement of customer penetration, by integrating banking products with existing insurance products in the portfolio.

B.	Synergies resulting from the strategic and business objectives of Mediobanca within the MPS Group following completion of the Offer

The combination is entirely consistent with BMPS’ strategic guidelines as defined in the 2024-28 business plan and will enable significant revenue growth and major cost and funding synergies, to be achieved by means of a smooth implementation process.

The total expected synergies from the Transaction, once fully operational, amount to approximately Euro 0.7 billion per year before taxes, divided into revenue synergies (Euro 0.3 billion), cost synergies (Euro 0.3 billion), and funding synergies (Euro 0.1 billion). The one-time integration costs necessary to achieve these synergies are estimated at around Euro 0.6 billion before taxes and will be accounted for in the first year.

In terms of revenues, the transaction will generate synergies of approximately Euro 0.3 billion per year, thanks to the expansion of the range of products and services for households and businesses, the development of an integrated offer to the respective customer bases, the strengthening of the capacities of the product factories and an increase in the penetration and expansion of the reference markets, according to the strategic and business objectives of the Transaction. In particular, a significant contribution is expected from the increased penetration of consumer credit and mortgage products, the integration of the investment value chain, the sharing of best practices in asset gathering, the provision of Advisory services to BMPS’ corporate customers and the strengthening of the offering to small business and SMEs, leveraging the joint network of the new entity.

The transaction will also generate significant cost synergies in terms of administrative expenses and will allow for the targeted optimisation of overlapping functions. In addition, savings will be derived from the rationalization of the combined investment plan of the two banks, thus avoiding duplication of investments in the areas subject to the combination.

The expected savings amount to approximately Euro 0.3 billion per year. By way of example, the levers include:

•	the centralisation of procurement from large suppliers and the extension of best practice in terms of cost governance;

•	the optimisation of IT investments and digital transformation for shared areas, for example for the BMPS’ consumer finance platform;

•	the optimisation of wealth management support activities for both Private Banking and Asset Gathering;

•	the combined development and optimisation of the platform for Corporate companies;

•	the optimisation of the duplications in central functions, both in operational and resource terms.

Furthermore, the combination will allow synergies in funding to be realized for approximately Euro 0.1 billion per year due to a more balanced funding mix, leveraging BMPS’ commercial funding capacity and optimizing the combined entity’s wholesale funding position.

The industrial project, characterized by the significant complementarity of the two business models (which significantly reduces the execution risk), will be carried out with a straightforward integration and one-off integration costs estimated at approximately Euro 0.6 billion before taxes, expensable in the first year.

The transaction also aims to accelerate the utilization of Deferred Tax Assets (“DTA”) held by BMPS, by leveraging a higher consolidated tax base and recording Euro 1.3 billion of DTA (currently off-balance sheet) on the balance sheet, bringing the total to Euro 2.9 billion. Over the next six years, the utilization of these DTA will generate a significant capital benefit (Euro 0.5 billion per year), in addition to the net result.

The combined group will be strengthened, with a diversified revenue stream and a strong resilience capable of successfully competing in different scenarios, while also enabling significant value creation for all shareholders, supported by higher profitability compared to the standalone businesses and able to generate a double-digit growth in earnings per share adjusted for the tax rate.

Shareholders will benefit from a dividend policy that is sustainable over time, with growth in the dividend per share, while confirming BMPS’ solid capital position (pro-forma Common Equity Tier 1 ratio of approximately 16% upon completion of the transaction).

It should be noted that, as of the Information Document Date, the Board of Directors of BMPS has not resolved any extraordinary transactions and/or corporate reorganizations following the successful outcome of the Offer.

In the event of completion of the Offer, and also following the Delisting of Mediobanca, BMPS does not rule out the possibility of evaluating the opportunity to carry out extraordinary transactions and/or corporate and business reorganizations in the future, in line with the objectives and motivations of the Transaction, which will be deemed appropriate to ensure the integration of BMPS and Mediobanca’s activities, balancing the interests of all stakeholders involved.

2.3	Relations with the company subject to the Transaction and with the parties from/to whom activities have been acquired/disposed or received as contribution

2.3.1	Relevant relations maintained by BMPS, directly or indirectly through subsidiaries, with the company subject to the Transaction

As of the Information Document Date, there are no significant relations or agreements between BMPS, directly or indirectly through subsidiaries, and the Mediobanca Group, besides the existing distribution agreement with Compass, BMPS’ partner in the consumer credit brokerage business.

2.3.2	Relevant relations and agreements between BMPS, its controlled companies, executives, and members of BMPS’ board of directors, and the parties from/to whom activities have been acquired/disposed or received as contribution

As of the Information Document Date, there are no significant relations or agreements between BMPS, its controlled companies, executives, members of its board of directors, and the shareholders of Mediobanca.

For the sake of clarity, it is noted that certain entities holding stakes greater than 3% in Mediobanca also hold significant stakes (i.e., greater than 3%) in BMPS. Furthermore, a BMPS’ representative, appointed as a non- independent director, is a close relative of a significant shareholder of Mediobanca.

2.4	Documents available to the public

The following documents are made available to the public at the registered office of Banca Monte dei Paschi di Siena S.p.A., on the company’s website (https://www.gruppomps.it/en/ section “Corporate Governance – Transactions with Related Parties”), and on the authorized storage mechanism “eMarketSTORAGE” at www.emarketstorage.com:

-	this Information Document;

-	the Explanatory Report of the Board of Directors of BMPS, pursuant to Article 2441, paragraph 4, of the Italian Civil Code and Article 70 of the Issuers’ Regulations;

-	the voluntary report by PwC regarding the criteria used by the Board of Directors of BMPS for determining the Exchange Ratio within the Offer;

-	the Expert’s Report, drafted pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code;

-	the Information Document pursuant to Article 5 of the Regulation on Related Party Transactions in relation to the Capital Increase Reserved to the Offer as a transaction with related parties.

3.	RELEVANT EFFECTS OF THE TRANSACTION

3.1	Any relevant effects of the Transaction on the key factors that influence and characterize BMPS’ activities, as well as on the nature of the business conducted by BMPS itself

The Bank believes that the Transaction will not have relevant effects on the key factors of BMPS’ activity and its business, considering that Mediobanca carries out complementary activities in similar and related sectors and areas.

Following the Transaction, the Bank will enhance its product and service offerings for households and businesses, developing an integrated offering for their respective customer bases, increasing market penetration, and expanding target markets. The aggregation between BMPS and Mediobanca, which will be carried out in compliance with the principles of sound and prudent management, operational continuity, and risk oversight, aims to create a New National Champion by combining two prominent brands in the financial services market, with the objective of strengthening the sustainability of the business model, ensuring solid profitability levels in the medium-long term. For further information in this regard, please refer to Paragraph 2.2.

Additionally, for more information on the financial, economic, and capital effects, please refer to the subsequent Paragraphs 4 and 5.

3.2	Consequences of the Transaction on the strategic programs concerning commercial, financial, and centralized service relations between the companies of the MPS Group

No significant consequences are expected on the strategic lines relating to commercial and financial relations and centralised services between the companies of the MPS Group.

4.	CONSOLIDATED INCOME STATEMENT, BALANCE SHEET AND FINANCIAL DATA RELATING TO THE MEDIOBANCA GROUP

4.1	Income statement, balance sheet, and financial data relating to the Mediobanca Group

4.1.1	Comparative table of reclassified balance sheets and income statements for the last two financial years of the Mediobanca Group

Below are the reclassified consolidated balance sheet and income statement of the Mediobanca Group for the financial years as of 30 June 2024 and 30 June 2023.

Reclassified consolidated balance sheet as of 30.06.2024 and 30.06.2023

Reclassified consolidated Balance Sheet			in millions of Euros
			Variations
Assets	30 06 2024	30 06 2023	ass.	%
Financial assets held for trading	15,409.5	9,546.2	5,863.3	61.4%
Treasury investments and cash	11,102.6	10,378.5	724.1	7.0%
Debt securities in the banking book	11,340.7	10,471.3	869.4	8.3%
Loans to customers	52,447.4	52,549.2	(101.8)	-0.2%
Investment securities	4,702.7	4,367.7	335.0	7.7%
Tangible and intangible assets	1,595.0	1,327.6	267.4	20.1%
Other assets	2,628.4	2,983.3	(354.9)	-11.9%
Total Assets	99,226.3	91,623.8	7,602.5	8.3%

			Variations
Liabilities	30 06 2024	30 06 2023	ass.	%
Collection	63,669.9	60,506.2	3,163.7	5.2%
Treasury collection	10,584.1	5,470.0	5,114.1	93.5%
Financial liabilities held for trading	9,504.7	9,436.7	68.0	0.7%
Other liabilities	4,066.3	4,598.7	(532.4)	-11.6%
Funds from liabilities	158.1	182.6	(24.5)	-13.4%
Own funds	9,883.7	10,299.5	(415.8)	-4.0%
Third party assets	86.1	104.1	(18.0)	-17.3%
Operating result	1,273.4	1,026.0	247.4	24.1%
Total Liabilities and Net Equity	99,226.3	91,623.8	7,602.5	8.3%

Below are some explanatory notes to the reclassified consolidated balance sheet items as of 30 June 2024, of the Mediobanca Group, extracted from the consolidated financial statements of the Mediobanca Group as of 30 June 2024.

The Group’s total assets increased from Euro 91.6 billion to Euro 99.2 billion, largely due to increased treasury activities matched by short-term liabilities. The main balance sheet items show the following trend:

Net treasury investments, equal to the imbalance of the financial assets held for trading and Treasury investment and cash and Treasury collection and Financial liabilities held for trading, increased from Euro 5 billion to Euro 6.4 billion, due to greater investments in shares and bonds (as of 30 June 2024 equal to Euro 3.9 billion and Euro 3.5 billion, respectively) aimed at seizing market opportunities and improving results, supported by repurchase agreement and secured financing transactions (an increase of Euro 6.3 billion). Cash and cash equivalents deposited with the European Central Bank decreased from Euro 3.5 billion to Euro 2.6 billion.

Debt securities in the banking book amounted to Euro 11.3 billion (+8.3% compared to 30 June 2023), of which Euro 6.6 billion classified in the Hold to Collect & Sell (HTC&S) portfolio and Euro 4.6 billion in the Hold to Collect (HTC) portfolio, 78% of which are government bonds (Euro 8.9 billion), of which Euro 5.4 billion are Italian government bonds; the favourable market trend improves the valuation reserve from Euro - 73.2 million to Euro -9.2 million, reducing the unrecognised capital losses of HTC securities from Euro 85.4 million to Euro 44.2 million.

Loans to customers amount to Euro 52.4 billion, virtually unchanged compared to 30 June 2023, with growth in Consumer Finance (+5.1%, from Euro 14.5 billion to Euro 15.2 billion) – mainly driven by personal loans – which offset the decline in Corporate and Investment Banking (-3.2%, from Euro 19.6 billion to Euro 19 billion) which continues to suffer from weak demand in the Large Corporate segment (-4.3%, from Euro 16.7 billion to Euro 16 billion) despite the resilience of Factoring Services which stands at Euro 2.9 billion (+3.1% compared to June 2023). In the Wealth Management sector, the relevant figure recorded is Euro 16.8 billion, substantially unchanged compared to 30 June 2023.

Gross non-performing assets amount to Euro 1,336.7 million, showing a substantially stable trend compared to the previous year, accounting for 2.5% of total loans and with a hedging equal to 69%.

Investment securities increased from Euro 4.4 billion to Euro 4.7 billion, of which Euro 3.8 billion related to equity investments valued using the equity method, Euro 0.3 billion to investments in funds and Euro 0.6 billion to equity securities (including participatory instruments).

Funding as of 30 June 2024 amounted to Euro 63.7 billion, an increase of Euro 3.2 billion compared to last year, due to: (i) an increase in paper-based collection of Euro 5.3 billion as a result of new issuances of Euro 8.2 billion and repayments of Euro 2.9 billion, (ii) a reduction of Euro 4.3 billion in the T-LTRO quota (which went from Euro 5.6 billion to Euro 1.3 billion), and finally (iii) an increased in interbank funding of Euro 2.4 billion due to the inclusion of some non-recurring transactions.

Own funds amount to Euro 11.2 billion (Euro 11.3 billion as of 30 June 2023): the result for the year (Euro 1,273.4 million) is largely absorbed by the payment of dividends (of which the 2023 portion is equal to Euro 713.4 million and the 2024 interim dividend is equal to Euro 421.2 million); the decrease of Euro 158.7 million in the cash flow hedge valuation reserve is partially balanced by the increase (equal to Euro 40 million) of the reserve on financial assets with impact on overall profitability.

Reclassified consolidated income statement as of 30.06.2024 and 30.06.2023

Reclassified consolidated income statement based on management criteria
			Variations
	30 06 2024	30 06 2023	ass.	%
Interest margin	1,984.8	1,801.0	183.8	10.2%
Treasury income	172.2	205.7	(33.5)	-16.3%
Commissions and other net income/charges	939.4	842.8	96.6	11.5%
Equity method valuation	510.4	453.9	56.5	12.4%
Gross operating margin	3,606.8	3,303.4	303.4	9.2%
Personnel costs	(804.5)	(728.3)	(76.2)	10.5%
Administrative expenses:	(737.7)	(684.8)	(52.9)	7.7%
Structure costs	(1,542.2)	(1,413.1)	(129.1)	9.1%
Net value adjustments/write-backs on loans to customers	(252.1)	(270.1)	18.0	-6.7%
Net value adjustments/write-backs on other financial assets	13.9	(7.3)	21.2	n.s.

Other profit/losses	(90.2)	(185.8)	95.6	-51.5%
Gross result	1,736.2	1,427.1	309.1	21.7%
Income taxes	(436.7)	(394.4)	(42.3)	10.7%
Result pertaining to third parties	(26.1)	(6.7)	(19.4)	n.s.
Net profit	1,273.4	1,026.0	247.4	24.1%

Below are some explanatory notes to the reclassified consolidated income statement items as of 30 June 2024 of Mediobanca Group, extracted from the consolidated financial statements of the Mediobanca Group as of 30 June 2024.

The interest margin, equal to Euro 1,984.8 million, increased by 10.2% compared to the previous year, mainly due to the dynamics of Wealth Management.

Treasury income amount to Euro 172.2 million, down by 16.3% compared to last year.

Net commissions amounted to Euro 939.4 million (+11.5% compared to 30 June 2023) and mainly consisted of the following lines of business: Wealth Management amounted to Euro 489.4 million (+8.9% compared to last year), Corporate and Investment Banking amounted to Euro 360.6 million (+24.6% compared to 30 June 2023) and finally Consumer amounted to Euro 145.1 million (+5.7% compared to 30 June 2023).

Insurance valuations and other investments in accordance with the equity method are up 12.4% compared to the previous year due to the positive performance of Assicurazioni Generali (up from Euro 442.8 million to Euro 503 million).

Structure costs amounted to Euro 1,542.2 million (+9.1% compared to last year) with labour costs accounting for Euro 804.5 million (+10.5% compared to 30 June 2023) and administrative expenses for Euro 737.7 million (+7.7% compared to the previous year). The growth in the workforce (+216 resources) and the effects of contract renewals are reflected in the higher fixed component of remuneration, to which the variable portion is added. The trend in administrative costs remains linked to IT expenditure (+8.7%, from Euro 276 million to Euro 309 million). Marketing expenses also increased (+8%), as did travel and entertainment expenses.

Value adjustments on loans amounted to Euro 252.1 million (Euro 270.1 million recorded as of 30 June 2023), equal to a cost of risk of 48 bps, down by 4 bps compared to last year.

Value adjustments on other financial assets were positive for Euro 13.9 million (negative for Euro 7.3 million as of 30 June 2023) mainly due to write-backs of investment funds in the banking book portfolio.

Other profits/(losses) equal to Euro -90.2 million (Euro -185.8 million as of 30 June 2023) of which: (i) Euro 50.7 million for contributions to resolution funds, of which Euro 48.1 million for the Interbank Fund (Deposit Guarantee Schemes) and Euro 2.6 million for the Single Resolution Fund; (ii) Euro 31.7 million for the adaptation of the RAM brand; (iii) Euro 6.8 million of additional amortisation following the life recalculation of a large part of the IT software programs, and finally (iv) Euro 1 million relating to the Messier & Associés brand.

In light of these dynamics, the 2024 financial year closes with a net profit of Euro 1,273.4 million, with an increase of 24.1% compared to Euro 1,026.0 million recorded as of 30 June 2023.

4.1.2	Comparative table of reclassified balance sheets and income statements for the first half of the current financial year of the Mediobanca Group

Below are the reclassified consolidated balance sheet and income statement of the Mediobanca Group as of 31 December 2024, compared with the data as of 30 June 2024 as regards the balance sheet, and the data as of 31 December 2023 as regards the income statement.

Reclassified consolidated balance sheet as of 31.12.2024 and 30.06.2024

Reclassified consolidated balance sheet
			Variations 30 06 24
Assets	31 12 2024	30 06 2024	ass.	%
Financial assets held for trading	15,171.8	15,409.5	(237.7)	-1.5%
Treasury investment and cash	10,386.4	11,102.6	(716.2)	-6.5%
Debt securities in the banking book	12,063.4	11,340.7	722.7	6.4%
Loans to customers	53,858.5	52,447.4	1,411.1	2.7%
Investment securities	4,991.7	4,702.7	289.0	6.1%
Tangible and intangible assets	1,639.2	1,595.0	44.2	2.8%
Other assets	1,800.7	2,628.4	(827.7)	-31.5%
Total Assets	99,911.7	99,226.3	685.4	0.7%

			Variations 30 06 24
Liabilities	31 12 2024	30 06 2024	ass.	%
Collection	64,210.7	63,669.9	540.8	0.8%
Treasury collection	11,840.5	10,584.1	1,256.4	11.9%
Financial liabilities held for trading	9,095.4	9,504.7	(409.3)	-4.3%
Other liabilities	3,295.1	4,066.3	(771.2)	-19.0%
Funds from liabilities	148.8	158.1	(9.3)	-5.9%
Own funds	10,575.3	9,883.7	691.6	7.0%
Third party assets	86.2	86.1	0.1	0.1%
Operating result	659.7	1,273.4	(613.7)	-48.2%
Total Liabilities and Net Equity	99,911.7	99,226.3	685.4	0.7%

Below are some explanatory notes to the reclassified consolidated balance sheet items as of 31 December 2024 of the Mediobanca Group, extracted from the Mediobanca Group’s financial report as of 31 December 2024.

The Group’s total assets increased from Euro 99.2 billion to Euro 99.9 billion, and in detail:

Net treasury investment, equal to the imbalance of Financial assets held for trading and Treasury investments and cash and Treasury collection and Financial liabilities held for trading, went from Euro 6.4 billion to Euro 4.6 billion due to the use of part of the liquidity deposited with the ECB (Euro 1.5 billion) collected to cover the T-LTRO repayment; at the same time, deposit liabilities increased (from Euro 0.4 billion to Euro 1.1 billion).

Debt securities in the banking book increased from Euro 11.3 billion to Euro 12 billion, of which Euro 5.2 billion in the HTC portfolio, Euro 6.4 billion in the HTC&S portfolio and Euro 0.4 billion in the assets designated at fair value; the position in Italian government bonds increased from Euro 5.4 billion to Euro 6.1 billion, maintaining an average duration of approximately 2 years. The portfolio shows positive valuation reserves of Euro 42.8 million and unrealized capital gains in the HTC sector of Euro 7.9 million.

Customer loans increased from Euro 52.4 billion to Euro 53.9 billion, driven by the recovery of Corporate and Investment Banking (from Euro 19 billion to Euro 19.9 billion), while Factoring slightly declined (-8.3%, from Euro 3 billion to Euro 2.7 billion), penalised by the crisis in the automotive sector. Consumer Finance maintained a growth trend (+2.4% compared to 30 June 2024, from Euro 15.2 billion to Euro 15.6 billion) as did Wealth Management (+1.4% from Euro 16.9 billion to Euro 17.1 billion).

Gross non-performing assets amounted to Euro 1,379 million (Euro 1,336.7 million as of 30 June 2024), with a 2.5% incidence on loans and a 69.4% coverage.

Investment securities increased from Euro 4.7 billion to Euro 5 billion, of which Euro 4.1 billion related to equity investments valued using the equity method, Euro 651.2 million to investments in funds and Euro 248.3 million to equity securities (including participatory instruments).

Funding increased from Euro 63.7 billion to Euro 64.2 billion, with debt securities accounting for Euro 28.7 billion (Euro 27.6 million as of 30 June 2024), after new issuances for Euro 3.1 billion and redemptions for Euro 2 billion. Wealth management deposits increased from Euro 27.9 billion to Euro 28.2 billion, while interbank borrowing increased from Euro 6.8 billion to Euro 7.3 billion.

Own funds remain unchanged at Euro 11.2 billion: the result for the period (Euro 660 million) is absorbed by the payment of the balance of the 2024 dividend (Euro 464 million), the trend in valuation reserves (which increase liabilities from Euro -68.6 million to Euro -152.3 million) due to the lower cash flow hedge reserve (from Euro 113.7 million to Euro -36.6 million) closely linked to the trend in market rates.

Reclassified consolidated income statement as of 31.12.2024 and 31.12.2023

Reclassified consolidated income statement based on management criteria

			Variations
	30 06 2024	30 06 2023	ass.	%
Interest margin	978.9	996.5	(17.6)	-1.8%
Treasury income	91.8	93.4	(1.6)	-1.7%
Commissions and other net income/charges	546.7	422.1	124.6	29.5%
Equity method valuation	230.3	218.6	11.7	5.4%
Gross operating margin	1,847.7	1,730.6	117.1	6.8%
Personnel costs	(419.1)	(382.2)	(36.9)	9.7%
Administrative expenses:	(361.0)	(353.2)	(7.8)	2.2%
Structure costs	(780.1)	(735.4)	(44.7)	6.1%
Net value adjustments/write-backs on loans to customers	(133.4)	(132.9)	(0.5)	0.4%
Net value adjustments/write-backs on other financial assets	10.7	5.1	5.6	n.s.
Other profit/losses	(13.6)	(25.2)	11.6	-46.0%
Gross result	931.3	842.2	89.1	10.6%
Income taxes	(231.4)	(220.7)	(10.7)	4.8%
Result pertaining to third parties	(40.2)	(10.3)	(29.9)	n.s.
Net profit	659.7	611.2	48.5	7.9%

Below are some explanatory notes to the reclassified consolidated income statement items as of 31 December 2024 of the Mediobanca Group, extracted from the Mediobanca Group’s financial report as of 31 December 2024.

Interest margin stands at Euro 978.9 million, down by Euro 17.6 million compared to 31 December 2023 but with a recovering quarterly trend (Euro 493.9 million against 485 million).

Treasury income, equal to Euro 91.8 million, mirrors last year’s levels (Euro 93.4 million).

Net commissions amount to Euro 546.7 million (+29.5% compared to 31 December 2023) and are mainly composed of the following business lines: Wealth Management totalled Euro 270.4 million (+12.5% compared to last year); Corporate and Investment Banking totalled Euro 233.7 million (+75.2% compared to December 2023) and finally Consumer totalled Euro 72.2 million (Euro 70.9 million in December 2023).

Insurance Valuations and other investments at equity method increased from Euro 218.6 million to Euro 230.3 million (+5.4%) due to the performance of Assicurazioni Generali (from Euro 215.1 million to Euro 226.7 million). Other investments contributed to Euro 3.6 million.

Structure costs, equal to Euro 780.1 million, increased by 6.1% compared to 31 December 2023; more specifically: labour costs stand at Euro 419.1 million (+9.7% compared to December 2023) and reflect an increase in resources (from 5,369 to 5,510) concentrated in the business areas, as well as the alignment with the performance of the Corporate and Investment Banking variable; administrative expenses rose from Euro 353.2 million to Euro 361.

Loan loss provisions remain stable at Euro 133.4 million with a cost of risk equal to 50bps (51 bps last year).

Value adjustments on other financial assets show write-backs of Euro 10.7 million (write-backs of Euro 5.1 million as of 31 December 2023), of which Euro 8.4 million related to the improvement in the fair value of investment funds and Euro 2.3 million related to HTC&S debt securities.

Other profits/(losses) with a negative balance of Euro 13.6 million (negative for Euro 25.2 million as of 31 December 2023) include costs for: i) Euro 6 million deriving from the effects of earn-outs in partnerships; ii) Euro 3.6 million for the adjustment of risk provisions mainly related to lawsuits and indemnities, and finally iii) Euro 4 million relating to non-recurring costs.

Considering these dynamics, the half-year ended 31 December 2024 closed with a net profit of Euro 659.7 million, with an increase of 7.9% compared to Euro 611.2 million recorded on 31 December 2023.

5.	PRO-FORMA INCOME STATEMENT, BALANCE SHEET AND FINANCIAL DATA OF BMPS

5.1	Introduction

This section presents the pro-forma consolidated balance sheet as of 31 December 2024, and the pro-forma consolidated income statement for the year ended 31 December 2024, along with the related explanatory notes of the MPS Group (the “Pro-Forma Consolidated Financial Information”).

The Pro-Forma Consolidated Financial Information has been prepared for the purpose of being included in this Information Document to retroactively reflect on the historical data of the MPS Group, the effects of the Potential Acquisition.

The Potential Acquisition will be carried out through the Offer promoted by BMPS, pursuant to and for the purposes of Articles 102 and 106, fourth paragraph, of the TUF, as well as the applicable implementing provisions of the Issuers’ Regulations, concerning all the ordinary shares of Mediobanca, for a maximum of 833,279,689 ordinary shares, representing all the ordinary shares issued by Mediobanca as of the Information Document Date (including the 18,820,138 treasury shares held by Mediobanca), as well as any Additional Shares (for a maximum amount of No. 16,178,862 ordinary shares).

Ordinary shares of Mediobanca may not be tendered in acceptance of the Offer if they are held, directly or indirectly (including through trust companies or third parties), by BMPS and, therefore, such shares will not be considered subject to the Offer.

If all Conditions of Effectiveness are met or waived, in whole or in part, and the Offer is finalized, pursuant to the Offeror’s Communication, BMPS will provide, for each Mediobanca share tendered in acceptance of the Offer, a Consideration not subject to adjustment (except as indicated below), consisting of 2.300 newly issued shares of the Offeror resulting from the Capital Increase Reserved to the Offer.

Therefore, for every 10 (ten) Shares Subject to the Offer tendered in acceptance of the Offer, 23 (twenty-three) new BMPS Shares will be provided.

The Consideration has been determined by the BMPS Board of Directors under the assumption that, prior to the Payment Date of the Offer: (x) neither Mediobanca nor the Offeror will approve or carry out any ordinary (including interim dividends) or extraordinary distributions of dividends from profits and/or other reserves; and (y) Mediobanca will not approve or carry out any transaction involving its share capital and/or Mediobanca shares.

As indicated in the Offeror’s Communication, the Offer Consideration may be subject to adjustments. In particular, it is provided, inter alia, that “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror were to pay a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders or, in any event, the coupon relating to dividends resolved but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the shares of MPS, the Consideration shall be adjusted to take account of the dividend distributed (or the related interim dividend) or the reserve distributed.” In addition, the Offeror’s Communication provides further cases for Consideration adjustment, specifically the case in which Mediobanca should approve or proceed with any action on Mediobanca’s capital and/or Mediobanca Shares, while retaining the Offeror’s right to invoke (or waive) the relevant Condition of Effectiveness, where applicable, related to such specific event.

In light of the above, it should be noted that, on 6 March 2025, the Board of Directors of BMPS resolved to propose to the ordinary Shareholders’ Meeting of the Bank the allocation of a total of Euro 1,083 million deriving from the net profit resulting from the draft financial statements as of 31 December 2024 (equal to Euro 1,923 million), to its Shareholders, as a dividend corresponding to Euro 0.86 per share. The dividend, subject to the approval of the shareholders’ meeting, will be paid on 21 May 2025, with an ex-dividend date on 19 May 2025 (record date 20 May 2025).

Furthermore, it should be noted that, on 10 February 2025, Mediobanca’s Board of Directors announced to the market – on the occasion of the approval of Mediobanca’s half-year report as of 31 December 2024 – the distribution of an interim dividend to its shareholders in May 2025 (and the corresponding balance in November 2025). In the event that the coupon of the aforesaid interim dividend (and the corresponding balance) is actually detached, or the interim dividend (and the corresponding balance) is paid before the payment date of the Offer, the Consideration will be consequently and consistently adjusted to take this circumstance into account.

Separately, and in any event, the Consideration may be further adjusted upon the occurrence of the other events indicated in the Offeror’s Communication and mentioned above.

Any adjustment to the Consideration as a result of the foregoing will be disclosed in the manner and within the timeframes prescribed by the applicable law.

Finally, in the event that the Board of Directors of Mediobanca, in execution of the delegation granted by the extraordinary Shareholders’ Meeting of Mediobanca on 28 October 2024, proceeds – prior to the Payment Date of the Offer – with the cancellation of the Treasury Shares purchased in execution of the authorization from the same ordinary Shareholders’ Meeting of Mediobanca on 28 October 2024, and/or any transactions to reduce the number of outstanding Mediobanca shares and/or the payment of the interim dividend or the related balance thereof, and subject to adjustments and/or modifications relating to the content and/or structure of the Offer, it will not be necessary to issue the entire Maximum Share Amount.

5.2	Pro-forma balance sheet and income statement

5.2.1	Preparation Criteria

The Pro-Forma Consolidated Financial Information prepared in accordance with Annex 20 of the Commission Delegated Regulation (EU) 2019/980, supplemented by the guidelines on disclosure requirements under the prospectus regulation (32-382-1138), published by ESMA (the “ESMA Guidelines”) and considering Consob Communication No. DEM/1052803 of 5 July 2001, have been drawn up in order to simulate, according to certain valuation criteria consistent with historical data and in compliance with the applicable regulations, the effects of the Potential Acquisition on the economic performance and financial position of the MPS Group as if the acquisition had virtually occurred on 31 December 2024, for the pro-forma consolidated balance sheet and 1 January 2024, for the pro-forma consolidated income statement.

The Pro-Forma Consolidated Financial Information has not been prepared in accordance with the requirements of Regulation S-X under the U.S. Securities Act, nor according to any generally accepted accounting standards. Additionally, the assumptions underlying the Pro-Forma Consolidated Financial Information have not been subject to review or audit according to any generally accepted auditing standards.

The Pro-Forma Consolidated Financial Information has been prepared in accordance with the accounting standards adopted by the MPS Group for the preparation of the consolidated financial statements as of 31 December 2024 and should be read together with such financial statement. The information contained in the pro-forma consolidated financial information represents a simulation provided for illustrative purposes only of the possible effects resulting from the Potential Acquisition. Specifically, since the pro-forma data has been prepared to retrospectively reflect the effects of subsequent transactions, although following generally accepted rules and using reasonable assumptions, there are inherent limitations by virtue of the nature of such data. By their very nature, they cannot provide a representation of the financial position and prospective results of the

MPS Group. Therefore, to correctly interpret the information provided in the pro-forma consolidated financial information, it is necessary to consider the following aspects:

-	since these representations are built on assumptions, if the Potential Acquisition had actually been completed on the date taken as a reference for the preparation of the pro-forma consolidated financial information, the results shown in the pro-forma consolidated financial information would not necessarily match with those actually obtained;

-	the pro-forma data is not intended to represent a forecast of future results and should not be used for that purpose: the pro-forma data does not reflect forward-looking information, as they have been prepared solely to represent the isolable, objectively measurable and most significant effects of the Potential Acquisition, without taking into account the potential effects deriving from any changes in BMPS’ management policies and operational decisions following completion of the Potential Acquisition. Therefore, the pro-forma representations are not intended to illustrate a current or prospective financial position or economic situation of the effects related to the Potential Acquisition;

-	given the different purpose of the pro-forma data compared to that of ordinary financial statements and since the effects are calculated differently between the pro-forma balance sheet and the pro-forma income statement, the two representations should be read and interpreted separately, without seeking accounting correlations between them.

It should be noted that, in accordance with the aforementioned regulation, the Pro-Forma Consolidated Financial Information does not reflect either the costs or the synergies that will derive from the envisaged transaction for the entity resulting from the integration of the Mediobanca Group into the MPS Group. In particular, the aforementioned charges for the integration of the Mediobanca Group within the MPS Group have not been subject to pro-forma adjustments as they concern hypothetical future actions that are expected to be implemented only in the event of completion of the Potential Acquisition through the Offer, in order to achieve the objectives of the transaction (which also include the aforementioned synergies), on the basis of agreements and contracts which will also be signed only in the event of completion of the Potential Acquisition. Likewise, the expected tax benefits following tax planning after the aggregation are not reflected. In other words, the pro-forma consolidated financial information does not include the acceleration in the use of deferred tax assets associated with the MPS Group’s previous tax losses, consequent to the Mediobanca Group joining BMPS’ tax consolidation.

The Pro-Forma Consolidated Financial Information has been prepared starting respectively from (i) the consolidated financial statements as of 31 December 2024 of the MPS Group, (ii) the consolidated financial statements as of 30 June 2024 and the condensed consolidated half-year financial statements as of 31 December 2024 and 31 December 2023 of the Mediobanca Group, prepared in accordance with the IAS/IFRS accounting standards adopted by the European Union, as well as applying the pro-forma adjustments as described in the following paragraphs. With regard to the accounting standards adopted by the MPS Group and the Mediobanca Group for the preparation of historical consolidated data, please refer to the contents of the respective financial statements mentioned above (“Part A – Accounting Policies”). In this regard, it should be noted that, based on the preliminary analyses carried out, the aforementioned standards are substantially aligned for the two banking groups. However, it should be noted that, there may be some differences deriving from the possibility of choosing between different options provided for by IAS/IFRS or deriving from different methods or parameters used for the valuation of assets and liabilities. In this regard, it should be noted that, in the consolidated financial statements as of 31 December 2024, with reference to properties for functional use, the MPS Group adopted the revaluation model, while the Mediobanca Group adopted the cost model, and with reference to properties held for investment purposes, the MPS Group adopted the fair value model, while the Mediobanca Group adopted the cost model. Furthermore, starting from 1 January 2018, the date when IFRS 9 came into force, the MPS Group has taken advantage of the possibility to continue to fully use the provisions of international accounting standard IAS 39 (in the carved out version approved by the European Commission) for “hedge accounting” for each type of hedge (both for specific and generic hedges); on the other hand, the Mediobanca Group has chosen to adopt the provisions of IFRS 9 for the accounting of specific hedges, with the exception of the specific cases provided for in IFRS 9 (par. 6.1.3) and not governed by the same and concerning generic hedges which, however, do not appear to be applied by the Mediobanca Group.

In any case, it should be noted that, the differences represented above will be cancelled when allocating the consideration transferred (so-called “Purchase Price Allocation”) in accordance with IFRS 3, through a process of alignment with the options, permitted by IAS/IFRS, adopted by the MPS Group and through the recognition at fair value of the assets and liabilities of the acquired entity considering parameters and valuation techniques consistent with those used by the Bank.

The pro-forma data reported below does not reflect the effects of any transactions involving the sale of branches or business units that may take place as part of the investigation conducted by the competent antitrust authority in relation to the combination with the Mediobanca Group. To date, these transactions have not even been defined on a preliminary basis, making it impossible to identify and quantify the related economic and financial impacts in a timely, objective, and verifiable manner. However, it should be noted that, the MPS Group has a reasonable expectation that any corrective measures will not have a significant impact.

The tax effects on individual pro-forma adjustments have been calculated based on a nominal tax rate of 33%.

5.2.2	Sources of the used data

The Pro-Forma Consolidated Financial Information has been prepared based on financial information derived from:

-	consolidated financial statements of the MPS Group as of 31 December 2024, prepared in accordance with IAS/IFRS international accounting standards, in accordance with the instructions of the Bank of Italy contained in Circular No. 262 of 22 December 2005 (and subsequent updates). The consolidated financial statements of the MPS Group as of 31 December 2024 were approved by the Board of Directors of BMPS on 6 March 2025, and audited by the auditing firm PwC, which issued its audit report without modifications on 24 March 2025;

-	consolidated financial statements of the Mediobanca Group as of 30 June 2024, prepared in accordance with IAS/IFRS international accounting standards, in accordance with the instructions of the Bank of Italy contained in Circular No. 262 of 22 December 2005 (and subsequent updates). The consolidated financial statements of the Mediobanca Group as of 30 June 2024 were approved by the Board of Directors of Mediobanca on 19 September 2024, and audited by the auditing firm EY S.p.A., which issued its audit report without modifications on 25 September 2024;

-	condensed half-year consolidated financial statements of the Mediobanca Group as of 31 December 2024 and 31 December 2023, prepared in accordance with IAS/IFRS international accounting standards, in particular IAS 34 relating to interim financial statements, and taking into account the instructions of the Bank of Italy contained in Circular No. 262 of 22 December 2005 (and subsequent updates). The condensed consolidated half-year financial statements were approved by the Board of Directors of Mediobanca on 10 February 2025 and 8 February 2024 respectively, and were subject to a limited review by the auditing firm EY S.p.A. which issued their review reports without modifications on 11 February 2025 and 9 February 2024 respectively.

The financial information relating to the consolidated income statement of the Mediobanca Group for the 12- month period ended 31 December 2024 has been determined as the sum of: (i) the income statement for the 6- month period ended 30 June 2024 determined as the difference between the income statement for the year ended 30 June 2024, extracted from the consolidated financial statements of the Mediobanca Group as of 30 June 2024, and the income statement for the six-month period ended 31 December 2023, extracted from the condensed consolidated half-year financial statements of the Mediobanca Group as of 31 December 2023, and (ii) the income statement for the six-month period ended 31 December 2024, extracted from the Mediobanca Group’s condensed consolidated half-year financial statements as of 31 December 2024. This is because the consolidated financial statements of BMPS and Mediobanca have different financial year-end dates, 31 December 2024 for the Bank and 30 June 2024 for Mediobanca, respectively.

5.2.3	Presentation of the Pro-Forma Consolidated Financial Information

The pro-forma consolidated financial information consists of the pro-forma consolidated balance sheet and the pro-forma consolidated income statement as of 31 December 2024, presented as follows:

-	column A “MPS Group 31.12.2024”: the financial information derived from the consolidated financial statements of the MPS Group as of 31 December 2024 is reported;

-	column B “Mediobanca Group 31.12.2024”: the financial information derived from the condensed consolidated half-year financial statements of the Mediobanca Group as of 31 December 2024 is reported for the balance sheet, while for the income statement the financial information for the 12-month period ended 31 December 2024 of the Mediobanca Group is reported, calculated, as detailed below, based on the consolidated financial statements of the Mediobanca Group as of 30 June 2024 and the condensed consolidated half-year financial statements as of 31 December 2024 and 31 December 2023;

-	column C “Pro-forma adjustments”: the estimated accounting effects related to the Potential Acquisition through the Offer promoted by BMPS are reported;

-	column D “Elisions”: the effects of the elisions of the most significant balance sheet and income statement items between the MPS Group and the Mediobanca Group, as resulting from the MPS Group’s accounting records, are reported;

-	column E “Pro-forma BMPS-Mediobanca 31.12.2024”: the pro-forma amounts of the consolidated balance sheet as of 31 December 2024 and the consolidated income statement for the 2024 financial year, deriving from the sum of the previous columns, are reported.

The pro-forma adjustments, as illustrated below, have been made in accordance with the general principle that the transactions recognised in the balance sheet are considered to have taken place at the end of the reference period, while for the income statement it is assumed that the transactions took place at the beginning of the same period.

As indicated in the introduction, at the date of preparation of this Pro-Forma Consolidated Financial Information, some information that would ordinarily be available when preparing pro-forma data is not yet known, as the Offer has not yet commenced, the respective Conditions of Effectiveness have not yet been satisfied or waived, in whole or in part, and, therefore, the relative outcomes remain uncertain. In this regard, it should be noted that, this Pro-Forma Consolidated Financial Information has been prepared on the basis of assumptions, evaluations and valuations consistent with the information available at the date of the Offeror’s Communication.

5.2.3.1 Pro-forma consolidated balance sheet as of 31 December 2024

						(millions of Euros)

						Pro-Forma
						BMPS-
			Mediobanca			Mediobanc
		MPS Group	a Group	Pro-forma		31/12/2024
		31/12/2024	31/12/2024	adjustments	Elisions	(E)=(A)+(B)+
Asset Items		(A)	(B)	(C)	(D)	(C)+(D)
10.	Cash and cash equivalents	13,250	2,086	-	-	15,336
20.	Financial assets at fair value through profit or loss	6,533	16,315	-	(19)	22,829
	a) financial assets held for trading	6,077	14,638	-	(19)	20,696
	b) financial assets at fair value	-	1,022	-	-	1,022
	c) other financial assets compulsorily measured at fair value	456	655	-	-	1,111
30.	Financial assets measured at fair value through other comprehensive income	2,337	6,636	-	(9)	8,964
40.	Financial assets measured at amortised cost:	90,526	66,810	-	(4)	157,332
	a) loans to banks	3,366	5,574	-	(4)	8,936
	b) loans to customers	87,160	61,236	-	-	148,396
50.	Hedging derivatives	94	233	-	-	327
60.	Value adjustment of financial assets subject to macro hedging (+/-)	(412)	-	-	-	(412)
70.	Equity investments	672	4,092	2,004	-	6,768
90.	Tangible assets	2,109	578	-	-	2,687
100.	Intangible assets	156	1,061	(1,061)	-	156
	– of which: Goodwill	8	834	(834)	-	8
110.	Tax assets	2,537	452	10	-	2,999
	a) current	104	143	10	-	257
	b) deferred	2,433	309	-	-	2,742
120.	Non-current assets and groups of assets held for sale	1,129	-	-	-	1,129
130.	Other assets	3,671	1,649	-	(9)	5,311
	Goodwill from transaction	-	-	1,148	-	1,148
	Total assets	122,602	99,912	2,101	(41)	224,574

The item “Goodwill from transaction” represents the difference between the consideration transferred and the consolidated net equity of the Mediobanca Group as of 31 December 2024, adjusted as described in Paragraph 5.2.4.2. It should be noted that, as of the date of completion of the Potential Acquisition, if this difference is positive, it will give rise to goodwill, which will be presented in the balance sheet as an intangible asset; if it is negative, it will give rise to a gain from a bargain purchase that will be presented in the income statement.

In the case at hand, based on the assumptions and values used in the preparation of this Pro-Forma Consolidated Financial Information, since the Potential Acquisition would lead to goodwill, the related amount has been represented in the assets of the balance sheet.

					(millions of Euros)

Liabilities and net equity items/values		MPS Group 31/12/2024 (A)	Mediobanca Group 31/12/2024 (B)	Pro-forma adjustments (C)	Elisions (D)	Pro-Forma BMPS- Mediobanca 31/12/2024 (E)=(A)+(B)+ (C)+(D)
10.	Financial liabilities measured at amortised cost	102,751	71,607	-	(32)	174,326
	a) amounts due to banks	9,811	11,596	-	(4)	21,403
	b) amounts due to customers	82,632	33,428	-	-	116,060
	c) outstanding bonds	10,308	26,583	-	(28)	36,863
20.	Financial liabilities held for trading	2,606	9,095	-	-	11,701
30.	Financial liabilities designated at fair value	120	4,719	-	-	4,839
40.	Hedging derivatives	358	1,111	-	-	1,469
50.	Value adjustment of financial liabilities subject to macro-hedging (+/-)	(1)	-	-	-	(1)
60.	Tax liabilities	6	535	-	-	541
	a) current	1	152	-	-	153
	b) deferred	5	383	-	-	388
70.	Liabilities associated with assets held for sale	977	-	-	-	977
80.	Other liabilities	3,132	1,290	98	(9)	4,511
90.	Employees’ severance indemnity	70	20	-	-	90
100.	Provisions for risks and charges:	934	129	-	-	1,063
	a) commitments and guarantees issued	150	22	-	-	172
	b) retirement and similar obligations	3	1	-	-	4
	c) other provisions for risks and charges	781	106	-	-	887
110.	Insurance liabilities	-	85	-	-	85
	a) insurance contracts issued which constitute liabilities	-	85	-	-	85
	b) reinsurance transfers that constitute liabilities	-	-	-	-	-
	Group Net Equity (1)	11,649	11,235	2,003	-	24,887
190.	Third-party assets (+/-)	-	86	-	-	86
	Total liabilities and net equity	122,602	99,912	2,101	(41)	224,574

(1) The item “Group net equity” is a combination of the following items: “120. Valuation reserves”, “130. Redeemable shares”, “140. Equity instruments”,“150. Reserves”, “160. Share premium reserves”, “170. Capital”, “180. Treasury shares” and “200. Profit (Loss) for the period (+/-)”.

5.2.3.2    Pro-forma consolidated income statement for the year ended 31 December 2024

					(millions of Euros)

		MPS Group 31/12/2024 (A)	Mediobanca Group 31/12/2024 (B)	Pro-forma adjustments (C)	Elisions (D)	Pro-Forma BMPS- Mediobanca 31/12/2024 (E)=(A)+(B)+ (C)+(D)
10.	Interest receivable and similar income	4,678	4,032	-	(1)	8,709
	of which interest receivable calculated using the effective interest method	3,845	3,328	-	-	7,173
20.	Interest payable and similar charges	(2,357)	(2,154)	-	1	(4,510)
30.	Interest margin	2,321	1,878	-	-	4,199
40.	Commission income	1,688	1,138	-	(35)	2,791
50.	Commission expense	(233)	(195)	-	35	(393)
60.	Net commissions	1,455	943	-	-	2,398
70.	Dividends and similar income	23	162	-	-	185
80.	Net trading income	128	91	-	-	219

90.	Net hedging income	(1)	11	-	-	10
100.	Profits (losses) from sale or repurchase of:	(9)	18	-	-	9
	a) financial assets measured at amortised cost	(8)	(8)	-	-	(16)
	b) financial assets measured at fair value through other comprehensive income	-	27	-	-	27
	c) financial liabilities	(1)	(1)	-	-	(2)
110.	Net result of other financial assets and liabilities measured at fair value through profit or loss:	(10)	(70)	-	-	(80)
	a) designated financial assets and liabilities at fair value	1	(89)	-	-	(88)
	b) other financial assets compulsorily measured at fair value	(11)	19	-	-	8
120.	Gross operating margin	3,907	3,033	-	-	6,940
130.	Net value adjustments/write-backs for credit risk of:	(407)	(241)	-	-	(648)
	a) financial assets measured at amortised cost	(406)	(243)	-	-	(649)
	b) financial assets measured at fair value through other comprehensive income	(1)	2	-	-	1
140.	Profits/losses from contractual changes without cancellation	(10)	-	-	-	(10)
150.	Net financial result	3,490	2,792	-	-	6,282
160.	Result of insurance services	-	21	-	-	21
	a) insurance revenues deriving from insurance contracts issued	-	33	-	-	33
	b) costs for insurance services deriving from insurance contracts issued	-	(12)	-	-	(12)
	c) insurance revenues deriving from reinsurance	-	-	-	-	-
	d) costs for insurance services deriving from reinsurance	-	-	-	-	-
170.	Balance of revenues and financial costs relating to insurance management	-	-	-	-	-
	a) net financial costs/revenues relating to insurance contracts issued	-	-	-	-
	b) net financial revenues/costs relating to reinsurance transfers	-	-	-	-	-
180.	Net result of financial and insurance operations	3,490	2,813	-	-	6,303
190.	Administrative expenses:	(2,073)	(1,616)	(24)	-	(3,713)
	a) personnel expenses	(1,248)	(846)	-	-	(2,094)
	b) other administrative expenses	(825)	(770)	(24)	-	(1,619)
200.	Net provisions for risks and charges	(64)	(11)	-	-	(75)
	a) commitments and guarantees issued	4	(2)	-	-	2
	b) other net provisions	(68)	(9)	-	-	(77)
210.	Net adjustments/write-backs on tangible assets	(101)	(76)	-	-	(177)
220.	Net adjustments/write-backs on intangible assets	(68)	(80)	-	-	(148)
230.	Other operating income/expenses	231	220	-	-	451
240.	Operating costs	(2,075)	(1,563)	(24)	-	(3,662)
250.	Profits (Losses) on equity investments	74	522	-	-	596
260.	Net result from fair value evaluation of tangible and intangible assets	(27)	-	-	-	(27)
270.	Goodwill value adjustments	-	-	-	-	-
280.	Profits (Losses) on disposal of investments	3	-	-	-	3
290.	Profit (Loss) from current operations before taxes	1,465	1,772	(24)	-	3,213
300.	Income taxes on profit from continuing operations	508	(448)	(14)	-	46

310.	Profit (Loss) from continuing operations net of taxes	1,973	1,324	(38)	-	3,259
320.	Profit (Loss) from discontinued operations net of taxes	(22)	-	-	-	(22)
330.	Operating Profit (Loss)	1,951	1,324	(38)	-	3,237
340.	Operating Profit (Loss) pertaining to third parties	-	2	-	-	2
350.	Parent Company Operating Profit (Loss)	1,951	1,322	(38)	-	3,235

As indicated above, the consolidated income statement for the 12-month period ended 31 December 2024 of the Mediobanca Group has been calculated as the company’s financial year ends on 30 June. The table below shows the details of how this consolidated income statement was calculated:

•	column A “01/07/23 – 30/06/24”: the income statement data extracted from the consolidated financial statements of the Mediobanca Group for the year ended 30 June 2024 are reported;

•	column B “01/07/23 – 31/12/23”: the income statement data extracted from the Mediobanca Group’s condensed consolidated half-year financial statements for the half-year ended 31 December 2023 are reported;
•	column C “01/01/24 – 30/06/24”: the income statement figures for the six-month period ended 30 June 2024 are reported, determined as the difference between columns A and B;

•	column D “01/07/24 – 31/12/24”: the income statement data extracted from the Mediobanca Group’s condensed consolidated half-year financial statements for the half-year ended 31 December 2024 are reported;
•	column E “01/01/24 – 31/12/24”: the income statement figures for the 12-month period ended 31 December 2024 are reported, determined as the sum of columns C and D, used to prepare the pro-forma consolidated income statement for the year ended 31 December 2024.

					(millions of Euros)

				Mediobanca Group
Items		01/07/23- 30/06/24 (A)	01/07/23- 31/12/23 (B)	01/01/24- 30/06/24 (C)= (A)- (B)	01/07/24- 31/12/24 (D)	01/1/2024- 31/12/2024 (E)=(C)+(D)
10.	Interest receivable and similar income	3,973	1,956	2,017	2,015	4,032
	of which interest receivable calculated using the effective interest method	3,237	1,588	1,649	1,679	3,328
20.	Interest payable and similar charges	(2,025)	(964)	(1,061)	(1,093)	(2,154)
30.	Interest margin	1,948	992	956	922	1,878
40.	Commission income	992	441	551	587	1,138
50.	Commission expense	(181)	(86)	(95)	(100)	(195)
60.	Net commissions	811	355	456	487	943
70.	Dividends and similar income	138	28	110	52	162
80.	Net trading income	40	37	3	88	91
90.	Net hedging income	2	(2)	4	7	11
100.	Profits (losses) from sale or repurchase of:	8	14	(6)	24	18
	a) financial assets measured at amortised cost	1	9	(8)	-	(8)
	b) financial assets measured at fair value through other comprehensive income	6	4	2	25	27
	c) financial liabilities	1	1	-	(1)	(1)
110.	Net result of other financial assets and liabilities measured at fair value through profit or loss:	34	37	(3)	(67)	(70)
	a) designated financial assets and liabilities at fair value	12	25	(13)	(76)	(89)

	b) other financial assets compulsorily measured at fair value	22	12	10	9	19
120.	Gross operating margin	2,981	1,461	1,520	1,513	3,033
130.	Net value adjustments/write-backs for credit risk of:	(249)	(140)	(109)	(132)	(241)
	a) financial assets measured at amortised cost	(247)	(138)	(109)	(134)	(243)
	b) financial assets measured at fair value through other comprehensive income	(2)	(2)	-	2	2
140.	Profits/losses from contractual changes without cancellation	-	-	-	-	-
150.	Net financial result	2,732	1,321	1,411	1,381	2,792
160.	Result of insurance services	21	11	10	11	21
	a) insurance revenues deriving from insurance contracts issued	31	13	18	15	33
	b) costs for insurance services deriving from insurance contracts issued	(10)	(2)	(8)	(4)	(12)
	c) insurance revenues deriving from reinsurance	-	-	-	-	-
	d) costs for insurance services deriving from reinsurance	-	-	-	-	-
170.	Balance of revenues and financial costs relating to insurance management	-	-	-	-	-
	a) net financial costs/revenues relating to insurance contracts issued	-	-	-	-	-
	b) net financial revenues/costs relating to reinsurance transfers	-	-	-	-	-
180.	Net result of financial and insurance operations	2,753	1,332	1,421	1,392	2,813
190.	Administrative expenses:	(1,593)	(755)	(838)	(778)	(1,616)
	a) personnel expenses	(807)	(382)	(425)	(421)	(846)
	b) other administrative expenses	(786)	(373)	(413)	(357)	(770)
200.	Net provisions for risks and charges	(3)	(2)	(1)	(10)	(11)
	a) commitments and guarantees issued	1	2	(1)	(1)	(2)
	b) other net provisions	(4)	(4)	-	(9)	(9)
210.	Net adjustments/write-backs on tangible assets	(71)	(34)	(37)	(39)	(76)
220.	Net adjustments/write-backs on intangible assets	(81)	(15)	(66)	(14)	(80)
230.	Other operating income/expenses	196	88	108	112	220
240.	Operating costs	(1,552)	(718)	(834)	(729)	(1,563)
250.	Profits (Losses) on equity investments	511	219	292	230	522
260.	Net result from fair value evaluation of tangible and intangible assets	(2)	(2)	-	-	-
270.	Goodwill value adjustments	-	-	-	-	-
280.	Profits (Losses) on disposal of investments	-	-	-	-	-
290.	Profit (Loss) from current operations before taxes	1,710	831	879	893	1,772
300.	Income taxes on profit from continuing operations	(434)	(218)	(216)	(232)	(448)
310.	Profit (Loss) from continuing operations net of taxes	1,276	613	663	661	1,324
320.	Profit (Loss) from discontinued operations net of taxes	-	-	-	-	-
330.	Operating Profit (Loss)	1,276	613	663	661	1,324
340.	Operating Profit (Loss) pertaining to third parties	3	2	1	1	2
350.	Parent Company Operating Profit (Loss)	1,273	611	662	660	1,322

5.2.4      Explanatory notes for the preparation of the Pro-Forma Consolidated Financial Information

5.2.4.1    Introduction

As indicated above, the purpose of presenting the Pro-Forma Consolidated Financial Information is to provide a retrospective representation – in accordance with the accounting standards adopted for the preparation of the financial statements – of the accounting effects on the income statement and balance sheet resulting from the Potential Acquisition.

In order to prepare the Pro-Forma Consolidated Financial Information, the following assumptions have been made:

•	the success of the Offer and, more specifically, the acquisition of 100% of the share capital of Mediobanca by the MPS Group;

•	as a result of the above, the complete issuance, subscription, and release of the Capital Increase Reserved to the Offer;

•	to determine the consideration transferred, the calculation of a unit value of Euro 6.953 for each share of BMPS, represented by the closing market price on 23 January 2025, which is the date corresponding to the last open market day prior to the date on which BMPS announced the Offer.

In preparing the Pro-Forma Consolidated Financial Information, BMPS has assumed that all the Conditions of Effectiveness related to the Transaction are satisfied or waived, in whole or in part, and that all necessary authorizations have been obtained.

Furthermore, without prejudice to the aforementioned Conditions of Effectiveness, in the event that not all Mediobanca shares are tendered in acceptance of the Offer, a minority shareholding will remain representing the remaining Mediobanca shares not exchanged for BMPS Shares. In this regard, IFRS 3 establishes that, for each business combination, the acquirer must evaluate any minority interest in the acquired company at fair value or in proportion to the minority interest in the identifiable net assets of the acquired company.

The consideration transferred represented by the fair value of the new BMPS Shares to be issued for the Offer is to be considered preliminary, as the elements necessary for its final quantification are not yet known. In particular, in accordance with IFRS 3, the fair value of the new shares issued by BMPS will be determined on the basis of the BMPS share price on the trading day immediately preceding the date of completion of the Potential Acquisition.

5.2.4.2    Pro-Forma Adjustments

5.2.4.2.1. Potential Acquisition

The Potential Acquisition through the Offer, with the aim of gaining control over Mediobanca, represents a “business combination” for BMPS according to the IAS/IFRS accounting standards. Within the scope of these principles, the recognition of business combinations is governed by IFRS 3 which, in light of the principle of prevalence of substance over form, does not distinguish the accounting treatment based on the different types of extraordinary finance transactions (mergers, demergers, contributions, etc.), but provides for a single accounting treatment, the so-called “acquisition method”. This means that, from the point of view of IAS/IFRS accounting standards, the legal form of the transaction is irrelevant as far as the accounting treatment to be applied to such transaction is concerned. The “acquisition method” provided for by IFRS 3 involves the following phases.

Identification of the accounting acquirer

IAS/IFRS accounting standards require an accounting acquirer to be identified for any business combination transaction, regardless of the legal acquirer. In this specific case, the accounting acquirer is identified as BMPS.

Determination of the consideration transferred

IFRS 3 requires the consideration transferred in a business combination to be measured at fair value, which shall be calculated as the sum of the acquisition date fair values of: (i) the assets transferred, (ii) the liabilities incurred and (iii) the equity interests issued by the acquirer in exchange for control of the acquiree. Therefore, in relation to the Potential Acquisition, the consideration transferred will be represented by the fair value of the BMPS Shares issued by the Bank in exchange for the Shares Subject to the Offer. As these are listed shares, the fair value of the BMPS Shares issued will be represented by the stock market price on the trading day immediately preceding the date of completion of the Potential Acquisition.

Allocation of the consideration transferred (“Purchase Price Allocation”)

In accordance with IFRS 3, the Potential Acquisition must be accounted for using the acquisition method; this method requires that the acquirer, at the acquisition date, allocates the consideration transferred (the so-called PPA, “Purchase Price Allocation”) to the acquired entity’s assets, liabilities and identifiable potential liabilities (including any intangible assets not previously recognised by the entity), recognising the related fair value at that date.

The residual difference between the fair value of the shares issued and the value, measured at fair value, of the assets net of liabilities and contingent liabilities, also considering the intangible assets not recorded in the financial statements of the acquired company:

-	if positive, it must be recorded as goodwill in the assets of the balance sheet;

-	if negative, it must be recorded as gain from a bargain purchase in the income statement.

Furthermore, without prejudice to the Conditions of Effectiveness, in the event that the Offer is not fully accepted, a minority shareholding will be representing the remaining Mediobanca shares not exchanged with the BMPS Shares. In this regard, IFRS 3 establishes that, for each business aggregation, the buyer must evaluate any minority investment in the acquired company at fair value or in proportion to the quota of the minority shareholding in the identifiable net assets of the acquired company.

In preparing this Pro-Forma Consolidated Financial Information, no valuation process has been carried out at fair value of the assets (except as indicated below in relation to the investment in Assicurazioni Generali S.p.A. of the Mediobanca Group), including any intangible assets not previously recorded, the liabilities and potential liabilities identifiable in the acquired entity. These fair values will be determined with reference to the acquisition date, having acquired detailed information about the Mediobanca Group’s accounting entries, and considering valuation techniques and information sources consistent with those used by the MPS Group for the preparation of its consolidated financial statements. Furthermore, IFRS 3 allows the acquirer to take advantage of a period of 12 months from the effectiveness of the transaction to definitively determine these values.

For the purposes of the Pro-Forma Consolidated Financial Information, it has been assumed that the fair value of the assets and liabilities of the acquired entity is aligned with the book value of these elements, as reported in the Mediobanca Group’s condensed consolidated half-year financial statements as of 31 December 2024, with the exception of the following. In particular, the Mediobanca Group’s net equity has been adjusted to: (i) recognise the difference between the fair value, based on the unit value of the share recorded on the date corresponding to the last trading day prior to the date of the Offeror’s Communication, and the book value of the investment in Assicurazioni Generali S.p.A., as resulting from the condensed consolidated half-year financial statements as of 31 December 2024, held by the Mediobanca Group; and (ii) to reverse the intangible assets of the Mediobanca Group, in line with what will be done when accounting for the Potential Acquisition as part of the “Purchase Price Allocation” process, in accordance with IFRS 3.

The following table shows the elements used to quantify the difference between the fair value and the book value of the investment in Assicurazioni Generali S.p.A. held by the Mediobanca Group.

Investment in Assicurazioni Generali S.p.A. (f) (1)	4,001
Share held by the Mediobanca Group (a) (2)	13.02%
No. of shares 100% Share Capital Assicurazione Generali S.p.A. (b)	1,569,420,004
No. of Assicurazioni Generali S.p.A. shares held by Mediobanca (c)=(a)x(b)	204,338,485
Official price of Assicurazioni Generali S.p.A. shares on Borsa Italiana as of 23/01/2025 (d)	€29.386
Fair value of Assicurazioni Generali S.p.A. as of 23/01/2025 (e)=(c)x(d)	6,005
Fair value adjustment of the investment in Assicurazioni Generali S.p.A. (g)=(e)-(f)	2,004

All values in the table are expressed in millions, except for (a), (b), (c) and (d).

(1) Figure included in item “70. Equity investments” of the assets side of the condensed consolidated half-year financial statements of the Mediobanca Group as of 31 December 2024.

(2) Figure reported in table “7.1 Equity investments: information on shareholding relations” in the condensed consolidated half-year financial statements of the Mediobanca Group as of 31 December 2024.

It should be noted that, at the time of the effective allocation of the consideration transferred, to be carried out on the acquisition date, the fair value of the investment in Assicurazioni Generali S.p.A. may differ from that represented above, depending on its stock market price on the trading day on the actual day of completion of the Potential Acquisition.

Based on the information available at the Information Document Date, following the Potential Acquisition, goodwill will emerge and be recorded in the consolidated financial statements of the MPS Group. The goodwill amount shown in the pro-forma consolidated financial information conventionally represents the difference between the consolidated net equity of the Mediobanca Group, adjusted as specified below, and the provisional consideration transferred, determined as explained below.

Therefore, the definitive quantification of the goodwill/gain from a bargain purchase will be subject to revision linked to the following aspects:

1.	the book value of the Mediobanca Group’s net equity at the date of acquisition;

2.	any need to align the accounting criteria for the classification and valuation of assets and liabilities adopted by the Mediobanca Group with those of the MPS Group;

3.	the determination, at the acquisition date, of the higher/lower value (fair value) of the assets and liabilities of the Mediobanca Group (also in relation to the investment in Assicurazioni Generali S.p.A.), compared to the related book values, and the valuation of additional intangible assets, liabilities and contingent liabilities that may not currently be recorded in the financial statements, but whose recording is required in the PPA process;

4.	the BMPS share price on the trading day immediately preceding the date of completion of the Potential Acquisition, which will be used to determine the final value of the consideration transferred;

5.	the percentage of participation to the Transaction.

In relation to the impacts connected to point 3), the main balance sheet items of the Mediobanca Group for which it will be necessary to determine the relative fair value to be compared with the book values are represented by “Financial assets measured at amortised cost” (Loans to banks and Loans to customers), from “Equity investments”, from “Tangible assets” (in particular, properties for functional use and properties held for investment purposes) and from “Securities outstanding”. In addition to this, the values of any intangible assets not currently recognised (for example, intangibles relating to customers) and potential liabilities must be recognised. It is expected that all adjustments reflected in the Pro-Forma Consolidated Financial Information will have a permanent impact on the MPS Group following the completion of the Potential Acquisition, with the exception of the adjustment relating to the recognition of goodwill and ancillary expenses connected with the execution of the Transaction, which will be incurred as one-off charges for the completion of the Potential Acquisition.

For the purposes of determining the pro-forma adjustments, the total cost of the Potential Acquisition has been calculated assuming a unit value of BMPS shares equal to Euro 6.953, based on the closing price on 23 January 2025, being the date corresponding to the last trading day prior to the date on which BMPS announced the Offer (i.e., 24 January 2025), and assuming full acceptance of the Offer by Mediobanca shareholders. It should be noted that, in accordance with IFRS 3, the final value of the cost of the Potential Acquisition will be determined based on the price of BMPS shares on the trading date immediately preceding the date of completion of the Potential Acquisition.

The provisional consideration transferred thus determined, equal to Euro 13,326 million, was compared with the consolidated net equity of the Mediobanca Group as of 31 December 2024, adjusted as described in the following table, including profit for the period.

The adjusted net equity of the Mediobanca Group totalled Euro 12,178 million. The difference between the provisional consideration transferred and the adjusted net equity of the Mediobanca Group was Euro 1,148 million.

Mediobanca Shares (a) (1)	833,279,689
Consideration (b)	€2.30
No. of BMPS Shares deriving from the Capital Increase (c)=(a)*(b)	1,916,543,285
Reference price as at 23.01.2025 (d)	€6.953
Capital increase (including share premium) BMPS (e)=(d)*(c)	13,326
Acquisition cost (f)= BMPS capital increase (including share premium) (e)	13,326
Mediobanca Group net equity at 31.12.24 (g)(2)	11,235
Mediobanca Group intangible assets 31.12.24 (h) (3)	1,061
Adjustment to Fair value of investment in Assicurazioni Generali S.p.A. (i)	2,004
Adjusted net equity Mediobanca Group 31.12.24 to be compared with acquisition cost (l)=(g)-(h)+(i)	12,178
Goodwill (m) =(f)-(l)	1,148

All the values in the table are expressed in millions, with the exception of (a), (b), (c) and (d), which are expressed in units.

(1)       The amount includes the 18,820,138 treasury shares held by the Mediobanca Group on the Information Document Date.

(2)       Sum of items “120. Valuation reserves”, “150. Reserves”, “160. Share premium reserve”, “170. Share capital”, “180. Treasury shares”, “200. Profit (Loss) for the year” in the liabilities section of the Mediobanca Group’s balance sheet as of 31 December 2024. In particular, the amount of Euro 11,235 million includes Euro -146 million referring to the countervalue of treasury shares at the same date.

(3)       Item “100. Intangible assets” of the balance sheet assets of the Mediobanca Group as of 31 December 2024.

In the context of the pro-forma adjustments, the effect connected to the ancillary expenses inherent to the Offer was also considered, estimated at a total of Euro 80 million (excluding VAT) of a non-recurring nature as they were incurred exclusively for the execution of the Offer. Of the total amount mentioned above, based on the preliminary information currently available, Euro 60 million was considered directly attributable to the issue of BMPS Shares to service the Offer and, based on the provisions of IAS 32, recorded as a reduction in net equity, net of the related tax effect (equal to Euro 24 million). The remaining part of the estimated ancillary costs, equal to Euro 20 million, has been charged among the administrative expenses of the pro-forma consolidated income statement, as provided for by IFRS 3, with the related current tax benefits, calculated at a nominal rate of 33% (Euro 8 million), entered under the item “Income taxes for the year on current operations” together with the effects on the lower revaluation of deferred tax assets equal to Euro 22 million.

Consequently, the impact of the acquisition on pro-forma consolidated net equity, equal to Euro 2,003 million, is determined as follows:

-	BMPS share capital increase, plus share premium, totalling Euro 13,326 million;

-	deletion of the Mediobanca Group’s net equity equal to Euro 11,235 million;

-	the effect of ancillary expenses connected to the above-mentioned transaction, estimated at Euro 98 million (including VAT), and the related tax effect (Euro 10 million).

As previously mentioned, among the factors that will determine a difference between the final goodwill figure and the provisional amount indicated in the Pro-Forma Consolidated Financial Information, is the price of BMPS shares on the trading date immediately preceding completion of the Potential Acquisition. In this regard, it should be noted that, a 10% change in the unit value of BMPS shares on the day prior to the legal effectiveness of the Offer, compared to the value of Euro 6.953 (used as a reference for determining the provisional consideration transferred), would result in a change in goodwill equal to Euro 1,333 million. The following table shows how the estimated amount changes in the different scenarios.

	Amounts in millions of Euros (excluding listing and number of shares)

	Price -10%	Price	Price +10%	Price +20%	Price +30%
Reference price (a)	6.258	6.953	7.648	8.344	9.039
No. of shares to be issued (b)	1,916,543,285	1,916,543,285	1,916,543,285	1,916,543,285	1,916,543,285
BMPS capital increase (including share premium) (c)= (a) x (b)	11,993	13,326	14,658	15,991	17,323
Acquisition cost (d)=(c)	11,993	13,326	14,658	15,991	17,323
Adjusted Mediobanca Group net equity (e)	12,178	12,178	12,178	12,178	12,178
Provisional Goodwill (d)-(e)	(185)	1,148	2,480	3,813	5,146
variations	(1,333)		1,333	2,665	3,998

A further element that will affect the difference between the definitive goodwill figure and the provisional amount reported in the Pro-Forma Consolidated Financial Information is the criterion that will be adopted for the valuation of non-controlling interests. In particular, as mentioned above, if the minority interests are valued in proportion to the share of the participation held by them in the identifiable net assets of the acquired company and the Offer is not fully subscribed, the final amount of the goodwill could change.

The table below shows how – in the event of the adoption of the aforementioned criterion for the evaluation of minority interests and whether the Offer is not fully subscribed – the provisional amount of goodwill may vary in the different scenarios of the success of the Offer, starting from the Threshold Condition.

	Amounts in millions of Euros (excluding listing and number of shares)

Participation Scenario	100%	90%	80%	66.67%
Reference price (a)	6.953	6.953	6.953	6.953
No. of shares to be issued (b)	1,916,543,285	1,724,888,957	1,533,234,628	1.277,759,408
BMPS capital increase (including share premium) (c)=(a) x (b)	13,326	11,993	10,661	8,884
Acquisition cost (d)=(c)	13,326	11,993	10,661	8,884
Adjusted net equity Mediobanca Group (e)	12,178	10,960	9,742	8,119
Provisional Goodwill (d)-(e)	1,148	1,033	918	765
Variations		(115)	(230)	(383)

5.2.4.2.2.       Elisions

With reference to the “Elisions” column, the most significant reciprocal items in the balance sheet and income statement between the MPS Group and the Mediobanca Group, as resulting from the MPS Group’s accounting records, have been indicated. The elisions carried out are represented by:

-	Financial assets measured at fair value through profit or loss for Euro 19 million, entirely relating to debt securities, subject to elision with “Financial liabilities measured at amortised cost” (represented exclusively by “Outstanding securities”);

-	Financial assets measured at fair value through other comprehensive income for Euro 9 million, entirely relating to debt securities subject to elision with “Financial liabilities measured at amortised cost” (exclusively represented by “Outstanding securities”);

-	“Financial assets measured at amortised cost” for Euro 4 million, entirely referring to receivables from banks, and specifically to repurchase transactions, subject to elision with “Financial liabilities measured at amortised cost” (represented exclusively by “payables to banks”);

-	“Other assets” totalling Euro 9 million (represented by placement commissions) subject to elision with “Other liabilities”;

-	“Interest income” and “Interest expense” for Euro 1 million;

-	“Commission income” and “Commission expense” for Euro 35 million.

It should be noted that the reciprocal relationships have been cancelled out on the basis of the balances and financial statement items resulting from the MPS Group’s accounting records. It was not possible to precisely reconcile the corresponding balances for the Mediobanca Group because, as of the Information Document Date, the Offeror does not have access to the analytical accounting of the Mediobanca Group; the exact reconciliation of the reciprocal relations can only be carried out after the Potential Acquisition has been finalised.

5.3	Pro-Forma indicators for BMPS share

5.3.1	Historical and Pro-Forma data per share

The number of shares used to calculate historical data is determined as follows: for the “Net economic result per share”, reference is made to the weighted average of the shares outstanding in the 2024 financial year (“average number of BMPS shares”), equal to 1,259,689,706 on 31 December 2024; for the “Diluted net economic result per share”, the sum of the “average number of BMPS shares” and the average number of potentially dilutive shares is considered, a situation which is not present for the MPS Group as of 31 December 2024; finally, for the “Net equity per share”, the exact number of outstanding shares as of 31 December 2024 is taken into consideration, equal to 1,259,689,706, as reported in the consolidated financial statements of the MPS Group as of 31 December 2024. With reference to the historical data of the Mediobanca Group, the calculation refers to 30 June 2024 for the “Net economic result per share” and for the “Diluted net economic result per share”, and to 31 December 2024 for the “Net equity per share”. In detail: for the “Net economic result per share”, reference is made to the weighted average of outstanding shares equal to 826,608,063 as of 30 June 2024 (“average number of Mediobanca shares”); for the “Diluted earnings per share”, the sum of the “average number of Mediobanca shares” and the average number of potentially dilutive shares is considered, equal for the Mediobanca Group as of 30 June 2024 to 6,487,718, as reported in the consolidated financial statements of the Mediobanca Group as of 30 June 2024; finally, for the “Net equity per share”, the exact number of outstanding shares is considered, equal to 822,151,614, as reported in the Mediobanca Group’s condensed consolidated half-year financial statements as of 31 December 2024.

For the calculation of the pro-forma data, the number of reference shares is determined as follows: for the “Net economic result per share”, the sum of the outstanding “average number of BMPS shares” as of 31 December 2024 and the number of BMPS Shares deriving from the Capital Increase Reserved to the Offer equal to 1,916,543,285 is considered, for the “Net economic result per diluted share”, the sum of the “average number of BMPS shares” outstanding as of 31 December 2024 (equal to 1,259,689,706), the average number of potentially dilutive shares, a situation not present for the MPS Group as of 31 December 2024, and the number of BMPS Shares deriving from the Capital Increase Reserved to the Offer (equal to 1,916,543,285); finally, for the “Net equity per share”, the sum of the exact number of BMPS shares outstanding as of 31 December 2024 and the number of BMPS Shares deriving from the Capital Increase Reserved to the Offer, as above, is taken into consideration.

Pro-Forma Indicators per share	BMPS Historical Data 31.12.24	Mediobanca Historical Data		BMPS-Mediobanca Proforma Data 31.12.24
Net profit per share	1.549	1.540	(*)	1.018
Diluted net profit per share	1.549	1.528	(*)	1.018
Net equity per share	9.247	13.665	(**)	7.836

(*) Data taken from the consolidated financial statements of the Mediobanca Group as of 30 June 2024.

(**) Data calculated based on the information in the condensed consolidated half-year financial statements of the Mediobanca Group as of 31 December 2024.

5.3.2	Notes on significant changes in data per share

The historical net economic result of the MPS Group is equal to Euro 1,951 million and includes a non-recurring component equal to Euro 987.5 million relating to the revaluation of deferred tax assets, as reported in the consolidated financial statements of the MPS Group as of 31 December 2024. The pro-forma data for net economic results per share vary compared to historical data due to the combined effect of the inclusion of the result of the Mediobanca Group and the increase in the number of BMPS shares.

The pro-forma data of the net economic results per share therefore include the aforementioned non-recurring component and do not factor in the synergies that will derive from the Potential Acquisition, thus resulting in little significance. As previously indicated, BMPS expects the combined group to enable significant value creation for all shareholders, supported by greater profitability compared to the businesses operating on a standalone basis and capable of generating a double-digit growth in earnings per share adjusted for the tax rate.

5.4	Auditor’s report on pro-forma economic, financial, and asset data

On 2 April 2025, the audit firm PwC issued its report on the examination of the Pro-Forma Consolidated Financial Information as of 31 December 2024. A copy of this report is attached to this Information Document as Annex B.

This report and the pro-forma financial information to which it relates are consistent with those filed at the registered office of BMPS, and subsequent to the date indicated therein, PwC has not performed any audit procedures aimed at updating the content of the aforementioned report.

6.	PROSPECTS OF BMPS AND THE RELEVANT GROUP

6.1	General indications on the performance of BMPS from the end of the financial year to which the latest published financial statements refer

As of the date of the Information Document, there are no elements that could determine a variation or change in the MPS Guidance disclosed in the Presentation of the MPS Group 2024 Results (as described in the following paragraph). The results for the first quarter of 2025 will be published according to the relevant financial calendar on the MPS website (https://www.gruppomps.it/en/).

6.2	Information elements in relation to the reasonable forecast of the results of the current financial year

Consistently with the MPS Guidance issued as part of the Presentation of the MPS Group Results 2024, in 2025, the combination of MPS Group revenues will benefit from growth in commissions, while a decline in the interest margin is expected, which, in line with the dynamics of the system, will be affected by decreasing interest rates.

Operating expenses are expected to increase in 2025, mainly due to the effects of the renewal of the National Collective Bargaining Agreement (so-called CCNL) for the credit and financial sector and the investments in technology to be implemented to enable the digital transformation of the MPS Group, as indicated in the 2024- 28 Business Plan.

The cost of credit is expected to be lower than in 2024, thanks to effective loan portfolio management processes.

In this context, profitability is expected to be at least at the same levels as the previous year, thanks to the operational soundness of the Group.

Furthermore, the MPS Group will continue to generate capital organically, maintaining a high level of capital, with a CET1 ratio that is expected to be over 18.5% in 2025, in line with the Guidance.

It should be noted that, the above-mentioned business outlook for the MPS Group does not take into account the expected impacts of the Transaction.

* * *

Attached documentation

-	Annex A: Voluntary Report by PricewaterhouseCoopers S.p.A. on the methods used by the BMPS directors for determining the Exchange Ratio in the context of the Offer;

-	Annex B: Report by PricewaterhouseCoopers S.p.A. concerning the examination of the pro-forma economic, financial, and asset data;

-	Annex C: Report by KPMG Advisory S.p.A., as an independent expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, regarding the valuation of the Shares Subject to the Offer that are the subject of the in-kind contribution;

-	Annex D: Explanatory Report pursuant to Article 2441, paragraph 6, of the Italian Civil Code, prepared by the members of the Board of Directors.

Annex A

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INDEPENDENT AUDITOR’S REPORT NOT ISSUED PURSUANT TO ANY LEGAL REQUIREMENTS ON THE VALUATION CRITERIA ADOPTED BY THE DIRECTORS OF BANCA MONTE DEI PASCHI DI SIENA SPA TO DETERMINE THE EXCHANGE RATIO IN CONNECTION WITH THE PUBLIC EXCHANGE OFFER LAUNCHED BY BANCA MONTE DEI PASCHI DI SIENA SPA FOR ALL THE SHARES OF MEDIOBANCA - BANCA DI CREDITO FINANZIARIO SPA

To the Board of Directors of

Banca Monte dei Paschi di Siena SpA

We have been engaged by the Board of Directors of Banca Monte dei Paschi di Siena SpA (hereinafter also the “Bank”, “BMPS” or the “Offeror” or the “Company”), in connection with the voluntary public exchange offer (hereinafter also “VEO” or “Offer”) launched on 24 January 2025 by the Bank and concerning all the ordinary shares of Mediobanca – Banca di Credito Finanziario SpA (hereinafter also “Mediobanca”), to perform a limited assurance engagement on the valuation criteria (hereinafter also the “Criteria”) adopted by the Board of Directors (hereinafter also the “Directors”) of BMPS to determine the exchange ratio and related application methods.

The Criteria are set out by the Directors in the explanatory report hereto enclosed approved by the Board of Directors (hereinafter the “Directors’ Report” or the “Report”), in paragraph 2 titled “Criteria for the determination of the exchange ratio between BMPS shares and Mediobanca shares and for the consequent determination of the maximum number of newly issued BMPS shares” and drawn up in accordance with Article 2441, para. 6, of the Italian Civil Code and with Article 125-ter of Italian Legislative Decree no. 58 of 24 February 1998 as subsequently amended (hereinafter also the Italian Consolidated Law on Financial Intermediation or “TUF”) and with Article 70 of the Regulation adopted with Consob resolution no. 11971 of 14 May 1999 as subsequently amended (hereinafter the “Issuers’ Regulation”).

For each Mediobanca share tendered in the Offer, BMPS shall offer a consideration equal to no. 2.300 newly issued ordinary shares of BMPS arising from the share capital increase to serve the Offer (hereinafter the “Exchange Ratio”).

The Exchange Ratio was determined by the Board of Directors of BMPS on the basis of their own analyses and considerations conducted with the support of their financial advisors.

As reported by the Directors in their Report, the Exchange Ratio could be subject to adjustments.

The valuation of the assets being tendered was performed, pursuant to Article 2343-ter, para. 2 letter b), by KPMG Advisory SpA, which issued its valuation report on 14 March 2025.

Directors’ responsibilities

The Directors of BMPS are responsible for the drafting of the abovementioned paragraph 2 of the Report, which identifies the Criteria they selected to determine the Exchange Ratio and the related application methodologies. They are also responsible for such internal control as they determine is necessary to calculate an Exchange Ratio that is free from material misstatement, whether due to fraud or error.

Auditors’ independence and quality management

We have complied with the independence and other ethical requirements in the International Code of Ethics for Professional Accountants (including International Independence Standards, the IESBA Code) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our company applies International Standard on Quality Management 1 (ISQM Italia 1) and, accordingly, is required to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Our responsibilities

Our responsibility is to express an independent conclusion, based on the procedures we performed, as to whether the Criteria adopted by the Directors to determine the Exchange Ratio are suitable, i.e., they are reasonable and not arbitrary in the circumstances, as well as on the application of such Criteria in accordance with national and international professional and valuation practices usually adopted in similar transactions.

We carried out our work in accordance with the criteria established by “International Standard on Assurance Engagements 3000 (revised) - Assurance Engagements other than Audits or Reviews of Historical Financial Information” (“ISAE 3000 revised”), issued by the International Auditing and Assurance Standards Board applicable to limited assurance engagements. This standard requires that we plan and perform the engagement to obtain limited assurance about whether the Criteria adopted by the Directors are suitable, i.e., they are reasonable and not arbitrary in the circumstances, and have been correctly applied to determine the Exchange Ratio under the VEO. A limited assurance engagement is less in scope than a reasonable assurance engagement carried out in accordance with ISAE 3000 revised, and consequently does not enable us to obtain assurance that we would become aware of all significant matters and events that might be identified in a reasonable assurance engagement.

This report is not issued pursuant to any legal requirements and shall not be considered as the report required by article 2441, para. 4, first sentence, and para. 6 of the Italian Civil Code and Article 158 of TUF, whose subject-matter is the issue price of the new shares of BMPS as part of the share capital increase to serve the VEO.

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Criteria used by the Directors to determine the Exchange Ratio and related results

For the purposes of the Offer, in light of the nature of the consideration, represented by newly issued ordinary shares of the Offeror offered in exchange for ordinary shares of the Mediobanca tendered in acceptance of the Offer, the Board of Directors of BMPS reports that it proceeded to carry out a valuation of the shares of Mediobanca and BMPS with a view to expressing an approximate estimate of their values, on the basis of publicly available data and information. As set out in the Report, the considerations and estimates made by the Directors are therefore to be understood in general terms and with limited reference to the Offer. The valuation analyses performed by the Board of Directors to determine the Exchange Ratio were carried out from a comparative perspective and prioritising the principle of relative homogeneity and comparability of the applied valuation methodologies.

The valuation methodologies and resulting economic values of the shares of Mediobanca and of BMPS were identified by the Directors to determine the number of shares of BMPS to be issued to serve the VEO, on the basis of the outcome of the Offer. Therefore, according to the Report, under no circumstances are such valuations to be considered as possible indications of market price or value, either current or prospective, in any context other than the one under assessment.

The evaluations conducted by the Board of Directors of BMPS refer to the economic and market conditions as of 23 January 2025, corresponding to the trading day prior to the date of the announcement of the VEO (the “Reference Date”) and to the equity-economic and financial situation of BMPS and Mediobanca as reported in the consolidated interim financial statements as of 30 September 2024, in the consolidated financial statements as of 31 December 2023 for BMPS, in the consolidated financial statements as of 30 June 2024 for Mediobanca, and in the related press releases and presentations of the results to the financial community.

In order to define the Exchange Ratio, the Board of Directors of BMPS considered to use:

1.	the Stock Market Price Method;

2.	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings; and

3.	the target price methodology highlighted by research analysts.

As set out by the Directors, the stock market price method uses market prices as the information relevant for estimating the economic value of companies, using for this purpose the stock market prices expressed in share prices recorded in intervals of time deemed significant and on the assumption that there is a correlation between the prices expressed by the market for the shares of the companies being valued and their economic value. The main characteristic of this methodology lies in the possibility of expressing in relative terms the relationship existing between the values of the companies in question as perceived by the market.

Specifically, the Board of Directors of BMPS deemed appropriate to apply this methodology by adopting the following criteria: (a) use of the official prices of the Offeror’s and Mediobanca’s shares recorded on the Reference Date; (b) use of the weighted average official prices in connection with the volumes of BMPS' and Mediobanca’s shares (the so-called Volume Weighted Average Price) with a reference period of 1 month, 2 months, 3 months, 6 months and 1 year preceding the announcement date (i.e., 24 January 2025).

The second method used by the Directors is the market multiples method, according to which the enterprise value of a company is determined by taking as a reference the indications provided by the stock market with regard to companies with similar characteristics to the company being valued.

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The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, asset and financial measures of a selected sample of comparable companies. The multiples thus determined are applied, with the appropriate additions and adjustments, to the corresponding measures of the company being evaluated, in order to estimate a range of values. As can be read in the Directors’ Report, for the purposes of the Offer and on the basis of the characteristics typical to the banking sector and market practice, the Price/Projected Earnings multiple in 2025 and 2026 was selected. The multiples for the years following 2026 have been deemed by the Directors to be of limited significance, considering the lower reliability and greater variability that generally characterize consensus estimates for more distant future years. Specifically, the market multiples have been applied, for BMPS, to the 2025 and 2026 estimates derived from the 2024-28 Business Plan and, for Mediobanca, to the 2025 and 2026 consensus estimates from research analysts (as provided by the info provider FactSet as of the Reference Date). As can be inferred from the Directors’ Report, the reliability degree of the assessment of the market multiples method depends on an appropriate adaptation of the method itself to the specific valuation in question. In this regard, the similarity, from an operational and financial point of view, between the companies included in the reference sample and the companies being valued is particularly relevant. The significance of the results is, in fact, dependent on the comparability of the sample. The securities of the selected companies shall also present a good degree of liquidity and shall not regard companies whose prices could be influenced by particular contingent situations.

In their Report the Directors specified that given the existing differences between the business models of BMPS and Mediobanca, they used a specific sample for each of them, in order to better reflect the characteristic business of each company being valued. Specifically, Intesa Sanpaolo SpA., UniCredit SpA, Banco BPM SpA, BPER Banca SpA, Credito Emiliano SpA and Banca Popolare di Sondrio SpA were used in order to evaluate BMPS while Intesa Sanpaolo SpA, UniCredit SpA, FinecoBank SpA, Banca Generali SpA and Banca Mediolanum SpA were used to evaluate Mediobanca.

For the purposes of the valuation analysis of Mediobanca, given that a considerable part of its profits is generated by the qualified investment in Assicurazioni Generali SpA (equal to 13.02% at 30 June 2024), and considering that the latter is a listed company, the Directors made reference to the market valuation of this company.

The last valuation method chosen by the Directors referred to in their Report is the target price methodology highlighted by the research analysts, which determines the value of a company based on the target prices that financial analysts publish on the company. Target prices are indications of value that express an assumption about the price that a share can reach on the stock market and are derived from multiple valuation methodologies used at the discretion of the individual research analyst. For the purpose of applying the target price methodology, the Directors used the target prices of BMPS’ and Mediobanca’s ordinary shares as indicated by the research analysts relating to the companies, as available up to the Reference Date, and published following the release of BMPS’ and Mediobanca’s preliminary results as of 30 September 2024 (announced on 8 November 2024 and 12 November 2024, respectively).

The Directors report that they applied the Criteria on an individual basis and under the going-concern assumption for both BMPS and Mediobanca, also taking into account the peculiarity of the Offer.

In order to determine the Exchange Ratio, the Directors report to have identified ranges of values for each valuation method, that are: (i) for the market multiples method, a range of +/- 15% with respect to the average value and, for (ii) the target price methodology highlighted by research analysts, a minimum value calculated as the ratio between the minimum target prices of Mediobanca and BMPS

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and a maximum value calculated as the ratio between the maximum target prices of Mediobanca and BMPS.

Method	Implicit Exchange Ratio
	Minimum	Maximum
Stock Market Price Method
Spot	2.190x
1 month	2.127x
2 months	2.194x
3 months	2.379x
6 months	2.641x
12 months	2.948x
Market multiples method
P/E 2025	1.937x	2.621x
P/E 2026	1.880x	2.543x
Target price methodology highlighted by the research analysts	2.046x	2.433x

As described in the Report, the choice of the valuation methodologies adopted by the Directors for the purposes of determining the Exchange Ratio and the related results obtained must be read considering the following main limitations and valuation difficulties:

•	for the purposes of its analyses, the Bank used exclusively public data and information;

•	the Bank did not perform on Mediobanca any due diligence activity of financial, legal, commercial, tax, industrial or other nature;

•	as of the reference date, an updated business plan for Mediobanca with a time horizon consistent with that of BMPS is not publicly available. Therefore, where relevant to the application of the valuation methods, the projections of future economic trends used for BMPS were derived on the basis of the estimates of the 2024-28 Business Plan (the “MPS Plan”) while, for Mediobanca, were derived on the basis of the estimates provided by research analysts (the “Mediobanca Estimates” and, together with the MPS Plan, the “Forecasts”);

•	the analyses conducted reflect the peculiarities of valuation methodologies, whose reliability is inherently limited by a number of factors.

Considering the foregoing, as largely detailed in para. 2 of the Report, the Board of Directors of BMPS identified, within the ranges identified by applying the methodologies highlighted above, an Exchange Ratio equal to 2.300.

Procedures performed by the auditors

The procedures we performed are based on our professional judgement and include inquiries, primarily of BMPS’ personnel responsible for the determination of the Exchange Ratio and of the Company’s financial advisors, documental analyses, recalculations, and other evidence gathering procedures, as appropriate.

Specifically, we planned and performed the following main procedures:

•	examination of the Directors’ Report approved by the Board of Directors, with specific regard to the paragraph 2 related to the Criteria to determine the Exchange Ratio;

•	examination of the Criteria selected to determine the Exchange Ratio;

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•	examination of the documentation drawn up for the Board of Directors’ meeting of 23 January 2025 which passed resolutions as to the VEO including the documentation prepared by the financial advisors;

•	discussion with the Company’s management and financial advisors on the overall work performed to identify the valuation Criteria to determine the Exchange Ratio;

•	corroboration of the completeness and consistency of the Directors’ reasons on the Criteria they selected to determine the Exchange Ratio;

•	analysis of the reasonableness and non-arbitrary nature of the valuation Criteria selected by the Directors to estimate the economic values of BMPS and Mediobanca for the purpose of determining the Exchange Ratio and their consistent application;

•	analysis, for the purposes of the engagement, of the valuation of Mediobanca shares being contributed as referred to in the valuation report under article 2343-ter, para. 2, letter b) of the Italian Civil Code prepared by the expert appointed for that specific aim;

•	checks of the consistency of the measures and financial figures used by the Directors in applying the Criteria with the reference sources;

•	recalculation of the results deriving from the application of the Criteria selected by the Directors in order to verify the substantial algebraic correctness of such results;

•	development of sensitivity analyses, within the Criteria selected by the Directors to determine the Exchange Ratio and of independent valuation insights, with the aim of verifying how much these results could be affected by changes in the valuation assumptions and in the parameters assumed;

•	obtainment of a specific representation letter signed by the legal representative of the Company.

As part of our engagement, we did not perform any economic assessment of the companies involved in the VEO. Such assessment was exclusively carried out by the Board of Directors with the support of their financial advisors.

Inherent limitations encountered by the independent auditors in performing the procedures

In addition to the limitations encountered by the Directors in determining the exchange ratio as indicated in paragraph 2 of their Report, we highlight the following:

•	with reference to market methodologies, although market prices reflect values expressed by market, they are subject to significant fluctuations due to market volatility and extraordinary or speculative events. Specifically, the current market context is characterised by a considerable uncertainty due to significant geo-political tensions, together with the announcement of important transactions to consolidate and reorganise the Italian banking sector. To date, the development of such context cannot be foreseeable, nor can any economic, financial, political and social consequence be estimated. Within the context of a share exchange, such valuation difficulty is mitigated by the relative estimate between the two securities being exchanged. Furthermore, during the performance of our activities, we conducted sensitivity analyses referring to financial and market parameters updated to the Reference Date and to the average of the stock prices recorded over different time horizons deemed appropriate in light of the abovesaid context;

•	the results of the application of the market multiples method although being based on a statistically representative sample of comparable companies, are affected by a different market positioning and a different competitive level between the comparable companies of the selected sample, as well as a different corporate size. In order to mitigate such valuation difficulty, independent sensitivity analyses were developed;

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•	since an updated industrial plan of Mediobanca seemed to be unavailable at the Reference Date with a time horizon in line with that of BMPS, the Directors made reference exclusively to market methodologies. Moreover, for the purposes of applying the market multiples method, the Directors referred to a different information base for the two companies being valued. In particular, for Mediobanca the Directors referred to the Mediobanca estimates inferred from the consensus of the research analysts, while as concerns BMPS they considered the estimates taken from the MPS Plan. Such difficulties were mitigated through the development of independent valuation insights;

•	Forecasts, even when taken from economic-financial plans as well as from the consensus of the research analysts, are based by their nature on a set of realization assumptions of future events and actions that the companies being estimated must undertake; such assumptions include, inter alia, certain hypothetical assumptions which depend on factors that are, in whole or in part, beyond the control of such companies and that have, by their nature, uncertain features linked also to possible structural changes in the market. Because of the uncertainty related to the occurrence of any future events, as to whether and when such events will occur and to what extent, the difference between the estimates and the related actual values could be significant;

•	the valuation performed by the Board of Directors of BMPS refer to the economic and market conditions as at 23 January 2025 (also taking into account the stock performance in the previous months) which is the trading day prior to the VEO announcement date.

Conclusion

Based on the documentation examined and the procedures described above, taking into account the nature and the scope of our work showed in this report, without prejudice to what highlighted in the paragraph above “Inherent limitations encountered by the independent auditors in performing the procedures”, nothing has come to our attention that causes us to believe that the Criteria adopted by the Directors of Banca Monte dei Paschi di Siena SpA to determine the Exchange Ratio, as set out in paragraph 2 of the Directors’ Report, are not adequate, as they are reasonable and not arbitrary in the circumstances, and that they were not correctly applied, for the purposes of the determination of the Exchange Ratio, identified in 2.300 newly issued ordinary shares of BMPS for each share of Mediobanca tendered in the Offer.

Restriction on use

This report has not been prepared pursuant to any legal requirements and is for the exclusive benefit of the Board of Directors of Banca Monte dei Paschi di Siena SpA in connection with the VEO. Therefore, this report cannot be used for any other purposes, in whole or in part. We have not undertaken to update this report for events or circumstances that may occur after its issue.

Florence, 18 March 2025

PricewaterhouseCoopers SpA

Signed by

Marco Palumbo

(Partner)

This independent auditors’ report has been translated into English solely for the convenience of international readers. Accordingly, only the original Italian version is authoritative.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version, the Italian version shall prevail

BANCA MONTE DEI PASCHI DI SIENA S.P.A.

EXTRAORDINARY SHAREHOLDERS’ MEETING

17 April 2025 (single call)

EXPLANATORY REPORT OF THE BOARD OF DIRECTORS

ON ITEM 1) ON THE AGENDA

prepared pursuant to Article 125-ter of Legislative Decree No. 58 of 24 February 1998 as subsequently amended (“TUF”) and pursuant to Article 70 of the regulation adopted by Consob by resolution No. 11971 of 14 May 1999 as subsequently amended (“Issuers’ Regulation”).

PROPOSAL TO GRANT THE BOARD OF DIRECTORS, PURSUANT TO ARTICLE 2443 OF THE ITALIAN CIVIL CODE, THE POWER, TO BE EXERCISED BY 31 DECEMBER 2025, TO INCREASE THE SHARE CAPITAL IN ONE OR MORE TRANCHES, IN DIVISIBLE FORM, WITH THE EXCLUSION OF THE OPTION RIGHT PURSUANT TO ARTICLE 2441, PARAGRAPH FOUR, FIRST SENTENCE, OF THE ITALIAN CIVIL CODE, TO BE PAID IN BY CONTRIBUTION IN KIND, TO SERVE A VOLUNTARY PUBLIC OFFER BY BANCA MONTE DEI PASCHI DI SIENA S.P.A. RELATING ALL THE ORDINARY SHARES OF MEDIOBANCA - BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI; SUBSEQUENT AMENDMENT TO ARTICLE 6 OF THE BY-LAWS; RELATED AND CONSEQUENT RESOLUTIONS.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

EXPLANATORY REPORT OF THE BOARD OF DIRECTORS PREPARED PURSUANT TO ARTICLE 125-TER OF THE CONSOLIDATED LAW ON FINANCE (TUF) AND PURSUANT TO ARTICLE 70 OF THE ISSUERS’ REGULATION

Dear Shareholders,

the Board of Directors of Banca Monte dei Paschi di Siena S.p.A. (the “Bank” or the “Company”, or the “Offeror” or “BMPS”) has convened an Extraordinary Shareholders’ Meeting on 17 April 2025 at 10:00 a.m., in a single call, to submit for Your approval the above matter, placed under item 1 of the agenda, concerning the proposal to grant the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power to increase the Bank’s share capital in one or more tranches, in divisible form, with the exclusion of the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code and with the issuance of a maximum number of 2,230,000,000 ordinary shares (the “Maximum Share Amount”), with regular dividend rights and having the same features as those outstanding at the issue date, whose issue price will be determined by the board of directors in accordance with the law, to be paid in through contribution in kind, to service the voluntary public exchange offer by BMPS for all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni (the “Capital Increase Reserved to the Offer”), announced on 24 January 2025 with the communication issued pursuant to articles 102, paragraph 1, of the Consolidated Law on Finance and 37 of the Issuers’ Regulation (the “Offeror’s Communication”), available on the Bank’s institutional website at the following link (https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html) and promoted on 13 February 2025 through the submission - pursuant to article 37-ter of the Issuers’ Regulation - to Consob, inter alia, of the offer document prepared on the basis of scheme 2A of Annex 2 of the Issuers’ Regulation which will be made available in the manner and within the timeframe prescribed by the applicable regulations, as per the subsequent press release published by BMPS on the same date, pursuant to article 37-ter, paragraph 3, of the Issuers’ Regulation (available on the Bank’s institutional website at the following link https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html).

The proposal to amend the By-laws concerning the granting of the delegation to the Board of Directors of BMPS, pursuant to Article 2443 of the Italian Civil Code, to increase the share capital of the Bank (the “Delegation”) is described in this explanatory report (the “Report”) in accordance with the provisions of Article 2441, paragraph 6, of the Italian Civil Code, Article 125-ter of the TUF, Article 70 of the Issuers’ Regulation and Annex 3A, Schedule No. 3 of the Issuers’ Regulation. This Report, for the Shareholders’ information, also includes some information on the proposed Capital Increase Reserved to the Offer, which is expected to be executed upon exercise of the Delegation, taking into account the provisions of Schedule 3A, scheme No. 2 of the Issuers’ Regulation.

* * * * *

1.	DESCRIPTION OF THE TRANSACTION AND RATIONALE OF THE PROPOSAL TO GRANT THE DELEGATION

The Board of Directors of the Bank, on 23 January 2025 (having obtained the favourable, reasoned and binding opinion of the Committee for Related Party Transactions, issued on the same date and made available by in the manner and within the timeframe prescribed by applicable laws), resolved to promote a voluntary public exchange offer (the “VEO” or the “Offer”) pursuant to Articles 102 and 106, paragraph 4, of the TUF, concerning all the ordinary shares

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

issued by Mediobanca - Banca di Credito Finanziario Società per Azioni (“Mediobanca” or the “Issuer”), a company with shares listed on Euronext Milan (“Euronext Milan”), a regulated market organised and managed by Borsa Italiana S.p.A., including the treasury shares held by Mediobanca. The Offer was announced to the market and to Consob on 24 January 2025 by means of the Offeror’s Communication and by means of a specific press release disseminated pursuant to article 17 of Regulation (EU) No. 596/2014 (available on the Bank’s institutional website at the following link https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html).

As explained in greater detail in the Offeror’s Communication (to which full reference is made and, in particular, to paragraphs 1.2 and 1.3), BMPS decided to launch the Offer for the acquisition of Mediobanca with the aim of creating a new Italian banking champion through the union of two of the most distinctive brands in the financial services market.

BMPS believes that the Offer represents an ideal opportunity for further development and growth for both institutions and presents significant value creation for the shareholders of both companies and for all stakeholders.

The combination with Mediobanca, to the extent that it is completed, will create the third largest national banking operator in terms of total assets, loans to customers, direct deposits and total financial assets and a highly diversified player, resilient, with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the ability to compete with the main Italian and European banking institutions, through the full development of existing human capital.

In a market currently experiencing a phase with a high level of consolidation, BMPS intends to play an active role, and this potential combination represents a unique opportunity to strengthen its positioning in specific areas and key sectors, as well as to better seize future growth options. This will increase support to households and businesses, by strengthening overall support to the former, both in terms of financing needs and savings protection and management, and by supporting the latter to capture growth opportunities at domestic and international level. The resulting benefits will also be enjoyed by the territories and the entire Italian economy.

The new group will be able to rely on the distinctive skills of Mediobanca in the areas of Wealth Management, Corporate & Investment Banking and Consumer Finance, and of BMPS in the areas of Retail and Commercial Banking. Furthermore, the stake held in Assicurazioni Generali will also positively contribute to the diversification of the new Group’s revenues and will be managed in the same way as the other lines of business, according to a careful discipline for capital optimization and a strong risk-adjusted profitability approach.

The combination will offer employees of each institution the opportunity to develop their careers within a larger organization, enhancing their talent through opportunities for mutual enrichment and integration. At the same time, it will help attracting new high-profile resources, enhancing their skills and professionalism with the aim of consolidating a sustainable and competitive growth model.

The combination is entirely consistent with BMPS’ strategic guidelines as defined in the 2024-2028 business plan and will enable significant revenue growth and major cost and funding synergies, to be achieved by means of a smooth implementation process.

In terms of revenues, the transaction will allow for the generation of synergies of approximately Euro 0.3 billion per year, thanks to the enrichment of the range of products and services for families and businesses, the development of an integrated offer to the respective customer bases, and an increase in penetration and expansion of the target markets. In particular, by:

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

•	Retail Banking – introducing BMPS’ products to the customer base of Compass Banca S.p.A. (“Compass”) and Mediobanca Premier S.p.A. (“Premier”), with the support of the BMPS branch network, to facilitate a scalable provision of services and deeper market penetration. By way of example, the growth levers include:

○	Accounts and Cards – with respect to the so-called daily banking;

○	Mortgages – by leveraging the proven commercial capability of the BMPS network, also in meeting the needs of customers with respect to the relevant insurance products;

○	Bancassurance – by extending the insurance offer to Premier customers;

○	Consumer Finance – by expanding the distribution activity leveraging on the BMPS branch network, enriching the offer with insurance products and by expanding the value proposition cross-border towards new markets;

•	Private Banking – extending Mediobanca’s best practice to BMPS customers, also through Mediobanca’s asset management products (e.g., alternative investments);

•	Asset Gathering – integrating Mediobanca Premier and Widiba to create a network of financial advisors at scale to compete with the key players, supported by a distinctive digital platform, with the introduction of an integrated range of asset management products and enhancing BMPS capabilities in insurance;

•	Corporate & Investment Banking – combining BMPS’ balance sheet potential with Mediobanca’s Investment Banking activity and by initiating a development program to support the growth of companies throughout the country. Similarly, by leveraging Mediobanca’s specialized experience in Advisory and Markets for widespread distribution to BMPS’ corporate customers.

At the same time, the transaction will generate significant cost synergies in terms of administrative expenses, and will allow for the targeted optimization of overlapping functions. In addition, savings will be derived from the rationalization of the combined investment plan of the two banks, thus avoiding duplication of investments in the areas subject to the combination.

The expected savings amount to approximately Euro 0.3 billion per year. By way of example, the levers include:

•	the centralization of procurement from large suppliers and the extension of best practice in terms of cost governance;

•	the optimization of IT investments and digital transformation for shared areas, for example for the BMPS consumer finance platform;

•	the optimization of wealth management support activities for both Private Banking and Asset Gathering;

•	the combined development of the platform for Corporates as well as optimization of the product factories (e.g., MBFACTA and MPS Factoring);

•	the deletion of duplications in central functions, both in operational and resource terms.

Furthermore, the combination will allow synergies in funding to be realized for approximately Euro 0.1 billion per year due to a more balanced funding mix, leveraging BMPS’ commercial funding capacity and optimizing the combined entity’s wholesale funding position.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

The industrial project, characterized by the significant complementarity of the two business models (which significantly reduces the execution risk), will be carried out with a straightforward integration and one-off integration costs estimated at approximately Euro 0.6 billion before taxes, expensable in the first year.

The transaction also aims to accelerate the utilization of Deferred Tax Assets (“DTA”) held by BMPS, by leveraging a higher consolidated tax base and recording Euro 1.3 billion of DTA (currently off-balance sheet) on the balance sheet, bringing the total to Euro 2.9 billion. Over the next six years, the utilization of these DTA will generate a significant capital benefit (Euro 0.5 billion per year), in addition to the net result.

The combined group will be strengthened, with a diversified revenue stream and a strong resilience capable of successfully competing in different scenarios, while also enabling significant value creation for all shareholders, supported by higher profitability compared to the standalone businesses and able to generate a double-digit growth in earnings per share.

Shareholders will benefit from a dividend policy that is sustainable over time, with growth in the dividend per share, while confirming BMPS’ solid capital position (pro-forma Common Equity Tier 1 ratio of approximately 16% upon completion of the transaction).

Finally, the sustainability strategies of the two banks will be consolidated, by leveraging their respective ESG capabilities to strengthen the positioning of the combined entity and promote commitment to the communities and regions where they operate.

BMPS’ high governance standards will be maintained throughout the entire combination process and beyond, ensuring transparency, accountability, and a balanced approach that respects all stakeholders, thus contributing to the creation of a sustainable and competitive long-term model.

Subject to the following, the Offer envisages that, for each share of Mediobanca tendered to the Offer, BMPS will offer a unitary consideration represented by 2.300 newly issued ordinary shares of BMPS (the “Consideration”) deriving from the Capital Increase Reserved to the Offer.

As indicated in the Offeror’s Communication, the Offer’s Consideration may be subject to adjustment. In particular, it is provided, inter alia, that “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror were to pay a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders or, in any event, the coupon relating to dividends resolved but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the shares of MPS, the Consideration shall be adjusted to take account of the dividend distributed (or the related interim dividend) or the reserve distributed”. In addition, the Offeror’s Communication provides for further scenarios for the adjustment of the Consideration and, specifically, any operation on the share capital of the Issuer and/or on the Mediobanca shares, while in any case the Offeror retains the right to avail itself (or to waive its right to avail itself) of the relevant condition of effectiveness, where applicable, in relation to such individual event.

In light of the above, it should be noted that, on 6 March 2025, the Board of Directors of BMPS resolved to propose to the ordinary Shareholders’ Meeting of the Bank the allocation of a total of Euro 1,083 million deriving from the net profit resulting from the draft financial statements as of 31 December 2024 (equal to Euro 1,923 million), to its Shareholders, as a dividend corresponding to Euro 0.86 per share. The dividend, subject to its approval by the shareholders’ meeting, will be paid on 21 May 2025, with an ex-dividend date on 19 May 2025 (record date 20 May 2025).

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

Furthermore it should be noted that, on 10 February 2025, Mediobanca’s Board of Directors announced to the market - on the occasion of the approval of Mediobanca’s half-yearly report as of 31 December 2024 - the distribution of an interim dividend to its shareholders in May 2025 (and the corresponding balance in November 2025). In the event that the coupon of the aforesaid interim dividend (and the corresponding balance) is actually detached or the interim dividend (and the corresponding balance) is paid before the payment date of the Offer, the Offer’s Consideration will be consequently and consistently adjusted to take this circumstance into account.

Separately, and in any event, the Offer’s Consideration may be further adjusted upon the occurrence of the other events indicated in the Offeror’s Communication and mentioned above.

Finally, in the event that the Board of Directors of Mediobanca, in execution of the delegation granted by the extraordinary Shareholders’ Meeting of the Issuer on 28 October 2024, proceeds - prior to the payment date of the Offer - with the cancellation of the treasury shares purchased in execution of the authorization from the same ordinary Shareholders’ Meeting of Mediobanca on 28 October 2024, and/or any transactions to reduce the number of outstanding Mediobanca shares and/or the payment of the interim dividend or the related balance thereof, and subject to adjustments and/or modifications relating to the content and/or structure of the Offer, it will not be necessary to issue the entire Maximum Share Amount.

The Capital Increase Reserved to the Offer to which the Delegation proposal refers is therefore aimed at the issuance of BMPS ordinary shares to be offered as consideration for the Mediobanca shares tendered in acceptance of the Offer even if potentially adjusted and/or amended. In fact, the acceptance of the Offer by the Mediobanca’s shareholders entails, from a technical-legal point of view, the contribution in kind of ordinary shares of Mediobanca in favour of BMPS, in exchange for the subscription of the Capital Increase Reserved to the Offer, which is, therefore, an essential prerequisite of the Offer.

The proposal to grant the Delegation to the Board of Directors of BMPS, which is the subject matter of this Report, is therefore functional and instrumental to the Offer announced by BMPS with the Offeror’s Communication and promoted on 13 February 2025 through the filing of the offer document with Consob.

As described in the Offeror’s Communication, the VEO may only commence, inter alia, subject to and following: (i) the approval by the extraordinary Shareholders’ Meeting of BMPS of the proposal of Delegation (to which this Report refers) and (ii) the resolution, by the Board of Directors, of the aforesaid Capital Increase Reserved to the Offer in the context of the exercise of the Delegation; all subject to the obtaining of the authorisations described in Paragraph 1.4 of the Offeror’s Communication (see also Paragraph 15 below).

The proposal to grant the Board of Directors with the Delegation is justified by the fact that this instrument is more suitable to ensure flexibility, compared to the capital increase resolution directly passed by the Shareholders’ Meeting, necessary to determine the terms and conditions of the capital increase transaction for the purpose of a public exchange offer and, consequently, to respond to and adapt to the features of the Offer, even if potentially adjusted and/or amended. As confirmed in previous cases with structures comparable to the Offer, as well as in similar ongoing transactions, the Delegation instrument also allows to more efficiently coordinate the requirements provided for by the regulations laid down in the Italian Civil Code on the execution of the capital increase to be paid in kind, with the rules provided for by the TUF and the Consob implementing regulations for the promotion, the execution and the completion of a voluntary public exchange offer; this with particular reference to the possible use of the Delegation, upon completion of the Offer, also for the purpose of fulfilling the sell-out pursuant to article 108, paragraphs 1 and

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

2, of the TUF and/or the potential exercise of the squeeze-out right in connection with the remaining shares of BMPS pursuant to Article 111 of the TUF, where applicable.

Based on the contents of the Offer and taking into account: (i) the amount of the dividend proposed by BMPS, although not yet approved by the Shareholders’ Meeting (equal to Euro 0.86 per share), (ii) a maximum amount of No. 16,178,862 additional shares (the “Additional Shares”) that may be issued by Mediobanca to serve long-term share-based incentive plans (the “Incentive Plans” or the “Plans”)1 (if revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans, and provided that some of them include the possibility to use Mediobanca’s treasury shares in portfolio instead of the Additional Shares, without prejudice to the limitations underlying the issuance of Additional Shares under the Plans), and (iii) the fact that, as of the date of this Report, Mediobanca’s Board of Directors has not yet resolved upon the distribution of the interim dividend to its shareholders (as already announced by Mediobanca on 10 February 2025) and the cancellation of the treasury shares in portfolio, the Board of Directors of BMPS, based on the contents of the Offer, for the sake of utmost caution, and according to a highly conservative approach, resolved that the maximum number of BMPS shares to be issued to serve the Offer will be equal to No. 2,230,000,000.

Therefore, in light of the foregoing, it should be noted that, the Maximum Share Amount subject to the Delegation to the Board of Directors, pursuant to this Report, may be reduced as a result of the distribution of the interim dividend (and the corresponding balance), the potential cancellation of treasury shares by Mediobanca, and the allotment of treasury shares to the beneficiaries of the Incentive Plans (if revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans), in lieu of the Additional Shares (without prejudice to the applicable legal and regulatory provisions governing the aforementioned Plans), if these events occur before the Offer payment date.

The Delegation proposal, therefore, provides that the Capital Increase Reserved to the Offer may be resolved upon by the Board of Directors by 31 December 2025, also in one or more tranches and in divisible form, for an amount equal to Euro 5.917 for each newly issued share (amount corresponding to the implied nominal value, rounded to the third decimal number, of BMPS shares currently issued, as recorded on the date of this Report)2 and, therefore, subject to the following paragraphs, for the Maximum Share Amount (i.e., a maximum amount of No. 2,230,000,000 BMPS shares) and for an amount of share capital equal to maximum amount of Euro 13,194,910,000, plus any share premium.

The proposed Delegation entails by law the exclusion of the option right pursuant to Article 2441, paragraph four, first sentence of the Italian Civil Code (in the event of a share capital increase to be paid up through contributions in

1 Based on publicly available information, the following long-term share-based Incentive Plans approved by and which could be served, in whole or in part, by newly issued Mediobanca shares approved by the Issuer itself are currently in place:

1.	2015 Performance Shares Plan, approved by the ordinary Shareholders’ Meeting of Mediobanca on 28 October 2015 (and updated by the ordinary shareholders’ meeting on 28 October 2019);

2.	Long Term Incentive Plan 2019-2023, approved by the ordinary Shareholders’ Meeting of Mediobanca on 28 October 2019;

3.	Long Term Incentive Plan 2023-2026, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023; and

4.	2023-2026 Broad-Based Share Ownership and Co-investment Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023.

2 The implied nominal value is calculated as the ratio of the current share capital of BMPS to the number of currently issued shares.

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kind), as the newly issued shares of BMPS will be subscribed and paid up through the contribution to BMPS of the shares of Mediobanca tendered to the Offer and will therefore be reserved to the participants to the Offer.

Without prejudice to all the powers and prerogatives of the Board of Directors regarding the transaction (including, for the sake of clarity only, the ability to adjust and/or amend the content and/or structure of the Offer and/or identify different and/or additional methods for its execution), it is hereby acknowledged that, the number of new shares to be issued upon the exercise of this Delegation will depend on the level of actual acceptances collected during the Offer and/or, subject to compliance with the above-mentioned maximum amount, also due to any above-mentioned changes that may be made to the Offer in accordance with applicable regulations.

Finally, it should be noted that, in relation to the proposed Capital Increase Reserved to the Offer, the measures and safeguards set forth in the “Regulation of Related Party Transactions”, adopted by Consob resolution No. 17221 of 12 March 2010, as amended and supplemented (the “RPT Regulation”), and in the “Group Regulation on the management of prescriptive compliance with related parties, related subjects and Bank officers’ obligations” (the “BMPS Regulation”), adopted by the Board of Directors of BMPS in compliance with the RPT Regulation, as well as with the Bank of Italy Circular No. 285/13, Part Three, Chapter 11 and subsequent amendments and additions, on the subject of risk activities and conflicts of interest with respect to connected parties. This is because certain persons with shareholdings, over 3%, in Mediobanca also hold significant shareholdings (i.e., higher than 3%) in BMPS and, therefore, fall under the definition of “discretionary” related parties. The procedure provided for in the RPT Regulation and the BMPS Regulation was duly carried out and concluded with the issue of a favourable opinion on the fairness and substantive and procedural correctness of the Offer and, in particular, of the Capital Increase Reserved to the Offer, issued by the BMPS Related- Party Transactions Committee, composed of independent directors. For a complete disclosure of the activities carried out, please refer to the information document prepared pursuant to Article 5 of the RPT Regulation, published on the Bank’s institutional website https://www.gruppomps.it/en/.

The Related Party Transactions Committee, in addition to the aforementioned opinion, was then once again involved with reference to the capital increase proposal to be submitted to the Shareholders’ Meeting convened for 17 April 2025 in order, among other things, to verify its consistency with the terms and conditions of the Offeror’s Communication. During this discussion, having pointed out that, as of the date of this report, no changes had occurred with respect to what had already been set forth in the opinion issued on 23 January 2025. The Committee for Related Party Transactions will therefore continue to monitor the progress of the overall transaction.

2.	CRITERIA FOR THE DETERMINATION OF THE EXCHANGE RATIO BETWEEN BMPS SHARES AND MEDIOBANCA SHARES AND FOR THE CONSEQUENT DETERMINATION OF THE MAXIMUM NUMBER OF NEWLY ISSUED BMPS SHARES

2.1.	Preamble

The Offeror’s Communication provides that BMPS shall offer to the participants to the VEO, for each 10 Mediobanca shares tendered to the Offer, as the Offer’s Consideration, No. 23 newly issued BMPS ordinary shares having the same features as the currently outstanding BMPS ordinary shares: this is equivalent to a ratio of No. 2,300 newly issued BMPS ordinary shares for each Mediobanca share tendered to the VEO, subject to the provisions of paragraph 5 below with reference to the treatment of fractional shares deriving from the exchange.

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The aforementioned exchange ratio was determined by the Board of Directors of BMPS based on their own assessments and considerations, carried out with the advice and support of its financial advisors, and as indicated in the Offeror’s Communication, the Consideration has been determined on the assumption that, prior to the payment date of the Offer: (x) neither the Issuer nor the Offeror will approve or give effect to any ordinary (including interim dividends) or extraordinary distribution of dividends drawn from profits and/or other reserves; and (y) the Issuer will not approve or give effect to any transaction involving its share capital and/or Mediobanca shares.

Any adjustment to the Consideration as a result of the foregoing will be disclosed in the manner and within the timeframes prescribed by the applicable law.

2.2.	Valuation criteria selected by the Directors to determine the exchange ratio

For the purposes of the Offer, in light of the nature of the Consideration, represented by newly issued ordinary shares of the Offeror offered in exchange for ordinary shares of the Issuer tendered in acceptance of the Offer, the Board of Directors of BMPS proceeded to carry out a valuation of the shares of Mediobanca and of BMPS with a view to expressing an approximate estimate of their values, on the basis of publicly available data and information. The considerations and estimates made are therefore to be understood in general terms and with limited reference to the Offer. The valuation analyses performed by the Board of Directors in order to determine the exchange ratio were carried out from a comparative perspective and prioritising the principle of relative homogeneity and comparability of the valuation methodologies applied.

The valuation methodologies and the resulting economic values of the shares of Mediobanca and of BMPS were identified for the purpose of determining the number of BMPS shares to be issued to service the VEO, based on its outcome. Under no circumstances are such valuations to be considered as possible indications of market price or value, either current or prospective, in any context other than the one under consideration.

The evaluations conducted by the Board of Directors of BMPS refer to the economic and market conditions as of 23 January 2025, corresponding to the trading day prior to the date of the announcement of the VEO (the “Reference Date”) and to the patrimonial-economic and financial situation of BMPS and Mediobanca as reported in the consolidated interim financial statements as of 30 September 2024, in the consolidated financial statements as of 31 December 2023 for BMPS, in the consolidated financial statements as of 30 June 2024 for Mediobanca, and in the related press releases and presentations of the results to the financial community.

In particular, the BMPS Board of Directors decided to use, for the purpose of the determination of the Consideration:

-	the Stock Market Price Method;

-	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings; and

-	the target price methodology highlighted by research analysts.

The choice of the methodologies and the results of the valuation analyses carried out by BMPS as at the Reference Date for the purpose of determining the exchange ratio must be interpreted in light of the ratio presented the following main limitations and difficulties:

(i)	the Bank used exclusively public data and information for the purposes of its analyses;

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(ii)	the Bank has did not perform any financial, legal, commercial, tax, industrial or any other due diligence activities on Mediobanca;

(iii)	as at the reference date, an updated business plan for Mediobanca with a time horizon consistent with that of BMPS was not publicly available. Accordingly, where relevant to the application of the valuation methods, the projections of future economic performance used for BMPS were inferred on the basis of the estimates of the 2024-28 Business Plan while, for Mediobanca, were derived on the basis of the estimates provided by research analysts;

(iv)	the analyses conducted reflect the peculiarities of valuation methodologies, whose reliability is inherently limited by a number of factors.

The following is a summary description of each of the methodologies used to determine the Offer’s consideration:

(a)	Stock Market Price Method: the Stock Market Price Method uses market prices as the relevant information for estimating the economic value of companies, using for this purpose the stock market prices expressed in share prices recorded in intervals of time deemed significant and on the assumption that there is a correlation between the prices expressed by the market for the shares of the companies being valued and their economic value. The main characteristic of this methodology lies in the possibility of expressing in relative terms the relationship existing between the values of the companies in question as perceived by the market.

In this specific case, it was deemed appropriate to apply this methodology by adopting the following criteria: (a) use of the official prices of the Offeror’s and Mediobanca’s shares recorded on the Reference Date; (b) use of the weighted average official prices in connection with the volumes of BMPS’ and Mediobanca’s shares (the so-called Volume Weighted Average Price) with reference periods of 1 month, 2 months, 3 months, 6 months and 1 year prior to the announcement date (i.e., 24 January 2025).

The following table shows (i) the implied exchange rates and (ii) the premiums that the Consideration incorporates based on the BMPS and Mediobanca Weighted Average Prices recorded on the Reference Date and in the periods indicated below prior to the Reference Date (included).

	Weighted Average Price (Euro)		Implied Exchange	Implied Premium vs.
Reference Period	BMPS	Mediobanca	Ratio (x)	Market Prices
Values based on the prices as of 23 January 2025	6.953	15.227	2.190	5.03%
Values based on the weighted average prices over 1 month (including 23 January 2025)	6.954	14.795	2.127	8.11%
Values based on the weighted average prices over 2 months (including 23 January 2025)	6.547	14.363	2.194	4.84%
Values based on the weighted average prices over 3 months (including 23 January 2025)	6.099	14.508	2.379	(3.31)%

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Values based on the weighted average prices over 6 months (including 23 January 2025)	5.567	14.703	2.641	(12.91)%
Values based on the weighted average prices over 12 months (including 23 January 2025)	4.724	13.928	2.948	(21.99)%

(b)	Market Multiples Method: according to the Market Multiples Method, the value of a company is determined by taking as a reference the indications provided by the stock market with regard to companies with similar characteristics to the company being valued.

The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, asset and financial metrics of a selected sample of comparable companies. The multiples thus determined are applied, with the appropriate additions and adjustments, to the corresponding magnitudes of the company being evaluated, in order to estimate a range of values. For the purposes of the Offer and on the basis of the characteristics typical to the banking sector and market practice, the Price/Projected Earnings multiple in 2025 and 2026 was selected (the multiples for the years following 2026 were deemed to be of limited significance, considering the lower reliability and greater variability that generally characterize consensus estimates for prospective years further out in time).

The degree of reliability of the market multiples method of valuation depends on an appropriate adaptation of the method itself to the specific valuation in question. In this regard, the similarity, from an operational and financial point of view, between the companies included in the reference sample and the companies subject to valuation is particularly relevant. The significance of the results is, in fact, dependent on the comparability of the sample. The securities of the selected companies shall also present a good degree of liquidity and shall not concern companies whose prices could be influenced by particular contingent situations.

It should be noted that, given the differences between the business models of BMPS and Mediobanca, a specific sample was used in order to better reflect the peculiarities of each company’s business. In particular, for the purpose of the evaluation of BMPS, Intesa Sanpaolo, UniCredit, Banco BPM, BPER, Credito Emiliano and Banca Popolare di Sondrio were taken into consideration, while for the purpose of the evaluation of Mediobanca, Intesa Sanpaolo, UniCredit, FinecoBank, Banca Generali and Banca Mediolanum were taken into consideration.

The market multiples were applied, for BMPS, to the 2025 and 2026 estimates derived from the 2024-28 Business Plan and, for Mediobanca, to the 2025 and 2026 consensus estimates from research analysts (as provided by the information provider FactSet as of the Reference Date).

The following table shows the Price/Projected Earnings multiples for 2025 and 2026 of the selected companies as of the Reference Date, based on the consensus estimates of research analysts for 2025 and 2026, as provided by the information provider FactSet as of the Reference Date. For illustrative purposes and

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completeness, the table also shows the multiples of Mediobanca based on the prices as of the Reference Date and on the implied valuation of the Consideration based on the BMPS price as of the Reference Date.3

	Projected Price/ Earnings
Comparable Companies	2025		2026
Intesa Sanpaolo	8.2	x	8.1	x
UniCredit	7.5	x	7.6	x
Banco BPM	8.4	x	8.6	x
BPER	7.2	x	7.1	x
Credito Emiliano	7.8	x	8.1	x
Banca Popolare di Sondrio	8.8	x	9.3	x
FinecoBank	18.6	x	17.8	x
Banca Generali	15.3	x	14.7	x
Banca Mediolanum	10.7	x	10.7	x
Mediobanca	9.6	x	9.2	x
Mediobanca at the Offer’s Consideration	10.0	x	9.7	x

For the purposes of the valuation analysis of the Issuer, in light of the fact that a significant portion of the Issuer’s profitability is generated by the qualified shareholding in Assicurazioni Generali S.p.A. (equal to 13.02% as of 30 June 2024), and considering that the latter company is listed, the market valuation has been used in this regard.

(c)	Research analysts’ target price method: the target price method determines the value of a company based on the target prices that financial analysts publish on the company. Target prices are indications of value that express an assumption about the price that a share can reach on the stock market and are derived from multiple valuation methodologies used at the discretion of the individual research analyst.

For the purpose of applying the target price methodology, the target prices of BMPS’ and Mediobanca’s ordinary shares as indicated by the research analysts relating to the companies, as available up to the Reference Date, and published following the release of BMPS’ and Mediobanca’s preliminary results as of 30 September

3 The content of the above table does not imply any judgment by BMPS on any of the banking companies listed therein, except for Mediobanca, nor does it represent any opinion regarding investment or divestment evaluations related to any financial instrument or security.

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2024 (announced on 8 November 2024 and 12 November 2024, respectively) were used.

The valuation methodologies described above have been applied on an individual and business continuity basis for both the Bank and Mediobanca and also taking into account the specific features of the Offer.

In order to determine the exchange ratio, ranges of values were identified for each valuation method, i.e.: (i) for the market multiples method, a range of +/- 15% with respect to the average value and, for (ii) the target price method highlighted by research analysts, a minimum value calculated as the ratio between the minimum target prices of Mediobanca and BMPS and a maximum value calculated as the ratio between the maximum target prices of Mediobanca and BMPS.

On the basis of the analyses carried out according to the evaluation criteria described above, the following findings emerged.

Implied exchange ratio
Methodology	Minimum	Minimum
Stock Market Price Method
Spot	2.190x
1 month	2.127x
2 months	2.194x
3 months	2.379x
6 months	2.641x
12 months	2.948x
Market Multiples Method
P/E 2025	1.937x	2.621x
P/E 2026	1.880x	2.543x
Target price method highlighted by research analysts	2.046x	2.433x

Finally, it should be noted that, the Board of Directors of BMPS has mandated the firm appointed for the statutory audit of BMPS’ accounts, PricewaterhouseCoopers S.p.A. (“PwC”), to prepare, on a voluntary basis and according to the criteria indicated in the ISAE “3000 revised” – limited assurance appointment, a report regarding the adequacy, in so far as is reasonable and nondiscretionary, of the criteria adopted by the same Board for determining the exchange ratio in the context of the VEO, in accordance with the national and international valuation practice and professional techniques applicable to transactions of this nature.

Concurrently with the publication of this Report, the aforementioned PwC report, prepared on a voluntary basis, will also be made available to the public, for the purpose of providing more complete and accurate information to BMPS’ shareholders, in view of their extraordinary Meeting. Therefore, reference is made to the aforementioned report for any further information on this matter.

3.     DETERMINATION OF THE ISSUE PRICE OF THE NEWLY ISSUED SHARES, ENVISAGED ALLOTMENT RATIO

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The issue price of the BMPS shares to be issued in the context of the Capital Increase Reserved to the Offer will be determined by the Board of Directors when exercising the Delegation, pursuant to and in accordance with article 2441, paragraph 6 of the Italian Civil Code.

Furthermore, when exercising the Delegation, whether it is granted, and subject to the limitation constituted by the value that the Independent Expert, in its appraisal or updates thereto, has attributed or will attribute to the Mediobanca shares to be contributed pursuant to Articles 2440, paragraph 2 and 2343-ter of the Italian Civil Code, the Board of Directors of BMPS will determine the portion of the issue price that will be allocated to the share capital and the portion of the issue price that will be allocated to the share premium reserve, with the clarifying note that, as indicated in Paragraph 1: (i) in connection with the portion of the issue price to be allocated to share capital, it will be equal to Euro 5.917 for each newly issued BMPS share (an amount corresponding to the implied nominal value, rounded to the third decimal place, of the currently issued BMPS shares as recorded on the date of this Report), and therefore, for the Maximum Share Amount (i.e., a maximum amount of No. 2,230,000,000 BMPS shares) and a share capital amount of up to Euro 13,194,910,000, in addition to any share premium, and (ii) the remaining portion of the issue price will be allocated to the share premium reserve.

It should be noted that, in accordance with the applicable international accounting standards, the increase in BMPS’ net equity, which will be recorded in accounting terms, will not be based on the issue price determined by the Board of Directors when exercising the Delegation; instead, it will correspond to the fair value of BMPS shares that will be assigned to those who accept the Offer; this fair value will correspond to the stock market price of BMPS shares on the date the exchange is made with Mediobanca shares tendered in acceptance of the Offer.

It should be noted that PwC, as the company entrusted with the statutory audit of BMPS’ accounts, has been appointed and will issue its fairness opinion on the issue price of the BMPS shares to be offered in the Offer, pursuant to Article 2441, paragraph six, of the Italian Civil Code and Article 158 of the TUF. Therefore, on the occasion of exercising the Delegation for the Capital Increase Reserved to the Offer, PwC will issue the aforementioned fairness opinion on the issue price of the BMPS shares to be offered in exchange as part of the Offer.

Pursuant to Article 70, paragraph 7 of the Issuers’ Regulation, the mentioned PwC opinion will be made available to the public within the terms and in the manner prescribed by law.

4.	VALUATION OF THE CONTRIBUTED ASSETS REFERRED TO IN THE APPRAISAL PURSUANT TO ARTICLES 2440, PARAGRAPH 2, 2343-TER, PARAGRAPH 2, LETTER B) AND 2343-TER, PARAGRAPH 2, LETTER B) OF THE ITALIAN CIVIL CODE. B), AND 2343-QUATER, OF THE ITALIAN CIVIL CODE.

As provided for by the applicable provisions of the Italian Civil Code for the hypotheses of contributions in kind, the value of the shares of Mediobanca to be contributed to BMPS must be subject to a specific valuation by an expert. In this regard, with a view to the exercise of the Delegation, the Board of Directors of BMPS resolved, pursuant to Article 2440, paragraph 2, of the Italian Civil Code, to rely on the provisions of Article 2343-ter (also for the purposes of Articles 2343-quater and 2443, paragraph 4) of the Italian Civil Code for the purpose of the valuation of the Mediobanca shares subject to the contributions in kind.

These rules make it possible not to require a sworn appraisal of the assets transferred to be prepared by an expert, appointed by the Court in the district where the transferee company has its registered office, in the event that, pursuant

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to article 2343-ter of the Italian Civil Code, “the value attributed, for the purposes of determining the share capital and any share premium, to the assets in kind [...] subject to transferred is equal to or lower [...] than the value resulting from a valuation referring to a date not more than six months prior to the contribution and in accordance with the generally recognised principles and criteria for the valuation of the assets to be contributed, provided that the valuation is made by an expert who is independent from the party making the contribution, from the company and from the shareholders who individually or jointly exercise control over the transferor or over the company itself, and is endowed with adequate and proven professionalism”.

The Bank has entrusted this task to KPMG Corporate Finance, a division of KPMG Advisory S.p.A. (the “Independent Expert”), which, on 14 March 2025, issued its report on the valuation of Mediobanca’s shares, which was made available to the public at the same time of this Report, and according to the procedures provided for by the laws and regulations in force, for the purpose of providing more complete and timely information to BMPS members in view of the Shareholders’ Meeting (available on the Bank’s website, in the Corporate Governance – Shareholders’ Meetings and BoD section, at https://www.gruppomps.it/en/ as well as at the following link https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html).

The decision to use, in line with market practice in the case of public exchange offers, a valuation carried out by an independent expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, was also justified by the need to evaluate the contribution of a significant block of Mediobanca shares and not of individual listed securities.

In the appraisal of the Independent Expert, to which full reference is made, he concluded that as of 14 March 2025, based on the financial position as of 31 December 2024, and on the elements and methods outlined in such document, the fair value of Mediobanca shares was not less than Euro 16,406 for each Mediobanca shares cum dividend, or equal to Euro 15,852 per each Mediobanca share, ex dividend.

That being said, also in order to ensure that the Independent Expert’s report refers to a date no more than six months prior to the contribution, in compliance with Article 2343-ter, second paragraph, letter b), of the Italian Civil Code, it cannot be ruled out that, close in time to the execution of the Delegation, BMPS’ Board of Directors may request an update to the aforesaid report that reflects, in its assessment, updated information on Mediobanca and on the economic and market situation.

For all other aspects relating to the manner in which the contributions in kind were made and the Independent Expert’s report, please refer to the applicable legal provisions and, in particular, Articles 2343-ter, 2343-quater and 2443, paragraph 4, of the Italian Civil Code.

5.	INDICATION OF THE NUMBER, DIVIDEND ENTITLEMENT DATE AND ISSUE PRICE OF THE NEW SHARES SUBJECT TO THE CAPITAL INCREASE IN KIND

As illustrated in Paragraph 1 above, upon the exercise of the Delegation by the Board of Directors, whether it is granted, the Capital Increase Reserved to the Offer will cover the Maximum Share Amount and, therefore, an amount of BMPS share equal to maximum No. of 2,230,000,000 to be issued and paid up by means of a contribution in kind to BMPS of the shares of Mediobanca tendered in acceptance of the Offer; in accordance with the above, based on the exchange ratio indicated in the Offeror’s Communication, the newly issued BMPS shares to be issued through the contribution in kind of Mediobanca shares correspond to 23 BMPS shares for each 10 Mediobanca shares tendered to the Offer.

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If the result of the application of the exchange ratio for the Mediobanca shares tendered to the Offer is not a whole number of newly issued BMPS shares, it is expected that the intermediary in charge of coordinating the collection of acceptances of the Offer will aggregate the fractional units of BMPS shares pertaining to the accepting parties and will subsequently sale on Euronext Milan the whole amount of BMPS shares resulting from such aggregation, for the purpose of the overall balancing of the transaction. Further information on the treatment of the fractional unit will be provided in the offer document, which will be made available to the public following Consob’s approval, in the manner and within the terms provided by applicable laws and regulations.

It should also be noted that, the Maximum Share Amount subject to the Delegation to the Board of Directors referred to in this Report has been increased from No. 1,916,543,285 (as reported in the Offeror’s Communication) to No. 2,230,000,000, also for the purpose of ensuring coverage for all the following possible scenarios, according to a highly conservative approach: (i) the proposed distribution of the BMPS’ dividend (equal to Euro 0.86 per share) for the fiscal year ended 31 December 2024, recently approved by the BMPS’ Board of Directors and not yet approved by the BMPS Shareholders’ Meeting, and (ii) the hypothetical issuance of a maximum amount of No. 16,178,862 Additional Shares (in the event that the Incentive Plans are revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans, although certain Plans provide the possibility of using – instead of the Additional Shares – Mediobanca treasury shares in portfolio, without prejudice to the limitations underlying the issuance of Additional Shares under the Plans).

Lastly, it is important to mention that, the aforementioned Maximum Share Amount does not take into account, by way of example, the detachment of the coupon and/or the payment of the interim dividend pre-announced by Mediobanca on 10 February 2025, and/or the relevant balance and/or the possible cancellation by Mediobanca of treasury shares. The occurrence of such circumstances would not make it necessary to issue the entire Maximum Share Amount.

The ordinary shares of BMPS, which will be issued following the exercise of the Delegation, will have the same dividend entitlement as the ordinary shares of BMPS outstanding as of the date of the relevant issue and, therefore, will grant their holders the same rights as the shares of BMPS already outstanding at the time of the issue and will be admitted to trading on Euronext Milan as of the date of payment of the consideration under the Offer. The issue price of the BMPS shares that will be offered in the context of the Offer (including the relevant share premium) will be determined by the Board of Directors when exercising the Delegation, pursuant to Article 2441, paragraph 6 of the Italian Civil Code.

6.	STRUCTURE OF THE COMPANY’S INDEBTEDNESS

The contribution of the shares of Mediobanca subject to the Offer is not expected to have any impact on the structure of BMPS’ financial indebtedness.

7.	INFORMATION ON THE RESULTS OF THE LAST FINANCIAL YEAR AND GENERAL INDICATIONS ON THE DEVELOPMENT OF OPERATIONS AND THE FORESEEABLE CLOSURE OF THE CURRENT FINANCIAL YEAR

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On 17 April 2025, the ordinary Shareholders’ Meeting of BMPS is called upon to approve the financial statements for the year ending 31 December 2024 and the distribution of the dividend. Please refer to the report of the Board of Directors with reference to items 1.1 and 1.2 on the agenda of the Shareholders’ Meeting (Ordinary part), and to the related annexes - made available to the public in accordance with applicable regulations - for complete information on the results (including consolidated results) of BMPS for the year ended 31 December 2024, as well as for information on the operating performance for the current year, the foreseeable closure of the latter and the proposed dividend distribution.

8.	UNDERWRITING AND/OR PLACEMENT SYNDICATES

In relation to the Capital Increase Reserved to the Offer, since it is a share capital serving a public exchange offer, no underwriting and/or placement syndicates are envisaged.

9.	ANY OTHER FORMS OF PLACEMENT ENVISAGED

No other forms of placement are envisaged.

10.	SHAREHOLDERS WHO HAVE EXPRESSED THEIR WILLINGNESS TO SUBSCRIBE TO THE NEWLY ISSUED SHARES

The subscription of the Capital Increase Reserved to the Offer may only occur as a result of the acceptance of the Offer itself, once the acceptance period has commenced, which, pursuant to Article 40, paragraph 2, letter b), of the Issuers’ Regulation, will be agreed upon with Borsa Italiana and will last between a minimum of 15 and a maximum of 40 trading days, unless extended.

As of the date of this Report, there are no Mediobanca shareholders who have expressed their willingness to subscribe to BMPS shares as a result of their acceptance of the Offer.

11.	TAX IMPLICATIONS OF THE TRANSACTION ON THE COMPANY

The contribution of the shares of Mediobanca subject to the Offer does not entail any tax burden whatsoever on BMPS as the contributing issuer.

12.	SHAREHOLDING STRUCTURE OF THE COMPANY FOLLOWING THE CAPITAL INCREASE IN KIND

In light of the nature of the Capital Increase Reserved to the Offer and of the variables connected to the results of the VEO itself, it is not possible to predict the composition of BMPS’ shareholding structure at the end of the execution of such capital increase.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

The percentage of dilution of existing shareholders in the share capital of BMPS will depend on the outcome of the Offer, as the number of new BMPS shares to be issued as part of the Capital Increase Reserved to the Offer will depend – as well as any adjustments to the Offer consideration (as illustrated below) – on the number of Mediobanca shares that will be tendered to the VEO itself.

In the event of (i) full acceptance of the VEO by all Mediobanca shareholders targeted by the same VEO for all their shares held, (ii) revision of the Incentive Plans to provide for the acceleration and issuance in favour of the beneficiaries of the Incentive Plans of all No. 16,178,862 Additional Shares, and (iii) non-payment by Mediobanca of the interim dividend, the related balance, and the non-cancellation of treasury shares in Mediobanca’s portfolio, the Capital Increase Reserved to the Offer will be fully subscribed (on a fully diluted basis) and BMPS will issue 2,230,000,000 new shares to be allotted in exchange to all those accepting the Offer. These shares will represent approximately 64% of BMPS’ share capital, calculated on the basis of the number of BMPS shares issued as of the date of this Report.

For illustrative purposes only, the following table shows the composition of BMPS’ shareholding structure in the event of issuance of the entire Maximum Share Amount.

Shareholder	Shareholding
Delfin S.a.r.l.	15.7%
Caltagirone Francesco Gaetano	5.3%
Ministero dell’Economia e delle Finanze	4.2%
Banca Mediolanum S.p.A.	2.1%
Banco BPM S.p.A.	1.8%
Anima Holding S.p.A.	1.4%
Other shareholders	69.5%
Total	100%

As of the date of this Report, to the best of BMPS’ knowledge, there are no shareholders’ agreements among BMPS shareholders, nor is there any individual or legal entity exercising control over the Bank pursuant to Article 93 of the Consolidated Law on Finance.

13.	PRO-FORMA ECONOMIC AND FINANCIAL EFFECTS OF THE CAPITAL INCREASE ON THE COMPANY’S PERFORMANCE AND FINANCIAL POSITION

This section displays the main pro-forma economic and financial figures resulting from the aggregation of the data deriving from the BMPS group (the “MPS Group”) and from the Mediobanca group (the “Mediobanca Group”) as of 31 December 2024, as well as some explanatory notes.

The pro-forma effects of the business combination with the Mediobanca Group on the MPS Group’s financial and economic position have been determined based on Consob Communication No. DEM/1052803 of 5 July 2001, and have been prepared to simulate, according to certain evaluation criteria consistent with historical data and compliant with applicable regulations, the effects of the transaction on the economic performance and financial position of the MPS Group, as if it had virtually taken place on 31 December 2024, for the effects on the pro-forma consolidated balance sheet and on 1 January 2024, for the effects on the pro-forma consolidated income statement.

The pro-forma figures were prepared starting from the 2024 Consolidated Financial Statements of the MPS Group prepared in accordance with IAS/IFRS accounting principles, and from the Half-Yearly Report as of 31 December

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2024, the Financial Statements as of 30 June 2024, and the Half-Yearly Report as of 31 December 2023, of the Mediobanca Group, prepared in accordance with IAS/IFRS accounting principles, and applying the pro-forma adjustments determined by simulating the application of IFRS 3 for business combination transactions.

Specifically, for the Mediobanca Group, the income statement for the 12-month period ended 31 December 2024, has been defined as the sum of: (i) the income statement for the 6-month period ended 30 June 2024, determined as the difference between the income statement for the fiscal year ended 30 June 2024, extracted from the Financial Statements as of 30 June 2024, and the income statement for the half-year ended 31 December 2023, extracted from the Half-Yearly Report as of 31 December 2023, and (ii) the income statement for the half-year ended 31 December 2024, extracted from the Half-Yearly Report as of 31 December 2024.

For the purpose of determining the pro-forma adjustments, the total cost of the aggregation has been calculated assuming a unit value of BMPS shares of Euro 6.953, as represented by the price recorded at the close of the market on 23 January 2025, which corresponds to the last trading day prior to the date on which BMPS announced the Offer (i.e., 24 January 2025) and assuming full acceptance of the Offer by Mediobanca shareholders, i.e., considering 833,279,689 Mediobanca shares tendered to the Offer, equal to total number of Mediobanca shares (including the No. 11,277,075 treasury shares held by Mediobanca) as of 23 January 2025, corresponding to the No. 1,916,543,285 newly issued BMPS shares based on the Consideration determined for the Offer.

In this regard, it should be noted that, for the purposes of this pro-forma exercise, the calculation of the preliminary acquisition cost does not take into account any adjustments to the Consideration as provided by the Offeror’s Communication.

The acquisition cost represented by the fair value of the new BMPS shares to be issued to service the Offer is considered as preliminary, as the elements necessary for its definitive quantification are not known yet. Specifically, under IFRS 3, the fair value of the new shares issued by BMPS will be determined based on the BMPS share price on the trading day immediately prior to the completion date of the transaction.

The preliminary acquisition cost thus determined, amounting to Euro 13,326 million, has been compared with the consolidated net equity of the Mediobanca Group as of 31 December 2024, inclusive of the net income for the relevant period. It should be noted that, for the purpose of determining the pro-forma adjustments, no fair value assessment process has been carried out for the identifiable assets (except as indicated below regarding the stake in Assicurazioni Generali S.p.A. held by the Mediobanca Group), liabilities, and contingent liabilities of the acquired entity, as such fair values will need to be determined as of the acquisition date and upon obtaining detailed information about the accounting items of the Mediobanca Group. For the purpose of determining the pro-forma adjustments, the only adjustments made were (i) the write-off of the intangible assets of the Mediobanca Group, in line with what will be done as part of the Purchase Price Allocation (PPA) process, and (ii) the fair value assessment of the stake held by the Mediobanca Group in Assicurazioni Generali S.p.A. based on the unit value of the relevant share as recorded at the close of market on 23 January 2025.

The net equity of the Mediobanca Group thus determined amounted to a total of Euro 12,178 million. The difference that resulting from the comparison between the preliminary acquisition cost and the pro-forma consolidated net equity of the Mediobanca Group was Euro 1,148 million.

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As previously stated, one of the factors that will result in a difference between the final goodwill and the provisional amount indicated in the pro-forma financial information as of 31 December 2024 is the BMPS share price on the trading day immediately prior to the completion of the transaction.

In addition, it should be noted that, in the event that the Offer is not fully accepted, without prejudice to the conditions of effectiveness of the Offer, given the possibility provided by IFRS 3 to measure at the fair value any minority interest in the acquired entity – in this specific case representing any remaining Mediobanca shares which has not been exchanged for BMPS shares – the amount of goodwill recorded in the consolidated financial statements of the MPS Group could still be determined with reference to the entirety of Mediobanca shares, therefore resulting in the same amount as in the case of full acceptance of the Offer. Alternatively, also in the event that the Offer is not fully accepted, the amount of goodwill could be determined as the difference between the cost of the Acquisition and the amount of the percentage of Mediobanca Group’s net assets acquired, and consequently vary on the basis of the number of Mediobanca shares tendered to the Offer and therefore exchanged for BMPS shares.

The pro-forma data also take into account the deletion of the most significant reciprocal balance sheet and income statement items between the MPS Group and the Mediobanca Group, referring exclusively to the data reported by the MPS Group.

Finally, it should be noted that, the pro-forma adjustments take into account the ancillary expenses inherent to the execution of the transaction, estimated at a maximum of approximately Euro 80 million excluding VAT, based on the amount authorized by the BMPS Board of Directors on 23 January 2025, assuming the full success of the transaction. Of the total amount mentioned above, based on preliminary information currently available, approximately Euro 60 million, excluding VAT, has been considered directly attributable to the issuance of shares to serve the Offer and, as provided by IAS 32, has been deducted, net of the related tax effect, from the capital increase. The remaining portion of the estimated ancillary costs, amounting to approximately Euro 20 million excluding VAT, has been recorded in the income statement, as required by IFRS 3, among the pro-forma Operating Costs.

The table below shows the main pro-forma balance sheet and income statement figures resulting from the aggregation of the MPS Group and Mediobanca Group data as of 31 December 2024.

			€/mld
Balance Sheet Figures	MPS Group 31.12.2024	Mediobanca Group 31.12.2024	Pro-forma BMPS-Mediobanca 31.12.24
Net Loans to Customers	77.3	56.7	134.0
Net Impaired Loans to Customers	1.9	0.4	2.3
Securities Holdings	17.4	24.8	42.2
Gross NPL Ratio	3.8%	2.1%	3.1%

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NPE Coverage Ratio	48.5%	69.4%	54.2%
Direct Bank Funding	94.0	64.7	158.7
Indirect Customer Funding	103.2	78.6	181.8

Income Statement Figures
Interest margin	2.3	1.9	4.2
Net Commissions	1.5	0.9	2.4
Gross operating margin	3.9	3.0	6.9
Operating Costs	(2.1)	(1.6)	(3.7	) (1)
Profit (Loss) from current operations before taxes	1.5	1.8	3.2	(1)
Operating Profit (Loss) pertaining to the Parent Company	2.0	1.3	3.2	(1)(2)
Goodwill	n.a.	n.a.	1.1

(1)	The pro-forma figure takes into account Euro 20 million excluding VAT relating to ancillary expenses associated with the acquisition, to be recorded in the income statement based on the information currently available.

(2)	The pro-forma figure takes into account Euro 20 million excluding VAT relating to ancillary expenses associated with the acquisition, to be recorded in the income statement based on the information currently available, and the consequent pertinent tax effect.

It should be mentioned that the aforementioned pro-forma data do not reflect the effects of any transactions involving the sale of branches or lines of business that may occur in the context of the investigation carried out by the competent antitrust authority regarding the merger with the Mediobanca Group. As of today, these transactions have not even been preliminarily defined, and it is therefore impossible to identify and quantify their economic and financial impacts, in a timely, objective and auditable manner, it being understood that the reasonable expectation of the MPS Group is that any corrective measures will not have a significant impact on the transaction.

It should be noted that, the pro-forma data represent a simulation, provided for illustrative purposes only, of the possible effects that may result from the acquisition. Specifically, since the pro-forma data are prepared to retroactively reflect the effects of subsequent transactions, notwithstanding the observance of commonly accepted rules and the use of reasonable assumptions, there are inherent limitations associated with the very nature of pro-forma data, which are by their very nature not capable of providing a representation of the prospective economic and financial situation

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

of the MPS Group. Therefore, for a correct interpretation of the information provided by the pro-forma data, the following aspects must be considered:

•	since these representations are based on assumptions, if the acquisition had actually occurred on the dates used as references for the preparation of the pro-forma data, the same results represented in the pro-forma data would not necessarily have been achieved;

•	the pro-forma data are not in any way intended to represent a forecast of future results and should therefore not be used as such; the pro-forma data do not reflect prospective data as they are prepared solely to represent the separable and objectively measurable effects of the acquisition, without taking into account the potential effects due to changes in market conditions, management policies, and operational decisions of BMPS following the outcome of such a transaction. Therefore, the pro-forma representations are not intended to depict the current or prospective financial and economic situation of the effects relating to the acquisition;

•	considering the different purposes of the pro-forma data compared to those of a regular financial statement and since the effects are calculated differently with reference to the pro-forma consolidated balance sheet and the pro-forma consolidated income statement, they should be read and interpreted separately, without seeking accounting connections between them.

It should be noted that, in accordance with Consob Communication No. DEM/1052803 of 5 July 2001, the pro-forma Consolidated Prospectus do not reflect either the charges or the synergies that will result from the proposed transaction for the entity resulting from the merger of the MPS Group and the Mediobanca Group. Specifically, the costs of integrating the Mediobanca Group within the MPS Group, estimated at approximately Euro 0.6 billion (pre-tax and one-off), have not been subject to pro-forma adjustments as they pertain to hypothetical future actions that are expected to be undertaken only upon completion of the acquisition through the Offer, in order to achieve the objectives of the transaction (which also include the aforementioned synergies), based on the agreements and contracts that will be entered into only upon completion of the said acquisition. Similarly, the tax benefits expected as a result of post-combination tax planning are not represented in accordance with the aforementioned regulations. In other words, the pro-forma Consolidated Prospectus do not include the acceleration in the utilization of deferred tax assets associated with the past tax losses of the MPS Group, resulting from the Mediobanca Group joining the tax consolidation of BMPS.

The pro-forma data have not been reviewed by the auditing firm.

14.	STATUTORY AMENDMENTS

The granting of the Delegation for the Capital Increase Reserved to the Offer entails the amendment of Article 6 of BMPS’ By-laws which, as specified below, is subject to the successful conclusion of the assessment procedure with the European Central Bank pursuant to Articles 56 and 61 of the TUB (as defined below).

The following is a comparison of the aforesaid Article 6 in its current text and the text proposed with this Report, assuming the approval of the resolutions covered by this Report (the text proposed is highlighted in bold type).

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

It should be noted that the execution of the Capital Increase Reserved to the Offer will entail further amendments to the By-laws in order to (i) update the Bank’s share capital and the number of shares with respect to the acceptances made, and (ii) delete the description of the shareholders’ meeting resolution referred to in Article 6, paragraph 4.

Current text	Proposed text
Article 6	Article 6
1. The share capital of the Company is Euro 7,453,450,788.44 (seven billion, four hundred fifty-three million, four hundred fifty thousand, seven hundred eighty-eight and forty-four cents) and is fully paid up.	1. (Unchanged)

2.    It is represented by 1,259,689,706 (one billion, two hundred fifty-nine million, six hundred eighty-nine thousand, seven hundred six) ordinary shares with no par value. All shares are issued in dematerialised form. The procedures for the circulation and legitimation of the shares are regulated by law.

Shareholders who did not participate in the approval of resolutions concerning the introduction or removal of restrictions on the circulation of shares do not have the right of withdrawal.

2. (Unchanged)
3. Shares are registered and indivisible. Each share gives the right to one vote.	3. (Unchanged)

4.    The extraordinary Shareholders’ Meeting of 17 April 2025 granted the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power, to be exercised by 31 December 2025, to increase the Company’s share capital for cash, in one or more tranches and in divisible form, excluding the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, for a total amount of maximum Euro

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

13,194,910,000 plus any share premium, with issuance of a maximum number of 2,230,000,000 ordinary shares of the Company, with no par value, having regular dividend rights and the same features as of the ordinary shares of the Company outstanding on the issue date, to be paid up by contribution in kind as they serve the public exchange offer concerning all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni, announced by the Company with a communication pursuant to Article 102, paragraph 1, Legislative Decree No. 58, on 24 February 2025 and promoted on 13 February 2025. In the context of the exercise of the delegation, the Board of Directors shall, among other things, have the power to establish, in compliance with the above-mentioned limitations, the issue price of the newly issued ordinary shares (including any share premium), any other terms and conditions of the delegated capital increase, as well as any other necessary or appropriate element, within the limitations set forth by the applicable regulations and the resolutions passed by the same extraordinary Shareholders’ Meeting.

The amendments to the By-laws described above do not give rise to any right of withdrawal for BMPS shareholders who did not take part in the resolutions covered by this Report.

15. AUTHORISATIONS

The amendments to the By-laws referred to in Paragraph 14 above and the execution of the Capital Increase Reserved to the Offer are subject to the required authorisations by the competent Supervisory Authorities and in particular, respectively: (i) to the verification that they do not conflict with the sound and prudent management of the Bank pursuant to and for the purposes of Articles 56 and 61 of Legislative Decree No. 385 of 1 September 1993 as subsequently amended (“TUB”), and (ii) to the eligibility of the new shares issued in the context of the Capital Increase Reserved to the Offer among BMPS’ own funds as primary tier 1 capital, pursuant to Articles 26 and 28 of Regulation (EU) 575/2013 of the European Parliament and of the Council of 26 June 2013.

BMPS filed the application for the aforementioned regulatory authorisations with the European Central Bank and the Bank of Italy on 13 February 2025.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

It should be noted that, in the event that the assessment order by the European Central Bank regarding the proposed statutory amendments is not issued before the date on which the Shareholders’ Meeting will adopt the resolution, the effectiveness of the latter will be subject to the issuance of such assessment order, as it cannot be registered in the Companies Register until that date. However, if the order is issued before the date of the Shareholders’ Meeting, a press release will be issued to provide the shareholders with the necessary additional information.

16.	FORMALITIES AND TIMING

Subject to the granting of the authorisations referred to in Paragraph 15 above (as well as the other authorisations required in connection with the VEO, as detailed in Paragraph 1.4 of the Offeror’s Communication), the exercise of the Delegation by the Board of Directors will take place prior to the publication of the offer document, filed with Consob on 13 February 2025.

Also taking into account the requirements of the regulations applicable to public exchange offers, it is expected that the Capital Increase Reserved to the Offer will be executed by 31 December 2025, subject to the fulfilment of the conditions for the effectiveness of the VEO indicated in paragraph 1.5 of the Offeror’s Communication, as well as in the offer document submitted to Consob for approval.

Since this is a divisible capital increase, which may also be carried out in one or more tranches, pursuant to article 2439, paragraph 2, of the Italian Civil Code: (i) the share capital will be deemed to be increased from time to time in proportion to the amount of the acceptances collected in the context of the Offer, without prejudice to the terms and conditions set forth therein; and (ii) the Capital Increase Reserved to the Offer, if not fully subscribed by 31 December 2025, will be deemed to be limited to the amount resulting from the total acceptances collected by the aforesaid deadline.

In particular, the Capital Increase Reserved to the Offer will be executed by the previously mentioned deadline of 31 December 2025, on the payment date of the Consideration, and, if applicable, on the payment dates that may be determined in relation to the execution of the purchase Sell-out and Squeeze-out rights, pursuant to Articles 108 and 111 of the TUF.

* * *

Proposed resolution

Dear Shareholders, in light of the above, we invite you to adopt the following resolution:

“The Shareholders’ Meeting of Banca Monte dei Paschi di Siena S.p.A., in extraordinary session, having examined the Report of the Board of Directors (which, to the extent necessary, is hereby approved in its entirety) and the proposal formulated therein

NOTED

-	that the maximum number of shares to be issued in execution of the Capital Increase Reserved to the Offer has been calculated, for the sake of utmost caution and according to a highly conservative approach, by factoring in (i) the proposed distribution of the BMPS’ dividend for the fiscal year ending on 31 December 2024, recently approved by the Board of Directors of BMPS and not yet approved by the BMPS Shareholders’ Meeting, and (ii) the maximum No. of 16,178,862 Additional Shares to service the Incentive Plans (if revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans, although some Plans provide for the possibility of using

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Mediobanca’s treasury shares in portfolio instead of the Additional Shares), without taking into account any further circumstances that might lead to a reduction in the number of BMPS shares to be issued to service the Offer (including, by way of example, any adjustment due to the detachment of the coupon and/or the payment of the interim dividend pre-announced by Mediobanca on 10 February 2025, and/or the related balance and/or the possible cancellation of treasury shares held by Mediobanca);

-	the appraisal prepared by the independent expert KPMG Corporate Finance, a division of KPMG Advisory S.p.A., pursuant to Articles 2440, paragraph 2 and 2343-ter, paragraph 2, letter b) of the Italian Civil Code;

-	the report of PricewaterhouseCoopers S.p.A. concerning the criteria adopted by the Board for the determination of the exchange ratio in the VEO;

-	the favourable opinion on the Capital Increase Reserved to the Offer expressed by the Company’s Related Party Transactions Committee;

RESOLVES

1.	to grant the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power to increase the Company’s share capital for cash, in one or more tranches and in divisible form, excluding the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, for a total maximum amount of Euro 13,194,910,000 plus any share premium, with the issue of a maximum number of 2,230,000,000 ordinary shares of the Company, without nominal value, with regular dividend rights and the same features as the Company’s ordinary shares outstanding at the issue date, to be paid in kind as they serve the public exchange offer for all of the ordinary shares of Mediobanca – Banca di Credito Finanziario Società per Azioni, announced by the Company in a communication pursuant to Article 102, paragraph 1, of Legislative Decree No. 58 of 24 February 1998, on 24 January 2025 and promoted by means of the filing of the offer document with Consob on 13 February 2025 (including the formalities pursuant to articles 108, paragraphs 1 and 2, and 111 of Legislative Decree No. 58 of 24 February 1998, where applicable);

2.	to grant the Board of Directors the power to determine from time to time, in exercising the above delegated power and in compliance with the applicable laws and regulations: (i) the amount of the capital increase to be resolved upon, also in divisible form, in its entirety, and the number of shares to be issued within the overall limits set forth in point 1) above; (ii) the issue price of the new shares, including any share premium, taking into account the provisions of Article 2441, sixth paragraph, of the Italian Civil Code; and (iii) any other terms and conditions of the delegated capital increase, as well as any other necessary element, within the limits set forth by the applicable laws and regulations and by this delegation resolution, with the power of the Board of Directors to exercise the delegation – within the aforementioned limits – consistent with any adjustments and/or amendments to the content and / or to the structure of the public offer, while complying with the outcomes of the evaluation pursuant to Article 2343-ter of the Italian Civil Code and any necessary updates; furthermore, the Board of Directors is authorized to make statutory adjustments resulting from the exercise of the delegation, as outlined in the Report of the Directors;

3.	to set 31 December 2025 as the deadline to implement the Capital Increase Reserved to the Offer - subject, if necessary, to the updating of the valuation made by the independent expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, to a date no more than six months prior to the date of the contribution - and to establish that, pursuant to Article 2439, paragraph 2, of the Italian Civil Code, (i) the share capital shall be deemed to be increased from time to time based on the amount of the acceptances collected in the above-mentioned public exchange offer (including within the scope of the procedures for the fulfilments set forth by Article 108, paragraphs 1 and 2, and 111 of Legislative Decree No. 58 of 24 February 1998, if the requirements are met), always without prejudice to the terms and conditions of the offer itself; and (ii) the Capital Increase Reserved to the Offer,

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if not fully subscribed by 31 December 2025, shall be deemed to be limited to the amount resulting from the total acceptances made by the aforesaid deadline;

4.	to amend Article 6 of the By-laws accordingly by including the following temporary paragraph:

“The extraordinary Shareholders’ Meeting of 17 April 2025 granted the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power, to be exercised by 31 December 2025, to increase the Company’s share capital for cash, in one or more tranches and in divisible form, excluding the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, for a total amount of maximum Euro 13,194,910,000, plus any share premium, with issuance of a maximum number of 2,230,000,000 ordinary shares of the Company, with no par value, having regular dividend rights and the same features as of the ordinary shares of the Company outstanding at the issue date, to be paid up by contribution in kind to serve the public exchange offer concerning all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni, announced by the Company with communication pursuant to Article 102, paragraph 1, Legislative Decree No. 58, on 24 February 2025 and promoted on 13 February 2025. In the context of the exercise of the delegation, the Board of Directors shall, among other things, have the power to establish, in compliance with the above-mentioned limitations, the issue price of the newly issued ordinary shares (including any share premium), any other terms and conditions of the delegated capital increase, as well as any other necessary or appropriate element, within the limitations set forth by the applicable regulations and the resolutions passed by the same extraordinary Shareholders’ Meeting”;

5.	to declare that the effectiveness of the resolutions mentioned in the previous points 1, 2, and 3, as well as the amendment to the By-laws referred to in point 4, is subject to the successful outcome of the assessment initiated pursuant to Articles 56 and 61 of Legislative Decree No. 385 of 1 September 1993, if such a positive outcome has not been achieved prior to the date of this resolution;

6.	without prejudice to the collective nature of the resolutions to exercise the delegation of powers as conferred above, to grant the Chairman of the Board of Directors currently in charge and on the Chief Executive Officer the Company currently in charge, severally and with the right to sub-delegate, within the limits set out by the law, all power and authority to provide for all that is necessary or even just appropriate for the implementation, in full and in part, of the resolutions adopted, as well as to perform all the acts and transactions necessary or appropriate for the fulfilment of the formalities required by the laws currently in force, including, by way of example but not limited to, the powers to:

(i)	prepare and submit any document required for the purposes of the execution of the capital increase, as well as to fulfil the formalities necessary to proceed with the admission to listing on Euronext Milan of the newly issued shares, including the power to prepare and submit to the competent Italian and foreign authorities any application, petition, document or prospectus necessary or appropriate for the purpose of and to proceed with the filing and publication of the certificate provided for by Article 2444 of the Italian Civil Code;

(ii)	proceed to the formalities required by Article 2343-quater of the Italian Civil Code;

(iii)	manage relations with any Italian or foreign competent body and/or authority for the purpose of obtaining all authorisations and approvals necessary for the successful outcome of the transaction, as well as the preparation, amendment, integration and/or signing and/or completion of any contract, agreement, deed, declaration or document necessary to that end;

(iv)	make the necessary amendments to Article 6 of the By-laws as a result of the partial and/or total execution of the capital increase, and to file with the Company Registry pursuant to Article 2436 of the Italian Civil Code the text of the By-laws

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

updated in the amount of the share capital and the number of shares and following the expiry of the delegation in relation to the removal of the temporary paragraph 4;

(v)	make any amendments and/or additions to the adopted resolutions that may be necessary and/or appropriate, including at the request of any competent authority or at the time of registration, and

(vi)	in general, do all that is necessary for the complete execution of the said resolutions, with any and all powers necessary and appropriate for that purpose, none excluded and excepted.”

* * *

Siena, 18 March 2025

For the Board of Directors

Mr. Nicola Maione

Chairman of the Board of Directors

* * *

The voluntary public exchange offer referred to in this Report shall be promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

This Report does not constitute an offer to buy or sell the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Prior to the commencement of the acceptance period, as required under applicable regulations, the Offeror shall publish an offer document and an exemption document, which the shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni shall carefully examine.

The Offer will be made in Italy and will be addressed, on equal terms, to all holders of shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni. The Offer will be made in Italy as the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and, without prejudice to the following, the Offer is subject to the obligations and procedural requirements provided for by Italian law.

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized, or to any person to whom such offer or solicitation is not permitted by law (the “Excluded Countries”).

Partial or complete copies of any documents to be issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries. Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries.

Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

Ordinary and Extraordinary Shareholders’ Meeting of 17 April 2025	28	BANCA MONTE DEI PASCHI DI SIENA S.P.A.

Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

This Report, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

Acceptance to the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by contacting their advisors. The Offeror shall not be held liable for any breach by any person of any of the foregoing limitations.

IMPORTANT INFORMATION

In connection with the proposed voluntary public exchange offer, the required offer document will be sent to Commissione Nazionale per le Società e la Borsa (“Consob”). Investors and shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are strongly advised to read the offer document and the exemption document, if and when available, and any other relevant documents sent to, or filed with, Consob, as well as any amendments or supplements to those documents, because they will contain important information. If and when filed, investors may obtain free copies of the offer document and of the exemption document, at Banca Monte dei Paschi di Siena S.p.A.’s website at www.gruppomps.it/en/ and will receive information at an appropriate time on how to obtain these transaction-related documents for free from the parties involved or from a duly appointed agent.

This Report does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities, nor shall there be any offer to purchase, solicitation, sale or exchange of securities in any jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification under the laws of such jurisdiction. The distribution of this Report may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for the violation of such restrictions by any person.

The Banca Monte dei Paschi di Siena S.p.A. securities referred to herein that will be issued in connection with the voluntary public exchange offer described herein may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 or pursuant to a valid exemption from registration.

Ordinary and Extraordinary Shareholders’ Meeting of 17 April 2025	29	BANCA MONTE DEI PASCHI DI SIENA S.P.A.

Annex B

INDEPENDENT AUDITORS’ REPORT ON THE COMPILATION OF PRO-FORMA FINANCIAL INFORMATION OF BANCA MONTE DEI PASCHI DI SIENA SPA

To the Board of Directors of Banca Monte dei Paschi di Siena SpA

We have completed our assurance engagement to report on the compilation of pro-forma financial information of Banca Monte dei Paschi di Siena SpA (“BMPS” and together with its subsidiaries the “MPS Group”) by its Directors. The pro-forma financial information consists of the pro-forma consolidated balance sheet as of 31 December 2024, the pro-forma consolidated income statement for the year ended 31 December 2024 and explanatory notes thereto of the MPS Group (the “Pro-Forma Consolidated Financial Information”) included in section 5.2 “Pro-forma balance sheet and income statement” of the information document prepared by BMPS’ Directors pursuant to article 70, paragraph 6, of the Issuers’ Regulation approved by Consob with Resolution no. 11971 of 14 May 1999, as amended (the “Issuers’ Regulation”), in accordance with Annex 3B to the same Issuers’ Regulation (the “Information Document”). BMPS’ Directors have compiled the Pro-Forma Consolidated Financial Information in accordance with Annex 20 to Commission Delegated Regulation (EU) 2019/980, supplemented by ESMA’s guidelines on disclosure requirements under the Prospectus Regulation (32-382-1138) and taking into account Consob Communication no. DEM/1052803 of 5 July 2001, and on the basis of the applicable criteria described in section 5.2.1 “Preparation Criteria” (the “Preparation Criteria”) of the Information Document.

The Pro-Forma Consolidated Financial Information has been compiled by BMPS’ Directors to retroactively reflect the accounting impact of the acquisition of Mediobanca - Banca di Credito Finanziario SpA (“Mediobanca” and together with its subsidiaries the “ Mediobanca Group ”) by BMPS (the “Potential Acquisition”) on the MPS Group’s consolidated balance sheet as of 31 December 2024 and consolidated income statement for the year ended 31 December 2024 as if the Potential Acquisition had taken place as of 31 December 2024 and 1 January 2024, respectively.

As part of this process, historical financial information about the consolidated balance sheet as of 31 December 2024 and consolidated income statement for the year ended 31 December 2024 has been extracted from:

•	MPS Group’s consolidated financial statements as of 31 December 2024, audited by us, on which we issued an unqualified audit report dated 24 March 2025;
•	Mediobanca Group’s consolidated financial statements as of 30 June 2024 audited by the auditing firm EY SpA, which issued an unqualified audit report on 25 September 2024;
•	Mediobanca Group’s condensed half-year consolidated financial statements as of 31 December 2024 and 2023 subject to a limited review by the auditing firm EY SpA which issued unqualified review reports on 11 February 2025 and 9 February 2024, respectively.

Director’s responsibilities for the Pro-Forma Consolidated Financial Information

BMPS’ Directors are responsible for compiling the Pro-Forma Consolidated Financial Information on the basis of the Preparation Criteria and for the consistency of the Preparation Criteria with the accounting policies adopted by the MPS Group.

Auditor’s independence and quality management

We have complied with the independence requirements and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality, and professional behaviour.

Our firm applies International Standard on Quality Management 1 (ISQM Italia 1), which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditors’ responsibilities

Our responsibility is to express an opinion, as required by Annex 3B of the Issuers’ Regulation, about whether the Pro-Forma Consolidated Financial Information has been compiled by BMPS’ Directors on the basis of the Preparation Criteria and that the Preparation Criteria are consistent with the accounting policies adopted by the MPS Group.

We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE) 3420, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that the practitioner plan and perform procedures to obtain reasonable assurance about whether BMPS’ Directors have compiled the Pro-Forma Consolidated Financial Information on the basis of the Preparation Criteria.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the Pro-Forma Consolidated Financial Information, nor have we, in the course of this engagement, performed an audit of the financial information used in compiling the Pro-Forma Consolidated Financial Information.

The purpose of pro-forma financial information included in an information document is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the Potential Acquisition would have been the same as presented in the Pro-Forma Consolidated Financial Information.

2 of 3

A reasonable assurance engagement to report on whether the pro-forma financial information has been compiled on the basis of the applicable criteria and the applicable criteria are consistent with the accounting policies adopted by the company, involves performing procedures to assess whether the relevant applicable criteria used by company’s directors in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•	the related pro-forma adjustments give appropriate effect to those criteria; and
•	the pro-forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on our judgment, having regard to the practitioner’s understanding of the nature of the company and its group, the event or transaction in respect of which the pro-forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro-forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the Pro-Forma Consolidated Financial Information has been properly compiled on the basis of the Preparation Criteria and the Preparation Criteria are consistent with the accounting policies adopted by the MPS Group.

Milan, 2 April 2025

PricewaterhouseCoopers SpA

Signed by

Mara Biscaro
(Partner)

This independent auditors’ report has been translated into English solely for the convenience of international readers. Accordingly, only the original Italian version is authoritative.

3 of 3

Annex C

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 14, 2025

KPMG Advisory S.p.A.

Corporate Finance

March 14, 2025

This report consists of 25 pages

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

Contents

1	Introduction	2
1.1	Purpose of the Report and Terms of the Engagement	2
1.2	Summary of the terms and rationale of the Offer	3
1.3	Documentation used	4
1.4	Limitations	5
1.5	Work performed	7
1.6	Restrictions on the Use of this Fairness	7
1.7	Main assumptions and difficulties of the valuation	7

2	Description of the asset to be contributed	9
2.1	Identification of the contributing company	9
2.2	Object of the Contribution	9

3	Mediobanca	10
3.1	Profile	10
3.2	Financial and economic position of Mediobanca as of June 30, 2024 and December 31, 2024	11
3.3	Projections of Mediobanca's 2023-2026 Business Plan	16

4	Valuation of Mediobanca Shares	18
4.1	Introduction	18
4.2	Selection of Valuation Methodologies	18
4.3	The Sum of the Parts Method	19
4.4	Dividend Discount Model Method	22
4.5	Stock Market prices method	23
4.6	Target Prices method	24

5	Conclusions	25

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	1

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

1	Introduction

1.1	Purpose of the Report and Terms of the Engagement

On January 24, 2025, Banca Monte dei Paschi di Siena S.p.A. (“BMPS” or the “Offeror”) announced, pursuant to and for the purposes of Article 102, paragraph 1, of Legislative Decree No. 58 of February 24, 1998, as subsequently amended and integrated (“ TUF”), and Article 37 of the regulation adopted by CONSOB with resolution No. 11971 of May 14, 1999, as subsequently amended and integrated (the “Issuers’ Regulation”), that on January 23, 2025, it had resolved to promote a voluntary public exchange offer pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the TUF (the “Offer”). The Offer pertains to the entire share capital represented by all the ordinary shares of Mediobanca – Banca di Credito Finanziario Società per Azioni (the “Issuer” or “ Mediobanca”) which are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. (“Borsa Italiana” or the “Stock Market”), including the treasury shares held by the Issuer (the “Offeror’s Communication”).

The Offer concerns the entirety of the Issuer’s ordinary shares, including treasury shares held by the Issuer, as well as any newly issued shares to serve the long-term equity-based incentive plans (the “Mediobanca Shares” or the “Issuer’s Shares”).

As of the date of the Offer and this Report, the total number of Mediobanca Shares amounts to 833,279,689 ordinary shares. The number of the Issuer's Shares subject to the Offer may increase should Mediobanca issue additional new shares to serve long-term share-based incentive plans.

For each Mediobanca Share tendered in acceptance of the Offer, BMPS will offer a consideration per share, not subject to adjustment (except as indicated in paragraph 1.2), equal to 2.300 newly issued ordinary shares of the Offeror (the “Consideration”). Accordingly, for every 10 Mediobanca Shares tendered in acceptance of the Offer, 23 newly issued ordinary shares of the Offeror will be offered in exchange.

If all the shares subject to the Offer issued as of the date of the Offeror’s Communication and this Report should be tendered, a maximum of 1,916,543,285 newly issued BMPS shares, arising from a capital increase to service the Offer (the “Capital Increase in Service of the Offer”), would be issued to the tendering shareholders of Mediobanca.

The newly issued shares will have regular dividend rights and will have the same characteristics as those outstanding at the date of issuance.

With regard to the Capital Increase in Service of the Offer, on January 23, 2025, the Board of Directors of BMPS resolved to submit to the Extraordinary Shareholders' Meeting of the Offeror, convened for April 17, 2025, the proposal to delegate the Board of Directors, pursuant to Article 2433 of the Italian Civil Code, the power, to be exercised by December 31, 2025, to increase BMPS share capital in one or more tranches, in divisible form, with the exclusion of pre- emptive rights pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, to be paid in by a contribution in kind of the Issuer’s Shares tendered in acceptance of the Offer (the “Contribution”).

The Board of Directors also resolved, pursuant to Article 2440, paragraph 2, of the Italian Civil Code, to avail itself of the provisions set forth in Article 2343-ter (also for the purposes of Articles 2343-quater and 2443, paragraph 4) of the Italian Civil Code. This provision allows the company not to require a sworn valuation report from an expert appointed by the court in whose jurisdiction the acquiring company is based, provided that, pursuant to Article 2343- ter of the Italian Civil Code, “the value attributed, for the purposes of determining share capital and any share premium, to the contributed assets is equal to or lower than the value resulting from an appraisal dated no more than six months prior to the contribution

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	2

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

and compliant with generally accepted principles and criteria for the valuation of the contributed assets, provided that such appraisal is issued by an expert independent of the contributor, the company, and shareholders who individually or jointly exercise control over the contributor or the company itself, possessing adequate and proven professional expertise.”

In this context, BMPS engaged KPMG Corporate Finance, a division of KPMG Advisory S.p.A. (“KPMG”), to issue an independent opinion (the “Engagement”) on the value attributable to the Mediobanca Shares subject to the potential in-kind contribution following the execution of the Offer pursuant to Article 2343-ter, letter b), of the Italian Civil Code (the “Report” or the “Opinion”).

Our Opinion, therefore, concerns the fair value attributable to the Mediobanca Shares subject to the Contribution, as estimated on the date of issuance of this Report, representing the threshold value to be assigned for the determination of the share capital and any share premium related to the Capital Increase in Service of the Offer. The value of the Capital Increase in Service of the Offer will, in fact, only be determinable closer to its execution, based on the issuance price of BMPS shares and the actual number of newly issued shares.

KPMG Advisory S.p.A. declares that it meets the requirements of (i) independence from the entities identified under Article 2343-ter, paragraph 2, letter b) of the Italian Civil Code and (ii) adequate and proven professional expertise, as required by the same provision, in relation to the content and purpose of the requested valuation.

1.2	Summary of the terms and rationale of the Offer

As highlighted in the previous paragraph, the Offer is related to the entirety of the Issuer’s ordinary shares, amounting to 833,279,689 shares as of March 13, 2025.

The Consideration has been set at 2.300 newly issued BMPS shares for each Mediobanca share tendered in acceptance of the Offer. Based on the official closing price of BMPS shares on January 23, 2025 (the last trading day prior to the date of the Offeror’s Communication), amounting to Euro 6.953 (Source: FactSet VWAP), the Consideration represents a value of Euro 15.992 per Mediobanca share, reflecting a premium of 5.03% over the official closing price of Mediobanca shares on January 23, 2025 (Euro 15.227 - Source: FactSet VWAP).

Based on the official price of the Offeror's shares as of January 23, 2025, in the event of full acceptance of the Offer by the shareholders of the Issuer holding the 833,279,689 ordinary shares of Mediobanca, the total value of the Offer would amount to approximately Euro 13.3 billion, representing the "monetary" valuation of the Consideration (Euro 15.992 per Issuer’s Share).

The Consideration has been determined under the assumption that, prior to the Payment Date (as defined in the Offeror’s Communication):

i.	neither the Issuer nor the Offeror approves or initiates any ordinary (including interim dividends) or extraordinary distribution of dividends taken from profits and/or other reserves; and

ii.	the Issuer does not approve or initiate any share capital-related transactions (including, by way of example, capital increases or reductions) and/or any operations affecting Mediobanca Shares (including, by way of example, amalgamation or cancellation of shares).

Should the Issuer and/or the Offeror, prior to the Payment Date, distribute dividends (including interim dividends) and/or reserves to their respective shareholders, or should dividend coupons resolved but not yet paid be detached from the Mediobanca and/or BMPS shares, as the case may be, the Consideration will be adjusted to account for the distributed dividend (or interim dividend) or the distributed reserve.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	3

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

Without prejudice to the Conditions of Effectiveness (as defined in the Offeror’s Communication), if the Issuer approves or carries out any capital-related transaction (including, by way of example, capital increases or reductions) and/or operations affecting Mediobanca shares (including, by way of example, amalgamation or cancellation of shares), such events will trigger an adjustment to the Consideration, should the Offeror choose to waive the relevant Effectiveness Condition, where applicable, for the specific event.

On March 6, 2025, the Board of Directors of BMPS resolved to propose to the Ordinary Shareholders' Meeting the distribution of Euro 1,083 million, derived from the net profit reported in the draft financial statements as of December 31, 2024 (Euro 1,923 million), to its shareholders as a dividend of Euro 0.86 per share.

In light of the above, if the aforementioned distribution is approved by the BMPS Shareholders' Meeting and the dividend coupon is detached or the dividend is paid before the Payment Date (each, individually, “Adjustment Condition”), the Consideration will be adjusted accordingly (the “Adjusted Consideration”).

It is noted that, on February 10, 2025, the Mediobanca Board of Directors resolved — during the approval of the semi-annual report as of December 31, 2024 — to distribute an interim dividend (the "2025 Mediobanca Interim Dividend") to its shareholders in May 2025 (with the balance payable in November 2025). If the coupon for such interim dividend is detached or the interim dividend is paid before the Payment Date, the Consideration or, as the case may be, the Adjusted Consideration, will be adjusted again to reflect this circumstance.

The Offer is subject to obtaining the necessary authorizations from the competent authorities, as set forth in Section 1.4 of the Offeror’s Communication.

On February 13, 2025, BMPS announced to the market that it had filed, on the same date, with the Italian Securities and Exchange Commission (“CONSOB”), pursuant to Article 102, Paragraph 3, of the Italian Consolidated Law on Finance (“TUF”) and Article 37-ter of the Issuers' Regulation, the offer document (the “Offer Document”) for publication.

With respect to the Offer conditions, it is noted that the effectiveness of the Offer is subject to the acquisition, following the Offer, of a stake representing at least 66.67% of the voting rights exercisable at the Issuer's shareholders' meetings (the “Threshold Condition”).

1.3	Documentation used

The Offeror does not possess any non- public information regarding Mediobanca; consequently, the Offer has been formulated exclusively based on publicly available information. In carrying out its Engagement, KPMG also did not have access to any private information regarding the Issuer, and therefore, the analyses conducted were based solely on publicly available data.

This aspect influences the content and outcomes of this Report, including the methodologies used, the sensitivity analyses carried out, and the results obtained.

For the purposes of this Report, the primary information used to conduct our analyses included the following:

•	Press release pursuant to Article 102, paragraph 1, of the TUF and Article 37 of the Issuers' Regulation, published by BMPS on January 24, 2025.

•	Press release pursuant to Article 37-ter, paragraph 3, of the Issuers' Regulation, published by BMPS on February 13, 2025.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	4

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

•	Document titled “The New Italian Banking Champion – Voluntary Public Exchange Offer launched by Banca Monte dei Paschi di Siena on the ordinary shares of Mediobanca,” presented to the financial community by BMPS on January 24, 2025.

•	Draft Explanatory Report of the Board of Directors of BMPS on Item 1 of the Agenda of the Extraordinary Shareholders' Meeting convened on April 17, 2025, regarding the Offer.

•	Press release including the financial statements as of September 30, 2024, and the presentation of quarterly results as of the same date for Mediobanca.

•	Mediobanca’s half-year financial report as of December 31, 2024, subject to limited audit by EY S.p.A., which issued its report on February 11, 2025.

•	Press release including the financial statements as of December 31, 2024, and the presentation of half-year results, including an update on target indicators for the 2026 fiscal year under the 2023– 2026 Business Plan (as defined below).

•	Consolidated and individual financial statements of Mediobanca as of June 30, 2024, subject to full audit by EY S.p.A., with the audit report issued on September 25, 2024.

•	Document titled “Mediobanca One Brand – One Culture, Strategic Guidelines FY 2023–26,” released to the financial community by Mediobanca on May 24, 2023, outlining expected forward-looking data for the reference period (“Prospective Data of the 2023–2026 Business Plan”).

•	Estimates provided by investment firms regarding the latest expectations for Mediobanca’s prospective financial and economic results (“Analysts’ Forecasted Data”).

Additionally, we have relied on other publicly available documents and information necessary for the development of the valuation process.

1.4	Limitations

The Engagement and the results achieved in this Opinion are subject, in addition to the limitations indicated in paragraph 1.3 above, to the following additional limitations.

The analysis is based on publicly available information and documents relating to Mediobanca, for which no verification, audits, reviews, and/or certifications have been conducted by us, in line with the Engagement and the nature of the documentation available.

During the analyses and in preparing this Report, it was assumed and relied upon the correctness, completeness, and accuracy of all publicly available information and economic-financial and other assumptions. The documents and information used for the analyses under our Engagement were analyzed solely in terms of overall reasonableness and consistency; no verifications or investigations were carried out to identify errors, inaccuracies, latent liabilities of any kind not reflected in the documentation and information available.

The valuation analyses are based on Mediobanca’s consolidated semi-annual financial position as of December 31, 2024, communicated to the financial community on February 11, 2025; within the scope of our Engagement, we did not have access to the Management and/or the independent auditors of the Issuer. Moreover, no independent audit procedures were conducted on Mediobanca’s financial data, nor were verifications or investigations carried out regarding the potential existence of tax, contractual, and social security liabilities or risks of any kind not reported in the financial statements and balance sheet of the Issuer.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	5

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

KPMG conducted its analyses on the assumption that no substantial changes occurred in the economic and financial position of the Issuer between December 31, 2024, and the date of the Opinion.

The valuation analyses of the Issuer's Shares subject to potential Contribution were conducted under the assumption of normal operations (excluding extraordinary and non-recurring management events) and business continuity.

The valuations underlying our Opinion were also developed on a stand- alone basis; therefore, the analysis results do not take into account any potential synergies and/or fiscal, accounting, financial, and/or operational impacts related to the transaction in question. In the stand-alone valuation of Mediobanca, the economic-financial effects or potential synergies resulting from the completion of the Offer were not considered.

For our valuations, we used Mediobanca’s financial forecast data as reflected in the Prospective Data of the 2023-2026 Business Plan and/or estimates derived from analyst research reports referring to the Issuer. With regard to such prospective data and the other data and information used in the scope of the Engagement, we disclaim any responsibility for their accuracy and completeness; however, we have conducted an analysis of their overall reasonableness, , also considering the public disclosures released by the Issuer on the presentation of the semi-annual results as of December 31, 2024. Forecasts are inherently uncertain and variable, reflecting the company’s future strategies. This Report contains no explicit or implicit statements or guarantees regarding the execution and implementation of those strategies and/or the achievement of future results.

It should be noted that these are prospective data, whose assumptions about the future evolution of the Issuer's activities are based on an extended time horizon in a sector (banking) closely tied to macroeconomic and financial market conditions. This situation is further intensified by the current context, characterized by high volatility in Stock Market values, exacerbated by the broader emergency situation linked to international geopolitical instability. Consequently, forecasts made based on these assumptions are subject to a certain degree of uncertainty and may not materialize or may materialize in ways that result in outcomes different from those underlying our estimate.

This Opinion was prepared considering reasonably foreseeable factors, and therefore the valuations did not consider the occurrence of extraordinary and/or unforeseeable events (e.g., new sector regulations, changes in tax law, political and social scenarios, etc.). We also based our Opinion on economic and market conditions and publicly available information as of the date of the Opinion.

The content of the Report should be interpreted as an estimate of listed shares constituting the entire share capital of Mediobanca, based on generally accepted valuation assumptions and criteria applied in this specific case through valuation methodologies deemed appropriate, in compliance with the received Engagement.

Accordingly, and based on the foregoing, this estimate constitutes an independent Opinion regarding the value attributable to the 833,279,689 ordinary shares representing the entirety of the Issuer's share capital as of the date of the Report.

Considering the purpose of our Engagement, which is solely that provided for in Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, this Report is not intended to replace the independent judgment of Mediobanca shareholders regarding the conditions of the Offer promoted by BMPS, nor does it in any way constitute a recommendation to accept the Offer itself.

Finally, we have obtained confirmation from BMPS Management that they are not aware of any additional significant elements for our work that have not been presented and discussed with us.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	6

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

1.5	Work performed

For the purpose of fulfilling our Engagement, we have carried out the following activities:

•	examination of the information and documents collected;

•	analysis of Mediobanca’s half-year financial position as of December 31, 2024, the Prospective Data of the 2023-2026 Business Plan, and the Analysts’ Forecasted Data;

•	analysis of the relevant sector;

•	identification of the valuation methodologies deemed applicable, taking into account the distinctive characteristics of Mediobanca, as well as the indications provided by academic literature and valuation practices in the relevant sector;

•	definition of the metrics and parameters necessary for the application of the selected valuation methodologies;

•	development of the valuation methodologies and sensitivity analysis of the results based on variations in the key valuation parameters adopted;

•	analysis of the results obtained.

1.6	Restrictions on the Use of this Fairness

This Report may not be used for purposes other than those indicated in paragraph 1.1 “Purpose of the Report and Terms of the Engagement” and as provided for under Article 2343-ter of the Italian Civil Code. We therefore accept no liability for damages resulting from unauthorized or improper use of this Fairness.

1.7	Main assumptions and difficulties of the valuation

The Engagement was carried out with the following main limitations and difficulties:

•	KPMG did not have access to private information concerning the Issuer and/or the Management of Mediobanca. The analyses conducted were therefore based exclusively on publicly available information. This limitation has been reflected in the approach adopted and in the determination of the parameters supporting the valuation process. It cannot be excluded that access to non-public information of the Issuer, all other conditions being equal, could have had a significant impact on the analyses and conclusions set forth in this Report;

•	the valuation analyses were based on prospective financial data, which by their nature involve elements of uncertainty and subjectivity and depend on the actual realization of the assumptions and hypotheses underlying the projections. These assumptions include, inter alia, hypothetical scenarios dependent on factors entirely or partially beyond the control of the management and inherently characterized by uncertainty, including potential structural market changes;

•	due to the inherent uncertainty of future events, both regarding their occurrence and the timing and magnitude of their manifestation, deviations between prospective data and actual results could be significant, even if the key events underlying the prospective data occur;

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	7

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

•	the valuation methodologies employed required the implementation of a complex and structured evaluation process, involving, in particular, the selection of various market financial parameters, which by their nature are subject to potentially significant fluctuations;

•	the recent volatility in financial markets, driven by uncertainties related to the ongoing war between the Russian Federation and Ukraine, as well as the Israel-Palestine conflict, could impact the valuation assumptions adopted in our analyses and, consequently, the results obtained. As geopolitical tensions persist, it is not currently possible to predict the medium- and long-term impacts of these events on the real economy and financial markets.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	8

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

2	Description of the asset to be contributed

2.1	Identification of the contributing company

The contributing company is Banca Monte dei Paschi di Siena S.p.A., a joint-stock company incorporated under the laws of Italy, with registered office in Piazza Salimbeni, 3, Siena, registration number with the Companies Register of Arezzo - Siena and Tax Code no. 00884060526. The Contributing Company is also registered in the Bank Register held by the Bank of Italy under number 5274 and, as the parent company of the Monte dei Paschi di Siena Banking Group (the “BMPS Group”), in the Register of Banking Groups under number 1030, as well as a member of the Interbank Fund for Deposit Protection (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

2.2	Object of the Contribution

As part of the Offer under examination, the object of the Contribution consists of a maximum of 833,279,689 ordinary shares of Mediobanca, representing the entire share capital of the Issuer, including treasury shares. The Issuer’s shares are admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana, with ISIN code IT0000062957, and are dematerialized pursuant to Article 83-bis of the TUF.

Mediobanca has its registered office in Milan, Piazzetta Enrico Cuccia, 1, registration number with the Milan Companies' Register and tax code no. 00714490158. Mediobanca is registered in the Bank Register held by the Bank of Italy and, as the parent company of the Mediobanca Banking Group, in the Register of Banking Groups under number 10631, as well as a member of the Interbank Fund for Deposit Protection (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	9

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

3	Mediobanca

3.1	Profile

Mediobanca is a specialized financial group, active in Consumer Finance, Wealth Management, and Corporate & Investment Banking. The Issuer is listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. and is included in the FTSE/MIB index.

Mediobanca operates through four main business units:

1)	Consumer Finance (“CF”): Mediobanca operates in consumer credit through Compass, a company that has been active in Italy for over 70 years, offering personal loans. In this segment, the bank also offers services such as purpose loans, credit cards, salary-backed loans, and buy-now-pay-later, the latter through the development of Pagolight (a proprietary solution) and participation in HeidiPay.

2)	Wealth Management (“WM”): including three main lines of business related to:

(i)	Private Banking, Business unit that serves approximately 11,000 High Net Worth and Ultra High Net Worth individuals, through Mediobanca Private Banking (founded in 2017 from the integration of Banca Esperia into Mediobanca) and CMB Monaco for the clientele. As of June 30, 2024, the segment has 155 advisors and approximately Euro 45 billion in assets under management.

(ii)	Premier Banking, services offered to Affluent clients, through Mediobanca Premier (formerly CheBanca!). As of June 30, 2024, the bank has over 770,000 clients, 615 financial advisors, 536 managers, and approximately Euro 42 billion in assets under management.

(iii)	Asset Management, with the presence of proprietary product factories such as Mediobanca Sgr, Polus Capital, and RAM.

3)	Corporate & Investment Banking (“CIB”): such division offers capital markets, lending, trading, specialty finance services, and advisory in Merger & Acquisition transactions, company or asset valuations, and restructuring.

4)	Insurance (“INS”): The activity in recent years has focused on the active management of Mediobanca's portfolio of investments. The current portfolio essentially includes the investment in Assicurazioni Generali S.p.A. (“Generali”), an investment with a significant contribution to Mediobanca's results.

The Issuer's share capital as of March 13, 2025 consists of 833,279,689 ordinary shares with no nominal value, of which 814,459,551 are outstanding shares and 18,820,138 treasury shares are held in the portfolio, as stated in the Issuer's press release dated March 10, 2025.

It is also specified that the Issuer's Extraordinary Shareholders' Meeting, held on October 28, 2024, resolved to cancel up to a maximum of 30,000,000 treasury shares that may be acquired (and not used) pursuant to the resolution passed at the ordinary shareholders' meeting held on the same date. Pursuant to the resolution passed, the cancellation may be carried out in several instalments or in one lump sum, however, within 18 months from the date of the shareholders' resolution. The share buyback and cancellation program have a value of approximately Euro 385 million. The operation has been authorized by the European Central Bank.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	10

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

The following table shows the persons who, as of the date of this Notice - based on the notifications pursuant to Article 120 of the TUF, as published on Consob's website - hold shares of the Issuer's share capital or voting rights exceeding 3% of the Issuer's ordinary share capital1:

•	Francesco Gaetano Caltagirone: 5.499%;

•	Delfin SARL: 19.390%;

•	Banca Mediolanum S.p.A.: 3.343%.

3.2	Financial and economic position of Mediobanca as of June 30, 2024 and December 31, 2024

The financial and economic position of Mediobanca as of December 31, 2024 is reported below. Mediobanca adopts a fiscal year ending on June 30, each year; therefore, the data for the month of December corresponds to the results of the semi-annual financial report.

Table 1. Income statement of the Mediobanca Group

Income Statements Mediobanca Group	30/06/2023	30/06/2024	31/12/2023	31/12/2024	YoY%
€ mn	FY	FY	6m	6m	6m
Net interest income	1,801	1,985	997	979	(1.8)%
Net treasury income	206	172	93	92	(1.7)%
Net fee and commission income	843	939	422	547	29.5%
Equity-accounted companies	454	510	219	230	5.4%
Total income	3,303	3,607	1,731	1,848	6.8%
Labour costs	(728)	(805)	(382)	(419)	9.7%
Administrative expenses	(685)	(738)	(353)	(361)	2.2%
Operating costs	(1,413)	(1,542)	(735)	(780)	6.1%
Loan loss provisions	(270)	(252)	(133)	(133)	0.4%
Provisions for other financial assets	(7)	14	5	11	109.8%
Other income (losses)	(186)	(90)	(25)	(14)	(46.0)%
Profit before tax	1,427	1,736	842	931	10.6%
Income tax for the period	(394)	(437)	(221)	(231)	4.8%
Minority interest	(7)	(26)	(10)	(40)	290.3%
Net Profit	1,026	1,273	611	660	7.9%

Source: Financial statements and semi-annual reports of Mediobanca.

1 Quotes refer to the entirety of shares related to the declarant or the entity at the top of the ownership chain.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	11

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

Table 2. Divisional income statement of the Mediobanca Group as of December 31, 2024

Income Statements by Business Unit					Holding
6 months 31/12/2024 (€ mn)	CF	WM	CIB	INS	Functions	Group[1]
Net interest income	557	204	153	(4)	48	979
Net treasury income	-	6	65	16	6	92
Net fee and commission income	72	270	234	(0)	3	547
Equity-accounted companies	(0)	-	-	231	(0)	230
Total income	629	480	451	243	56	1,848
Labour costs	(62)	(168)	(118)	(2)	(70)	(419)
Administrative expenses	(127)	(148)	(83)	(1)	(14)	(361)
Operating costs	(189)	(315)	(200)	(3)	(84)	(780)
Loan loss provisions	(136)	(1)	1	-	3	(133)
Provisions for other financial assets	-	0	(1)	9	2	11
Other income (losses)	-	(4)	(4)	-	(1)	(14)
Profit before tax	304	160	248	250	(24)	931
Income tax for the period	(101)	(49)	(68)	(9)	(5)	(231)
Minority interest	-	(1)	(38)	-	(1)	(40)
Net Profit	203	111	142	241	(30)	660
RWA	14,409	6,201	15,019	8,080	3,852	47,561

Source: Semi-annual report as of December 31, 2024 of Mediobanca.

•	The consolidated semi-annual revenues grew by 6.8%, from Euro 1,731 million to Euro 1,848 million.

•	The net interest margin reached Euro 979 million. The increase was supported by the expansion of the CF segment, which recorded an 8.6% year-on-year increase. However, the return on assets was impacted by the reduction in market rates (Euribor 3m: -67bps), which moderated the positive effect of the increase in volumes by Euro 1.4 billion. The CIB segment remained stable at Euro 153 million, with a decline in the large corporate segment offset by growth in the markets.

•	Net fees recorded growth equal to 29.5% in a year, reaching Euro 547 million. WM fees increased by 12.5% year-on-year, totaling Euro 270 million, while CIB division fees rose to Euro 234 million, up 75.2% compared to the previous year, also thanks to the inclusion of Arma Partners.

•	The contribution of Assicurazioni Generali to the equity method increased by 5.4%, from Euro 215 million to Euro 227 million.

•	Operating costs increased by 6.1%, reaching Euro 780 million. Despite the increase, the cost-to-income ratio remained virtually unchanged at 42.2% (compared to 42.5% the previous year). The rise in costs affected all the main components:

-	Personnel costs increased by 9.7%, from Euro 382 million to Euro 419 million. The increase was driven by the rise in the number of employees (FTE +2.6%, from 5,369 to 5,510) and adjustments to variable components in the CIB segment in line with the results achieved.

[1]	The sum of the data by business area differs from the total Group figure due to net consolidation adjustments/differences between the business areas (Euro 1.1 million) and the effects related to acquisitions (mainly on put & call agreements and earn-out), which are not attributed to any Business Unit (Euro 5.3 million).

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	12

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

-	Administrative expenses increased by 2.2%, reaching Euro 361 million. The increase was mainly driven by technology expenses (+2.5% to Euro 127 million), back office and operations costs (+5% to Euro 103 million), costs related to branches and offices (+8% to Euro 50 million), and credit recovery expenses (+5% to Euro 21 million).

Table 3. Divisional Income Statement of the Mediobanca Group as of June 30, 20241

Income Statements by Business Unit					Holding
FY 30/06/2024 (€ mn)	CF	WM	CIB	INS	Functions	Group[1]
Net interest income	1,044	425	307	(7)	178	1,985
Net treasury income	0	9	95	27	39	172
Net fee and commission income	145	489	361	-	6	939
Equity-accounted companies	(0)	-	-	511	-	510
Total income	1,189	924	763	530	224	3,607
Labour costs	(121)	(325)	(215)	(4)	(140)	(805)
Administrative expenses	(249)	(288)	(165)	(1)	(53)	(738)
Operating costs	(370)	(614)	(380)	(5)	(192)	(1,542)
Loan loss provisions	(250)	(7)	11	-	(6)	(252)
Provisions for other financial assets	-	1	(3)	20	(4)	14
Other income (losses)	0	(4)	(3)	-	(49)	(90)
Profit before tax	570	300	387	545	(28)	1,736
Income tax for the period	(187)	(91)	(121)	(23)	(13)	(437)
Minority interest	-	(1)	(23)	-	(3)	(26)
Net Profit	383	209	244	522	(44)	1,273
RWA	14,493	6,051	14,857	8,066	4,153	47,622

Source: Financial Statements as of June 30, 2024 of Mediobanca.

[1]	The sum of the divisional data differs from the Group total due to adjustments/differences arising on consolidation between business areas (equal to Euro 4.9 million), the RAM brand impairment charge (Euro 31.7 million), and other effects attributable to acquisitions (in particular in respect of put-and-call arrangements) that have not been allocated to any business line in particular (Euro 3.1 million).

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	13

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

Table 4. Statement of Financial Position of the Mediobanca Group as of June 30, 2024 and December 31, 2024

Balance Sheet Mediobanca Group € mn	30/06/2024	31/12/2024%
Financial assets held for trading	15,410	15,172	(1.5)%
Treasury financial assets	11,103	10,386	(6.5)%
Equity Holdings	4,703	4,992	6.1%
Equity Investments	3,789	4,092	8.0%
Other Investments	914	900	(1.5)%
Banking book securities	11,341	12,063	6.4%
Customer loans	52,447	53,859	2.7%
Corporate	16,043	17,170	7.0%
Specialty Finance	2,950	2,707	(8.3)
Consumer Finance	15,198	15,564	2.4%
Mortgages	12,568	12,615	0.4%
Private banking	4,285	4,474	4.4%
Leasing e Gestione NPL	1,403	1,329	(5.3)%
Tangible and intangible assets	1,595	1,639	2.8%
Other assets	2,628	1,801	(31.5)%
Total assets	99,226	99,912	0.7%

Funding	63,670	64,211	0.8%
MB bonds	27,619	28,728	4.0%
Premier Banking deposits	16,888	17,904	6.0%
Private Banking deposits	11,011	10,292	(6.5)%
ECB	1,313	-	(100.0)%
Banks and other	6,839	7,287	6.6%
Treasury financial liabilities	10,584	11,841	11.9%
Financial liabilities held for trading	9,505	9,095	(4.3)%
Other liabilities	4,066	3,295	(19.0)%
Provisions	158	149	(5.9)%
Net equity	11,243	11,321	0.7%
Minority interest	86	86	0.1%
Profit for the period	1,273	660	(48.2)%
Total liabilities	99,226	99,912	0.7%

Net TFA	99,431	106,824	7.4%
Premier	41,820	44,826	7.2%
Private/HNWI	44,867	47,167	5.1%
Asset Management	28,239	31,686	12.2%
Intercompany	(15,495)	(16,854)	8.8%

Regulatory Capital
CET 1 capital	7,222	7,248	0.4%
Total capital	8,438	8,381	(0.7)%
RWA	47,622	47,561	(0.1)%

Source: Financial Statements and Semi-Annual Reports of Mediobanca.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	14

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

•	The total assets as of December 31, 2024 show a slight increase in the semester, rising from Euro 99.2 billion to Euro 99.9 billion.

•	Customer loans increased from Euro 52.4 billion to Euro 53.9 billion, driven by the CIB, which rose from Euro 19.0 billion to Euro 19.9 billion. In particular, the large corporate segment grew by 7%, reaching Euro 17.2 billion, while factoring recorded a decline of 8.3%, falling from Euro 3.0 billion to Euro 2.7 billion, affected by the crisis in the automotive sector. The CF maintained a quarterly growth trend of 2.4%, rising from Euro 15.2 billion to Euro 15.6 billion. The WM also recorded an increase of 1.4%, reaching Euro 17.1 billion.

•	The securities in the banking book increased from Euro 11.3 billion to Euro 12.1 billion, divided into Euro 5.2 billion in the HTC portfolio, Euro 6.4 billion in the HTC&S portfolio, and Euro 0.4 billion designated at fair value. The position in Italian government bonds grew from Euro 5.4 billion to Euro 6.1 billion, with an average duration of approximately 2 years.

•	Total funding increased from Euro 63.7 billion to Euro 64.2 billion, with a securitized component of Euro 28.7 billion, after new issuances of Euro 3.1 billion and repayments of Euro 2.0 billion. WM deposits rose from Euro 27.9 billion to Euro 28.2 billion, thanks to the strong performance of the Premier channel, while interbank borrowings amounted to Euro 7.3 billion.

•	Total Financial Assets (TFA) rise to Euro 106.8 billion (+14.2% compared to the previous semester, +3.6% in the quarter), with a net growth of Euro 4.5 billion and a market effect estimated at Euro 2.6 billion. Assets under management increase to Euro 48.2 billion, growing by Euro 4.9 billion in the semester and by Euro 7.4 billion compared to 12 months ago. Assets under administration remain stable at Euro 30.3 billion, while deposits increase to Euro 28.2 billion, of which Euro 17.9 billion are excluding Premier.

The consolidated net equity of Mediobanca as of December 31, 2024 amounted to Euro 11,321.2 million, including the equity attributable to non-controlling interests of Euro 86.2 million. The net equity attributable to the parent company therefore totals Euro 11,235.0 million and is primarily composed of:

•	Share capital of Euro 444.7 million;

•	Share premium of Euro 2,080.8 million;

•	Retained earnings and other reserves of Euro 8,347.9 million;

•	Negative valuation reserve of Euro 152.3 million;

•	Treasury shares for Euro 145.8 million;

•	Net profit for the period amounting to Euro 659.7 million.

Finally, as of December 31, 2024, Mediobanca's CET1 Ratio stands at 15.2%, with the application of the Danish Compromise, and the Total Capital Ratio is 17.6%, including the half- year result net of the distribution of an interim dividend to Mediobanca shareholders scheduled for May 2025 (with the balance in November 2025), based on a payout assumption of 70%. The Corep CET1 ratio, without earnings for the period, is 14.8%.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	15

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

3.3	Projections of Mediobanca's 2023-2026 Business Plan

Projections of Mediobanca's 2023-2026 Business Plan, illustrated below, were disclosed to the financial community on May 24, 2023, and confirmed on August 1, 2024, during the communication of the annual results as of June 30, 2024. On February 11, 2025, as part of the presentation of the semi-annual results as of December 31, 2024, Mediobanca updated, revising upwards, the targets set for certain performance indicators related to fiscal year 2026.

Mediobanca has outlined a strategic plan for the FY23-26 period with defined objectives for each business unit, as represented below:

•	Consumer Finance, Mediobanca intends to expand its network by strengthening its presence in emerging markets and exploring new customer segments through its digital channels. The goal is to consolidate the Consumer Finance revenue streams within the Mediobanca group.

•	Wealth Management, Mediobanca aims to close the size gap with the main Italian competitors by leveraging the potential of the HNWI/UHNWI clients (clients with net worth exceeding Euro 5 million and Euro 20 million, respectively) and repositioning the Premier segment. The goal is to achieve double-digit growth in TFAs, revenues, and profits.

•	Corporate & Investment Banking, Mediobanca aims to create a capital light European platform by primarily investing in low capital absorbing activities and leveraging potential synergies with Wealth Management, with the goal of significantly reducing RWAs over the course of the plan and consolidating revenue streams.

•	Insurance, the goal is to make this business area a significant source of revenue within the Group, while simultaneously limiting the capital absorption of its assets.

Below are the main economic and financial figures expected for the fiscal year 2023 and for the last year of projection (i.e., 2026), compared with the same figures derived from the actual data as of June 30, 2023 and June 30, 2024. Also included are the revised data, relating to certain targets for the year 2026, as communicated on February 11, 2025, during the presentation of the semi-annual data as of December 31, 2024 to the financial community.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	16

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

Table 5. Projections of the 2023-2026 Business Plan and revised 2026 targets

Mediobanca Group					30/06/2026
€ bn / %	30/06/2023 E	30/06/2026 E	30/06/2023 A	30/06/2024 A	Revised
Main financial data
Total income	3.2	3.8	3.3	3.6	~4
Cost/income	~44%	~44%	42.8%	42.8%	n.a.
Net profit	~1.1	~1.4	1.0	1.3	> 1.4
KPIs
RoRWA	~2.1%	~2.7%	2.1%	2.7%	n.a.
o/w WM	~2.9%	~4.0%	3.1%	3.6%	n.a.
o/w CF	~2.7%	~2.9%	2.9%	2.7%	n.a.
o/w CIB	~1.0%	~1.6%	1.2%	1.5%	n.a.
ROTE	~12%	~15%	12.7%	14.0%	n.a.
EPS	1.15	1.80	1.21	1.53	n.a.
Main capital financial data
TFA	> 85	~115	88.0	99.4	n.a.
o/w direct banking funding	~30%	~25%	32%	28%	n.a.
o/w AUM / AUA	~70%	~75%	68%	72%	n.a.
RWA	~52	~51	51.4	47.6	n.a.
RWA Density	~57%	~52%	56.1%	48.0%	n.a.
CET1 Ratio	15.4%	14.5%	15.9%	15.2%	n.a.
FTE (#k)	5.3	5.8	5.4	5.4	n.a.

Source:	Document “Mediobanca One Brand – One Culture, Strategic Guidelines FY 2023-26”, financial statements as of June 30, 2023, and June 30, 2024, Mediobanca's Half-Year Report and Results Presentation as of December 31, 2024.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	17

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

4	Valuation of Mediobanca Shares

4.1	Introduction

The subject of this Report is the evaluation of the 833,279,689 ordinary shares of Mediobanca (including treasury shares), which are the subject of the Offer and constitute, as of today, the entire share capital of the Issuer. Therefore:

•	the subject of the valuation is represented by the total number of shares that collectively considered constitute the entire share capital of Mediobanca;

•	the perspective to be adopted in the valuation is that of a party acquiring the entire ordinary share capital of Mediobanca. This perspective must consider the company being valued from a going concern and stand alone basis, thus excluding any specific synergies or other economic-financial effects resulting from a potential integration.

Based on the Engagement, the purpose of this report is to provide an independent and autonomous Opinion, in accordance with the provisions of Article 2343-ter of the Civil Code, aimed at verifying that the fair value of the asset subject to the Contribution is not lower than the value attributed to it for the purposes of the Capital Increase in Service of the Offer, including any share premium.

The estimation methodologies and their application in the valuation are based on the general principle of prudence and consider the objective that the legal provision, which is to prevent in-kind contributions from being overvalued and artificially inflating the assets of the receiving company.

It should be noted that, given the timing of the transaction, our Opinion concerns the fair value attributable to the Mediobanca Shares subject to the Contribution, as estimated on the date of issuance of our Report. This value serves as a threshold reference for determining the share capital and any share premium of the Capital Increase in support of the Offer. The final value of the Capital Increase in support of the Offer will only be determinable closer to its execution, based on the issue price of BMPS shares and the actual number of newly issued shares.

4.2	Selection of Valuation Methodologies

The valuation methods for Mediobanca shares have been selected from those generally accepted in the market, considering not only the available information but also the conditions of the Offer, the sector in which the Issuer operates, the distinctive characteristics of the Mediobanca Group, and the contribution of the individual business units to the overall profitability of the Group. Additionally, the evaluation practices align with national and international standards.

The reference date for our valuations is December 31, 2024. The valuations are based on the economic and financial data, as well as the capital requirements and supervisory ratios of the Mediobanca Group as of that date. The issuer's share price data refers to information prior to the announcement of the Offer (January 24, 2025), while market parameters and Target Prices have been determined close to the issuance date of this report.

The analyses were developed exclusively based on publicly available information. The historical economic and financial results achieved by Mediobanca were considered, along with the Prospective Data of the 2023- 2026 Business Plan, the Analysts' Forecasted Data, and the Target Prices from financial analysts regarding the future performance of Mediobanca, as well as the Stock Market quotations.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	18

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

Based on this information, we developed an evaluation opinion through a variety of methods. In particular, the following methods were considered:

•	The Sum of the Parts approach, to separately value: (i) the business units related to the CF, WM and CIB segments of Mediobanca, using the Gordon method, the Trading Multiples method, and Regression Analysis method; (ii) Mediobanca's stake in Generali, using the Market Quotations of the listed insurance company; (iii) other investments apart from Generali, valued at book value;

•	The Stock Market Prices method;

•	The Target Prices method;

•	The Dividend Discount Model in the variant of Excess Capital.

The determination of the fair value of the Issuer’s shares was carried out on a “cum dividend” basis, meaning that it includes the value of the interim dividend distribution to be paid to Mediobanca shareholders in May 2025 (with the final payment in November 2025), as announced on February 10, 2025, in connection with the approval of Mediobanca's half-year financial report as of December 31, 2024. However, the final results of our analyses are also presented on an “ex dividend” basis, meaning the dividend per share of Mediobanca related to the aforementioned interim dividend, estimated at approximately Euro 0.55, is deducted.

In the course of the valuation analyses, a regulatory capital position was assumed, with the permanent application of the Danish Compromise to Mediobanca’s stake in Generali, in line with the information provided in the consolidated and individual financial statements of the Issuer as of June 30, 2024. It is reported that “following the conclusion of the process to define the new Basel regulatory framework, on April 24, 2024, the final version of the European regulation (so-called CRR3) was approved, making permanent, for the calculation of capital ratios (in particular CET1), the current treatment applied to the participations (so-called Danish Compromise), which would otherwise have expired on January 1, 2025.”

The following provides a brief description of the valuation methodologies used, as well as their application.

4.3	The Sum of the Parts Method

The “Sum of the Parts” (“SoP”) approach determines the economic value of a company as the sum of the economic values attributable to the different business units operating within the same legal entity. This methodology applies both to holding companies that own equity interests in operating companies active in heterogeneous business sectors and to companies conducting diversified business activities within the same corporate structure. In this context, the company’s economic value is determined as the aggregation of the economic values attributable to each business unit based on its specific risk profile, the corresponding expected return, and the capital allocated to each.

As previously stated, the economic value of Mediobanca’s business units, CF, WM and CIB has been determined by applying the following valuation methodologies, each consistently and homogeneously applied to all three business units: (i) the Gordon method; (ii) the trading multiples method; (iii) the regression analysis method.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	19

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

In applying these methodologies, the following values have been separately determined:

•	the value of the Holding function, considering the implied multiple derived from the valuation of the three business units;

•	the value of the participation in Generali;

•	other participations, valued at their carrying values.

4.3.1       Gordon method

The Gordon growth method estimates the economic value of a company or a business unit based on the present value of the projected profitability deemed sustainable in the long term, capitalized in perpetuity, taking into account a sustainable expected growth rate of net income (g-rate) and the rate of return required by investors for investments with a similar risk profile (Ke).

In this specific case, to determine the fair value of the individual business units (CF, WM and CIB), the equivalent variant of the method has been applied using the following formula:

W =	RORAC – g	* CA
ke – g

where:

W	=	Economic value of the individual business unit.

RORAC	=	Sustainable future profitability in the long term, considering the allocated capital, estimated under two different scenarios: (i) historical profitability and (ii) projected profitability.

g	=	Expected long-term growth rate of the sustainable average expected result, assumed to be equal to the expected long-term inflation rate for Italy, set at 2.0% (Source: International Monetary Fund).

ke	=	Cost of equity, determined based on the application of the Capital Asset Pricing Model (“CAPM”) formula, and differentiated for each business unit (CF: 11.8%, WM: 11.2%, CIB: 11.3%).

CA	=	Capital allocated to individual business units, based on their specific Risk-Weighted Assets (RWA) and a CET1 Ratio Target equal to 13.5%, corresponding to the minimum CET1 level indicated by Mediobanca’s Management in the Prospective Data of the 2023-2026 Business Plan.

For the determination of the fair value of Mediobanca shares, the value attributable to the following elements was also considered: (i) the holding function, (ii) the participation in Generali, based on the three-month average price, (iii) participations in other companies, and (iv) excess capital relative to the identified target capital requirement.

The valuations obtained were subject to sensitivity analysis, where applicable, with respect to the cost of equity, the expected growth rate, and the sustainable long-term future profitability.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	20

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

4.3.2	Trading multiples method

The trading multiples method is based on the analysis of Stock Market quotations for a selected sample of companies with characteristics similar to those of the entity under evaluation (comparable publicly traded companies) and the subsequent application of the multiples derived from this analysis to the corresponding financial metrics of the company being valued.

This approach relies on determining multipliers obtained by relating the Stock Market capitalization to economic, financial, or operational indicators of the companies.

One of the fundamental assumptions underlying the trading multiples method is the comparability between the entity being valued and the companies selected as the peer group. The reliability of the results is therefore strictly dependent on the comparability of the sample. The choice of multiples is based on the characteristics of the sector in which the company operates.

In this specific case, given the heterogeneous nature of Mediobanca’s three business units, CF, WM and CIB three separate peer groups of comparable publicly traded companies operating in the Italian and international markets have been selected.

For the application of this methodology, the Price-to-Earnings ratio (“P/E”) has been selected as the reference multiple. This multiple is widely recognized and used both nationally and internationally and aligns with professional valuation practices for companies operating in Mediobanca’s business units.

The average P/E multiples identified for the individual business units were applied to their respective estimates of expected net income under two different scenarios, measured over a twelve-month horizon for the year 2025, based on (i) the Prospective Data of the 2023-2026 Business Plan, and (ii) the Analysts’ Forecasted Data.

These valuations also considered actual results as of December 31, 2024.

As with the Gordon method, the application was carried out using a Sum of the Parts approach, valuing separately the holding function, the participation in Generali valued on the average market price over the past three months and participations in other companies.

4.3.3	Regression analysis method

The regression analysis method is based on the examination of Stock Market quotations of listed companies deemed comparable to the company or business unit under valuation. This approach involves the identification of specific multiples, determined by relating market capitalizations to economic, equity, financial, or operational metrics of the reference companies.

In this specific case, this empirical methodology allows for the determination of the economic value of the company or business unit under valuation based on the statistical correlation between the expected return on tangible net asset value for the year 2026 (Return on Net Asset Value, hereinafter “RONAV”) and the ratio between market capitalization and expected tangible net asset value for the year 2025 (the “P/NAV” multiple), calculated based on a sample of comparable publicly traded companies.

With specific reference to the valuation of Mediobanca’s business units, considering their operational characteristics, the analysis was conducted using a “Sum of the Parts” approach, distinguishing:

(i)	the banking division and other equity investments, based on the application of the regression analysis method, considering Mediobanca’s expected RONAV and tangible net asset value for 2025, adjusted for the contribution and carrying value of the stake in Generali;

(ii)	the participation in Generali, valued under two distinct scenarios, based respectively on the average market price over the past three months and the average market price over the past month.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	21

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

4.4	Dividend Discount Model Method

The Dividend Discount Model (“DDM”) determines the value of a company based on the projected dividends flows it is expected to generate over time. In this specific case, has been applied the excess capital variant methodology of the DDM, according to which the economic value of a company is equal to the sum of the following components:

•	the present value of future cash flows generated over a defined explicit planning horizon and distributable to shareholders, while maintaining a target capitalization level consistent with the guidelines set forth by the Supervisory Authority or with the company’s specific medium-long term targets, and in any case, compatible with the nature and expected evolution of its activities;

•	the present value of a perpetuity, defined based on a sustainable dividend for the periods following the explicit planning horizon, consistent with a pay-out ratio (dividend/net income ratio) that reflects a sustainable long-term profitability. This value is hereinafter also referred to as the Terminal Value (“Terminal Value”).

The methodology described above is independent of the actual dividend distribution policies adopted within the planning period under consideration.

The formula underlying the DDM methodology is as follows:

where:

W	=	Economic value of the company under valuation.

ke	=	Cost of equity.

Di	=	Expected dividends during the explicit projection period while maintaining a target capitalization level.

n	=	Explicit planning period (expressed in number of years).

TV	=	Terminal Value, assumed as the present value of the perpetuity estimated based on the sustainable dividend for the years following the explicit planning period.

For the purpose of determining future economic flows, reference was made to the Prospective Data of Mediobanca’s 2023-2026 Business Plan, also compared with Analysts’ Forecasted Data and the Issuer’s recent public communications to the financial community, which highlighted an upward revision of the targets compared to the Prospective Data of the 2023-2026 Business Plan presented on May 24, 2023. However, given the nature of our Report, which is based on the principle of prudence, the latter has been used as the baseline scenario for the determination of the value of Mediobanca Shares.

Furthermore, for the estimation of maximum distributable cash flows, a minimum capitalization level was assumed, corresponding to a CET 1 Ratio Target equal to 13.5%, which represents the minimum CET 1 level indicated by Mediobanca’s Management in the Prospective Data of the 2023-2026 Business Plan.

For the determination of the Terminal Value, a long-term growth rate equal to 2.0% was considered, in line with long-term inflation forecasts for Italy (Source: International Monetary Fund).

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	22

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

The resulting cash flows were discounted based on a cost of equity equal to 11.1%, resulting from the average of (i) the Ke obtained from the application of the CAPM model, equal to 10.2%, and (ii) the Ke estimated by analysts covering Mediobanca’s stock, equal to 12.0%.

The cost of equity obtained from the CAPM model was calculated based on the following formula and on parameters updated close to the date of issuance of this Report, 2025:

where:

Rf	=	Risk-free rate, identified based on the average gross yield recorded of the 10-year Italian government bond (BTP Italia) over the past month, equal to 3.7%. (Source: Information data provider).

β	=	Beta coefficient, which measures the risk of a specific stock relative to the overall stock market. In this case, the weekly beta observed over the past two years for Mediobanca was adopted, equal to 1.01. (Source: Information data provider).

Rm -Rf	=	Equity risk premium, which represents the additional return investors require for investing in equities rather than risk-free assets. In this case, the premium was determined to be 5.5%, consistent with long-term observations for an advanced economy.

SRP	=	Specific Risk Premium (“SRP”), an additional risk premium factor of 1.0%, related to the nature of the Engagement, which has been based on publicly available information without direct access to Mediobanca’s Management.

The valuations obtained were subjected to a sensitivity analysis concerning the cost of equity and the CET 1 Ratio Target.

4.5	Stock Market prices method

The Stock Market prices method estimates the fair value of a listed company by using market prices and market capitalization as key information. This approach relies on stock prices recorded over time periods deemed significant, assuming a strong correlation between the market prices of the shares under evaluation and their economic value.

According to this method, the stock prices of liquid shares listed on efficient markets serve as a reliable indicator of a company's value, as they tend to reflect all publicly available information about the company. The stock price levels result from a systematic market negotiation process that incorporates investors’ expectations regarding the company's profitability, financial strength, risk profile, and growth prospects.

In this context, a company’s stock prices are considered reliable when the reference markets exhibit a high level of efficiency, the stock is highly liquid, and the selected period is long enough to offset the impact of extraordinary events causing short-term fluctuations or speculative pressures. While Stock Market quotations represent market-driven values, they are subject to fluctuations—sometimes significant—due to market volatility.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	23

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

For the specific case, this methodology was applied by referencing:

•	the official closing price of Mediobanca shares as of January 23, 2025, which was the last trading day before the date of the Announcement;

•	the average closing price of Mediobanca shares over the three months preceding January 23, 2025 (included).

The selection of these time horizons aims to incorporate sufficiently updated information on the Issuer’s market conditions and broader financial market trends while mitigating potential short-term fluctuations by considering a sufficiently extended reference period.

4.6	Target Prices method

The Target Prices method determines the value of a company based on the price targets published by financial analysts covering the company. These values are obtained from research reports issued by specialized market analysts.

Target Prices represent value estimates based on assumptions regarding the future stock price performance on the market. They are obtained through various valuation methodologies, applied at the discretion of each research analyst.

In this case, the Target Prices for Mediobanca shares were considered as indicated by research analysts covering the Issuer and published after the release of Mediobanca’s financial results as of September 30, 2024 (disclosed on November 11, 2024), and up to a date close to the issuance of this Report.

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	24

Banca Monte dei Paschi di Siena S.p.A.

Report pursuant to Article 2343-ter, letter b) of the Italian Civil Code with reference to maximum no. 833,279,689 ordinary shares of Mediobanca – Banca di Credito Finanziario S.p.A. subject to possible contribution in kind within the framework of the voluntary total public exchange offer promoted by Banca Monte dei Paschi di Siena S.p.A.

March 2025

5	Conclusions

Based on the considerations set out in our Report, taking into account the limitations and the main valuation difficulties outlined, and in light of the purpose of the Engagement, as of the date of this Opinion, based on the financial position as of December 31, 2024, and the elements and methodologies referenced above, we believe that the fair value of the Mediobanca Shares subject to potential Contribution within the framework of the Capital Increase to Service the Offer is no less than Euro 16.406 per share, cum dividend, or Euro 15.852 per share, ex dividend, the latter net of the estimated value of the Mediobanca 2025 Interim Dividend.

Milan, March 14, 2025

KPMG Advisory S.p.A.

/s/ Dario Maria Spoto	/s/ Salvatore Giugliano
Dario Maria Spoto	Salvatore Giugliano
Partner	Partner

Translation from the Italian original which remains the definitive version. KPMG does not assume nor accept any responsibility for the correctness of the translation of the report. The Italian text shall prevail in the event of any differences or discrepancies with the English translation.	25

Annex D

1

Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version, the Italian version shall prevail

BANCA MONTE DEI PASCHI DI SIENA S.P.A.

EXTRAORDINARY SHAREHOLDERS’ MEETING

17 April 2025 (single call)

EXPLANATORY REPORT OF THE BOARD OF DIRECTORS

ON ITEM 1) ON THE AGENDA

prepared pursuant to Article 125-ter of Legislative Decree No. 58 of 24 February 1998 as subsequently amended (“TUF”) and pursuant to Article 70 of the regulation adopted by Consob by resolution No. 11971 of 14 May 1999 as subsequently amended (“Issuers’ Regulation”).

PROPOSAL TO GRANT THE BOARD OF DIRECTORS, PURSUANT TO ARTICLE 2443 OF THE ITALIAN CIVIL CODE, THE POWER, TO BE EXERCISED BY 31 DECEMBER 2025, TO INCREASE THE SHARE CAPITAL IN ONE OR MORE TRANCHES, IN DIVISIBLE FORM, WITH THE EXCLUSION OF THE OPTION RIGHT PURSUANT TO ARTICLE 2441, PARAGRAPH FOUR, FIRST SENTENCE, OF THE ITALIAN CIVIL CODE, TO BE PAID IN BY CONTRIBUTION IN KIND, TO SERVE A VOLUNTARY PUBLIC OFFER BY BANCA MONTE DEI PASCHI DI SIENA S.P.A. RELATING ALL THE ORDINARY SHARES OF MEDIOBANCA - BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI; SUBSEQUENT AMENDMENT TO ARTICLE 6 OF THE BY-LAWS; RELATED AND CONSEQUENT RESOLUTIONS.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR I N ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

Ordinary and Extraordinary Shareholders’ Meeting of 17 April 2025	1	BANCA MONTE DEI PASCHI DI SIENA S.P.A.

Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

EXPLANATORY REPORT OF THE BOARD OF DIRECTORS PREPARED PURSUANT TO ARTICLE 125-TER OF THE CONSOLIDATED LAW ON FINANCE (TUF) AND PURSUANT TO ARTICLE 70 OF THE ISSUERS’ REGULATION

Dear Shareholders,

the Board of Directors of Banca Monte dei Paschi di Siena S.p.A. (the “Bank” or the “Company”, or the “Offeror” or “BMPS”) has convened an Extraordinary Shareholders’ Meeting on 17 April 2025 at 10:00 a.m., in a single call, to submit for Your approval the above matter, placed under item 1 of the agenda, concerning the proposal to grant the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power to increase the Bank’s share capital in one or more tranches, in divisible form, with the exclusion of the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code and with the issuance of a maximum number of 2,230,000,000 ordinary shares (the “Maximum Share Amount”), with regular dividend rights and having the same features as those outstanding at the issue date, whose issue price will be determined by the board of directors in accordance with the law, to be paid in through contribution in kind, to service the voluntary public exchange offer by BMPS for all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni (the “Capital Increase Reserved to the Offer”), announced on 24 January 2025 with the communication issued pursuant to articles 102, paragraph 1, of the Consolidated Law on Finance and 37 of the Issuers’ Regulation (the “Offeror’s Communication”), available on the Bank’s institutional website at the following link (https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html) and promoted on 13 February 2025 through the submission - pursuant to article 37-ter of the Issuers’ Regulation - to Consob, inter alia, of the offer document prepared on the basis of scheme 2A of Annex 2 of the Issuers’ Regulation which will be made available in the manner and within the timeframe prescribed by the applicable regulations, as per the subsequent press release published by BMPS on the same date, pursuant to article 37-ter, paragraph 3, of the Issuers’ Regulation (available on the Bank’s institutional website at the following link https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html).

The proposal to amend the By-laws concerning the granting of the delegation to the Board of Directors of BMPS, pursuant to Article 2443 of the Italian Civil Code, to increase the share capital of the Bank (the “Delegation”) is described in this explanatory report (the “Report”) in accordance with the provisions of Article 2441, paragraph 6, of the Italian Civil Code, Article 125-ter of the TUF, Article 70 of the Issuers’ Regulation and Annex 3A, Schedule No. 3 of the Issuers’ Regulation. This Report, for the Shareholders’ information, also includes some information on the proposed Capital Increase Reserved to the Offer, which is expected to be executed upon exercise of the Delegation, taking into account the provisions of Schedule 3A, scheme No. 2 of the Issuers’ Regulation.

* * * * *

1.	DESCRIPTION OF THE TRANSACTION AND RATIONALE OF THE PROPOSAL TO GRANT THE DELEGATION

The Board of Directors of the Bank, on 23 January 2025 (having obtained the favourable, reasoned and binding opinion of the Committee for Related Party Transactions, issued on the same date and made available by in the manner and within the timeframe prescribed by applicable laws), resolved to promote a voluntary public exchange offer (the “VEO” or the “Offer”) pursuant to Articles 102 and 106, paragraph 4, of the TUF, concerning all the ordinary shares

Ordinary and Extraordinary Shareholders’ Meeting of 17 April 2025	2	BANCA MONTE DEI PASCHI DI SIENA S.P.A.

Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

issued by Mediobanca - Banca di Credito Finanziario Società per Azioni (“Mediobanca” or the “Issuer”), a company with shares listed on Euronext Milan (“Euronext Milan”), a regulated market organised and managed by Borsa Italiana S.p.A., including the treasury shares held by Mediobanca. The Offer was announced to the market and to Consob on 24 January 2025 by means of the Offeror’s Communication and by means of a specific press release disseminated pursuant to article 17 of Regulation (EU) No. 596/2014 (available on the Bank’s institutional website at the following link https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html).

As explained in greater detail in the Offeror’s Communication (to which full reference is made and, in particular, to paragraphs 1.2 and 1.3), BMPS decided to launch the Offer for the acquisition of Mediobanca with the aim of creating a new Italian banking champion through the union of two of the most distinctive brands in the financial services market.

BMPS believes that the Offer represents an ideal opportunity for further development and growth for both institutions and presents significant value creation for the shareholders of both companies and for all stakeholders.

The combination with Mediobanca, to the extent that it is completed, will create the third largest national banking operator in terms of total assets, loans to customers, direct deposits and total financial assets and a highly diversified player, resilient, with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the ability to compete with the main Italian and European banking institutions, through the full development of existing human capital.

In a market currently experiencing a phase with a high level of consolidation, BMPS intends to play an active role, and this potential combination represents a unique opportunity to strengthen its positioning in specific areas and key sectors, as well as to better seize future growth options. This will increase support to households and businesses, by strengthening overall support to the former, both in terms of financing needs and savings protection and management, and by supporting the latter to capture growth opportunities at domestic and international level. The resulting benefits will also be enjoyed by the territories and the entire Italian economy.

The new group will be able to rely on the distinctive skills of Mediobanca in the areas of Wealth Management, Corporate & Investment Banking and Consumer Finance, and of BMPS in the areas of Retail and Commercial Banking. Furthermore, the stake held in Assicurazioni Generali will also positively contribute to the diversification of the new Group’s revenues and will be managed in the same way as the other lines of business, according to a careful discipline for capital optimization and a strong risk-adjusted profitability approach.

The combination will offer employees of each institution the opportunity to develop their careers within a larger organization, enhancing their talent through opportunities for mutual enrichment and integration. At the same time, it will help attracting new high-profile resources, enhancing their skills and professionalism with the aim of consolidating a sustainable and competitive growth model.

The combination is entirely consistent with BMPS’ strategic guidelines as defined in the 2024-2028 business plan and will enable significant revenue growth and major cost and funding synergies, to be achieved by means of a smooth implementation process.

In terms of revenues, the transaction will allow for the generation of synergies of approximately Euro 0.3 billion per year, thanks to the enrichment of the range of products and services for families and businesses, the development of an integrated offer to the respective customer bases, and an increase in penetration and expansion of the target markets. In particular, by:

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•	Retail Banking – introducing BMPS’ products to the customer base of Compass Banca S.p.A. (“Compass”) and Mediobanca Premier S.p.A. (“Premier”), with the support of the BMPS branch network, to facilitate a scalable provision of services and deeper market penetration. By way of example, the growth levers include:

o	Accounts and Cards – with respect to the so-called daily banking;

o	Mortgages – by leveraging the proven commercial capability of the BMPS network, also in meeting the needs of customers with respect to the relevant insurance products;

o	Bancassurance – by extending the insurance offer to Premier customers;

o	Consumer Finance – by expanding the distribution activity leveraging on the BMPS branch network, enriching the offer with insurance products and by expanding the value proposition cross-border towards new markets;

•	Private Banking – extending Mediobanca’s best practice to BMPS customers, also through Mediobanca’s asset management products (e.g., alternative investments);

•	Asset Gathering – integrating Mediobanca Premier and Widiba to create a network of financial advisors at scale to compete with the key players, supported by a distinctive digital platform, with the introduction of an integrated range of asset management products and enhancing BMPS capabilities in insurance;

•	Corporate & Investment Banking – combining BMPS’ balance sheet potential with Mediobanca’s Investment Banking activity and by initiating a development program to support the growth of companies throughout the country. Similarly, by leveraging Mediobanca’s specialized experience in Advisory and Markets for widespread distribution to BMPS’ corporate customers.

At the same time, the transaction will generate significant cost synergies in terms of administrative expenses, and will allow for the targeted optimization of overlapping functions. In addition, savings will be derived from the rationalization of the combined investment plan of the two banks, thus avoiding duplication of investments in the areas subject to the combination.

The expected savings amount to approximately Euro 0.3 billion per year. By way of example, the levers include:

•	the centralization of procurement from large suppliers and the extension of best practice in terms of cost governance;

•	the optimization of IT investments and digital transformation for shared areas, for example for the BMPS consumer finance platform;

•	the optimization of wealth management support activities for both Private Banking and Asset Gathering;

•	the combined development of the platform for Corporates as well as optimization of the product factories (e.g., MBFACTA and MPS Factoring);

•	the deletion of duplications in central functions, both in operational and resource terms.

Furthermore, the combination will allow synergies in funding to be realized for approximately Euro 0.1 billion per year due to a more balanced funding mix, leveraging BMPS’ commercial funding capacity and optimizing the combined entity’s wholesale funding position.

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The industrial project, characterized by the significant complementarity of the two business models (which significantly reduces the execution risk), will be carried out with a straightforward integration and one-off integration costs estimated at approximately Euro 0.6 billion before taxes, expensable in the first year.

The transaction also aims to accelerate the utilization of Deferred Tax Assets (“DTA”) held by BMPS, by leveraging a higher consolidated tax base and recording Euro 1.3 billion of DTA (currently off-balance sheet) on the balance sheet, bringing the total to Euro 2.9 billion. Over the next six years, the utilization of these DTA will generate a significant capital benefit (Euro 0.5 billion per year), in addition to the net result.

The combined group will be strengthened, with a diversified revenue stream and a strong resilience capable of successfully competing in different scenarios, while also enabling significant value creation for all shareholders, supported by higher profitability compared to the standalone businesses and able to generate a double-digit growth in earnings per share.

Shareholders will benefit from a dividend policy that is sustainable over time, with growth in the dividend per share, while confirming BMPS’ solid capital position (pro-forma Common Equity Tier 1 ratio of approximately 16% upon completion of the transaction).

Finally, the sustainability strategies of the two banks will be consolidated, by leveraging their respective ESG capabilities to strengthen the positioning of the combined entity and promote commitment to the communities and regions where they operate.

BMPS’ high governance standards will be maintained throughout the entire combination process and beyond, ensuring transparency, accountability, and a balanced approach that respects all stakeholders, thus contributing to the creation of a sustainable and competitive long-term model.

Subject to the following, the Offer envisages that, for each share of Mediobanca tendered to the Offer, BMPS will offer a unitary consideration represented by 2.300 newly issued ordinary shares of BMPS (the “Consideration”) deriving from the Capital Increase Reserved to the Offer.

As indicated in the Offeror’s Communication, the Offer’s Consideration may be subject to adjustment. In particular, it is provided, inter alia, that “If, prior to the Payment Date (as defined below), the Issuer and/or the Offeror were to pay a dividend (including an interim dividend) and/or make a distribution of reserves to its shareholders or, in any event, the coupon relating to dividends resolved but not yet paid by the Issuer and/or MPS, as the case may be, is detached from the Mediobanca Shares and/or the shares of MPS, the Consideration shall be adjusted to take account of the dividend distributed (or the related interim dividend) or the reserve distributed”. In addition, the Offeror’s Communication provides for further scenarios for the adjustment of the Consideration and, specifically, any operation on the share capital of the Issuer and/or on the Mediobanca shares, while in any case the Offeror retains the right to avail itself (or to waive its right to avail itself) of the relevant condition of effectiveness, where applicable, in relation to such individual event.

In light of the above, it should be noted that, on 6 March 2025, the Board of Directors of BMPS resolved to propose to the ordinary Shareholders’ Meeting of the Bank the allocation of a total of Euro 1,083 million deriving from the net profit resulting from the draft financial statements as of 31 December 2024 (equal to Euro 1,923 million), to its Shareholders, as a dividend corresponding to Euro 0.86 per share. The dividend, subject to its approval by the shareholders’ meeting, will be paid on 21 May 2025, with an ex-dividend date on 19 May 2025 (record date 20 May 2025).

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

Furthermore it should be noted that, on 10 February 2025, Mediobanca’s Board of Directors announced to the market - on the occasion of the approval of Mediobanca’s half-yearly report as of 31 December 2024 - the distribution of an interim dividend to its shareholders in May 2025 (and the corresponding balance in November 2025). In the event that the coupon of the aforesaid interim dividend (and the corresponding balance) is actually detached or the interim dividend (and the corresponding balance) is paid before the payment date of the Offer, the Offer’s Consideration will be consequently and consistently adjusted to take this circumstance into account.

Separately, and in any event, the Offer’s Consideration may be further adjusted upon the occurrence of the other events indicated in the Offeror’s Communication and mentioned above.

Finally, in the event that the Board of Directors of Mediobanca, in execution of the delegation granted by the extraordinary Shareholders’ Meeting of the Issuer on 28 October 2024, proceeds - prior to the payment date of the Offer - with the cancellation of the treasury shares purchased in execution of the authorization from the same ordinary Shareholders’ Meeting of Mediobanca on 28 October 2024, and/or any transactions to reduce the number of outstanding Mediobanca shares and/or the payment of the interim dividend or the related balance thereof, and subject to adjustments and/or modifications relating to the content and/or structure of the Offer, it will not be necessary to issue the entire Maximum Share Amount.

The Capital Increase Reserved to the Offer to which the Delegation proposal refers is therefore aimed at the issuance of BMPS ordinary shares to be offered as consideration for the Mediobanca shares tendered in acceptance of the Offer even if potentially adjusted and/or amended. In fact, the acceptance of the Offer by the Mediobanca’s shareholders entails, from a technical-legal point of view, the contribution in kind of ordinary shares of Mediobanca in favour of BMPS, in exchange for the subscription of the Capital Increase Reserved to the Offer, which is, therefore, an essential prerequisite of the Offer.

The proposal to grant the Delegation to the Board of Directors of BMPS, which is the subject matter of this Report, is therefore functional and instrumental to the Offer announced by BMPS with the Offeror’s Communication and promoted on 13 February 2025 through the filing of the offer document with Consob.

As described in the Offeror’s Communication, the VEO may only commence, inter alia, subject to and following: (i) the approval by the extraordinary Shareholders’ Meeting of BMPS of the proposal of Delegation (to which this Report refers) and (ii) the resolution, by the Board of Directors, of the aforesaid Capital Increase Reserved to the Offer in the context of the exercise of the Delegation; all subject to the obtaining of the authorisations described in Paragraph 1.4 of the Offeror’s Communication (see also Paragraph 15 below).

The proposal to grant the Board of Directors with the Delegation is justified by the fact that this instrument is more suitable to ensure flexibility, compared to the capital increase resolution directly passed by the Shareholders’ Meeting, necessary to determine the terms and conditions of the capital increase transaction for the purpose of a public exchange offer and, consequently, to respond to and adapt to the features of the Offer, even if potentially adjusted and/or amended. As confirmed in previous cases with structures comparable to the Offer, as well as in similar ongoing transactions, the Delegation instrument also allows to more efficiently coordinate the requirements provided for by the regulations laid down in the Italian Civil Code on the execution of the capital increase to be paid in kind, with the rules provided for by the TUF and the Consob implementing regulations for the promotion, the execution and the completion of a voluntary public exchange offer; this with particular reference to the possible use of the Delegation, upon completion of the Offer, also for the purpose of fulfilling the sell-out pursuant to article 108, paragraphs 1 and

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2, of the TUF and/or the potential exercise of the squeeze-out right in connection with the remaining shares of BMPS pursuant to Article 111 of the TUF, where applicable.

Based on the contents of the Offer and taking into account: (i) the amount of the dividend proposed by BMPS, although not yet approved by the Shareholders’ Meeting (equal to Euro 0.86 per share), (ii) a maximum amount of No. 16,178,862 additional shares (the “Additional Shares”) that may be issued by Mediobanca to serve long-term share-based incentive plans (the “Incentive Plans” or the “Plans”)1 (if revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans, and provided that some of them include the possibility to use Mediobanca’s treasury shares in portfolio instead of the Additional Shares, without prejudice to the limitations underlying the issuance of Additional Shares under the Plans), and (iii) the fact that, as of the date of this Report, Mediobanca’s Board of Directors has not yet resolved upon the distribution of the interim dividend to its shareholders (as already announced by Mediobanca on 10 February 2025) and the cancellation of the treasury shares in portfolio, the Board of Directors of BMPS, based on the contents of the Offer, for the sake of utmost caution, and according to a highly conservative approach, resolved that the maximum number of BMPS shares to be issued to serve the Offer will be equal to No. 2,230,000,000.

Therefore, in light of the foregoing, it should be noted that, the Maximum Share Amount subject to the Delegation to the Board of Directors, pursuant to this Report, may be reduced as a result of the distribution of the interim dividend (and the corresponding balance), the potential cancellation of treasury shares by Mediobanca, and the allotment of treasury shares to the beneficiaries of the Incentive Plans (if revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans), in lieu of the Additional Shares (without prejudice to the applicable legal and regulatory provisions governing the aforementioned Plans), if these events occur before the Offer payment date.

The Delegation proposal, therefore, provides that the Capital Increase Reserved to the Offer may be resolved upon by the Board of Directors by 31 December 2025, also in one or more tranches and in divisible form, for an amount equal to Euro 5.917 for each newly issued share (amount corresponding to the implied nominal value, rounded to the third decimal number, of BMPS shares currently issued, as recorded on the date of this Report)2 and, therefore, subject to the following paragraphs, for the Maximum Share Amount (i.e., a maximum amount of No. 2,230,000,000 BMPS shares) and for an amount of share capital equal to maximum amount of Euro 13,194,910,000, plus any share premium.

The proposed Delegation entails by law the exclusion of the option right pursuant to Article 2441, paragraph four, first sentence of the Italian Civil Code (in the event of a share capital increase to be paid up through contributions in

1 Based on publicly available information, the following long-term share-based Incentive Plans approved by and which could be served, in whole or in part, by newly issued Mediobanca shares approved by the Issuer itself are currently in place:

1.	2015 Performance Shares Plan, approved by the ordinary Shareholders’ Meeting of Mediobanca on 28 October 2015 (and updated by the ordinary shareholders’ meeting on 28 October 2019);

2.	Long Term Incentive Plan 2019-2023, approved by the ordinary Shareholders’ Meeting of Mediobanca on 28 October 2019;

3.	Long Term Incentive Plan 2023-2026, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023; and

4.	2023-2026 Broad-Based Share Ownership and Co-investment Plan, approved by the ordinary shareholders’ meeting of Mediobanca on 28 October 2023.

2 The implied nominal value is calculated as the ratio of the current share capital of BMPS to the number of currently issued shares.

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kind), as the newly issued shares of BMPS will be subscribed and paid up through the contribution to BMPS of the shares of Mediobanca tendered to the Offer and will therefore be reserved to the participants to the Offer.

Without prejudice to all the powers and prerogatives of the Board of Directors regarding the transaction (including, for the sake of clarity only, the ability to adjust and/or amend the content and/or structure of the Offer and/or identify different and/or additional methods for its execution), it is hereby acknowledged that, the number of new shares to be issued upon the exercise of this Delegation will depend on the level of actual acceptances collected during the Offer and/or, subject to compliance with the above-mentioned maximum amount, also due to any above-mentioned changes that may be made to the Offer in accordance with applicable regulations.

Finally, it should be noted that, in relation to the proposed Capital Increase Reserved to the Offer, the measures and safeguards set forth in the “Regulation of Related Party Transactions”, adopted by Consob resolution No. 17221 of 12 March 2010, as amended and supplemented (the “RPT Regulation”), and in the “Group Regulation on the management of prescriptive compliance with related parties, related subjects and Bank officers’ obligations” (the “BMPS Regulation”), adopted by the Board of Directors of BMPS in compliance with the RPT Regulation, as well as with the Bank of Italy Circular No. 285/13, Part Three, Chapter 11 and subsequent amendments and additions, on the subject of risk activities and conflicts of interest with respect to connected parties. This is because certain persons with shareholdings, over 3%, in Mediobanca also hold significant shareholdings (i.e., higher than 3%) in BMPS and, therefore, fall under the definition of “discretionary” related parties. The procedure provided for in the RPT Regulation and the BMPS Regulation was duly carried out and concluded with the issue of a favourable opinion on the fairness and substantive and procedural correctness of the Offer and, in particular, of the Capital Increase Reserved to the Offer, issued by the BMPS Related-Party Transactions Committee, composed of independent directors. For a complete disclosure of the activities carried out, please refer to the information document prepared pursuant to Article 5 of the RPT Regulation, published on the Bank’s institutional website https://www.gruppomps.it/en/.

The Related Party Transactions Committee, in addition to the aforementioned opinion, was then once again involved with reference to the capital increase proposal to be submitted to the Shareholders’ Meeting convened for 17 April 2025 in order, among other things, to verify its consistency with the terms and conditions of the Offeror’s Communication. During this discussion, having pointed out that, as of the date of this report, no changes had occurred with respect to what had already been set forth in the opinion issued on 23 January 2025. The Committee for Related Party Transactions will therefore continue to monitor the progress of the overall transaction.

2.	CRITERIA FOR THE DETERMINATION OF THE EXCHANGE RATIO BETWEEN BMPS SHARES AND MEDIOBANCA SHARES AND FOR THE CONSEQUENT DETERMINATION OF THE MAXIMUM NUMBER OF NEWLY ISSUED BMPS SHARES

2.1. Preamble

The Offeror’s Communication provides that BMPS shall offer to the participants to the VEO, for each 10 Mediobanca shares tendered to the Offer, as the Offer’s Consideration, No. 23 newly issued BMPS ordinary shares having the same features as the currently outstanding BMPS ordinary shares: this is equivalent to a ratio of No. 2,300 newly issued BMPS ordinary shares for each Mediobanca share tendered to the VEO, subject to the provisions of paragraph 5 below with reference to the treatment of fractional shares deriving from the exchange.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

The aforementioned exchange ratio was determined by the Board of Directors of BMPS based on their own assessments and considerations, carried out with the advice and support of its financial advisors, and as indicated in the Offeror’s Communication, the Consideration has been determined on the assumption that, prior to the payment date of the Offer: (x) neither the Issuer nor the Offeror will approve or give effect to any ordinary (including interim dividends) or extraordinary distribution of dividends drawn from profits and/or other reserves; and (y) the Issuer will not approve or give effect to any transaction involving its share capital and/or Mediobanca shares.

Any adjustment to the Consideration as a result of the foregoing will be disclosed in the manner and within the timeframes prescribed by the applicable law.

2.2. Valuation criteria selected by the Directors to determine the exchange ratio

For the purposes of the Offer, in light of the nature of the Consideration, represented by newly issued ordinary shares of the Offeror offered in exchange for ordinary shares of the Issuer tendered in acceptance of the Offer, the Board of Directors of BMPS proceeded to carry out a valuation of the shares of Mediobanca and of BMPS with a view to expressing an approximate estimate of their values, on the basis of publicly available data and information. The considerations and estimates made are therefore to be understood in general terms and with limited reference to the Offer. The valuation analyses performed by the Board of Directors in order to determine the exchange ratio were carried out from a comparative perspective and prioritising the principle of relative homogeneity and comparability of the valuation methodologies applied.

The valuation methodologies and the resulting economic values of the shares of Mediobanca and of BMPS were identified for the purpose of determining the number of BMPS shares to be issued to service the VEO, based on its outcome. Under no circumstances are such valuations to be considered as possible indications of market price or value, either current or prospective, in any context other than the one under consideration.

The evaluations conducted by the Board of Directors of BMPS refer to the economic and market conditions as of 23 January 2025, corresponding to the trading day prior to the date of the announcement of the VEO (the “Reference Date”) and to the patrimonial-economic and financial situation of BMPS and Mediobanca as reported in the consolidated interim financial statements as of 30 September 2024, in the consolidated financial statements as of 31 December 2023 for BMPS, in the consolidated financial statements as of 30 June 2024 for Mediobanca, and in the related press releases and presentations of the results to the financial community.

In particular, the BMPS Board of Directors decided to use, for the purpose of the determination of the Consideration:

-	the Stock Market Price Method;

-	the market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings; and

-	the target price methodology highlighted by research analysts.

The choice of the methodologies and the results of the valuation analyses carried out by BMPS as at the Reference Date for the purpose of determining the exchange ratio must be interpreted in light of the ratio presented the following main limitations and difficulties:

(i)	the Bank used exclusively public data and information for the purposes of its analyses;

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(ii)	the Bank has did not perform any financial, legal, commercial, tax, industrial or any other due diligence activities on Mediobanca;

(iii)	as at the reference date, an updated business plan for Mediobanca with a time horizon consistent with that of BMPS was not publicly available. Accordingly, where relevant to the application of the valuation methods, the projections of future economic performance used for BMPS were inferred on the basis of the estimates of the 2024-28 Business Plan while, for Mediobanca, were derived on the basis of the estimates provided by research analysts;

(iv)	the analyses conducted reflect the peculiarities of valuation methodologies, whose reliability is inherently limited by a number of factors.

The following is a summary description of each of the methodologies used to determine the Offer’s consideration:

(a)	Stock Market Price Method: the Stock Market Price Method uses market prices as the relevant information for estimating the economic value of companies, using for this purpose the stock market prices expressed in share prices recorded in intervals of time deemed significant and on the assumption that there is a correlation between the prices expressed by the market for the shares of the companies being valued and their economic value. The main characteristic of this methodology lies in the possibility of expressing in relative terms the relationship existing between the values of the companies in question as perceived by the market.

In this specific case, it was deemed appropriate to apply this methodology by adopting the following criteria: (a) use of the official prices of the Offeror’s and Mediobanca’s shares recorded on the Reference Date; (b) use of the weighted average official prices in connection with the volumes of BMPS’ and Mediobanca’s shares (the so-called Volume Weighted Average Price) with reference periods of 1 month, 2 months, 3 months, 6 months and 1 year prior to the announcement date (i.e., 24 January 2025).

The following table shows (i) the implied exchange rates and (ii) the premiums that the Consideration incorporates based on the BMPS and Mediobanca Weighted Average Prices recorded on the Reference Date and in the periods indicated below prior to the Reference Date (included).

	Weighted Average Price (Euro)		Implied Exchange	Implied Premium vs.
Reference Period	BMPS	Mediobanca	Ratio (x)	Market Prices
Values based on the prices as of 23 January 2025	6.953	15.227	2.190	5.03%
Values based on the weighted average prices over 1 month (including 23 January 2025)	6.954	14.795	2.127	8.11%
Values based on the weighted average prices over 2 months (including 23 January 2025)	6.547	14.363	2.194	4.84%
Values based on the weighted average prices over 3 months (including 23 January 2025)	6.099	14.508	2.379	(3.31)%

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Values based on the weighted average prices over 6 months (including 23 January 2025)	5.567	14.703	2.641	(12.91)%
Values based on the weighted average prices over 12 months (including 23 January 2025)	4.724	13.928	2.948	(21.99)%

(b)	Market Multiples Method: according to the Market Multiples Method, the value of a company is determined by taking as a reference the indications provided by the stock market with regard to companies with similar characteristics to the company being valued.

The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, asset and financial metrics of a selected sample of comparable companies. The multiples thus determined are applied, with the appropriate additions and adjustments, to the corresponding magnitudes of the company being evaluated, in order to estimate a range of values. For the purposes of the Offer and on the basis of the characteristics typical to the banking sector and market practice, the Price/Projected Earnings multiple in 2025 and 2026 was selected (the multiples for the years following 2026 were deemed to be of limited significance, considering the lower reliability and greater variability that generally characterize consensus estimates for prospective years further out in time).

The degree of reliability of the market multiples method of valuation depends on an appropriate adaptation of the method itself to the specific valuation in question. In this regard, the similarity, from an operational and financial point of view, between the companies included in the reference sample and the companies subject to valuation is particularly relevant. The significance of the results is, in fact, dependent on the comparability of the sample. The securities of the selected companies shall also present a good degree of liquidity and shall not concern companies whose prices could be influenced by particular contingent situations.

It should be noted that, given the differences between the business models of BMPS and Mediobanca, a specific sample was used in order to better reflect the peculiarities of each company’s business. In particular, for the purpose of the evaluation of BMPS, Intesa Sanpaolo, UniCredit, Banco BPM, BPER, Credito Emiliano and Banca Popolare di Sondrio were taken into consideration, while for the purpose of the evaluation of Mediobanca, Intesa Sanpaolo, UniCredit, FinecoBank, Banca Generali and Banca Mediolanum were taken into consideration.

The market multiples were applied, for BMPS, to the 2025 and 2026 estimates derived from the 2024-28 Business Plan and, for Mediobanca, to the 2025 and 2026 consensus estimates from research analysts (as provided by the information provider FactSet as of the Reference Date).

The following table shows the Price/Projected Earnings multiples for 2025 and 2026 of the selected companies as of the Reference Date, based on the consensus estimates of research analysts for 2025 and 2026, as provided by the information provider FactSet as of the Reference Date. For illustrative purposes and

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completeness, the table also shows the multiples of Mediobanca based on the prices as of the Reference Date and on the implied valuation of the Consideration based on the BMPS price as of the Reference Date.3

	Projected Price/ Earnings
Comparable Companies	2025		2026
Intesa Sanpaolo	8.2	x	8.1	x
UniCredit	7.5	x	7.6	x
Banco BPM	8.4	x	8.6	x
BPER	7.2	x	7.1	x
Credito Emiliano	7.8	x	8.1	x
Banca Popolare di Sondrio	8.8	x	9.3	x
FinecoBank	18.6	x	17.8	x
Banca Generali	15.3	x	14.7	x
Banca Mediolanum	10.7	x	10.7	x
Mediobanca	9.6	x	9.2	x
Mediobanca at the Offer’s Consideration	10.0	x	9.7	x

For the purposes of the valuation analysis of the Issuer, in light of the fact that a significant portion of the Issuer’s profitability is generated by the qualified shareholding in Assicurazioni Generali S.p.A. (equal to 13.02% as of 30 June 2024), and considering that the latter company is listed, the market valuation has been used in this regard.

(c)	Research analysts’ target price method: the target price method determines the value of a company based on the target prices that financial analysts publish on the company. Target prices are indications of value that express an assumption about the price that a share can reach on the stock market and are derived from multiple valuation methodologies used at the discretion of the individual research analyst.

For the purpose of applying the target price methodology, the target prices of BMPS’ and Mediobanca’s ordinary shares as indicated by the research analysts relating to the companies, as available up to the Reference Date, and published following the release of BMPS’ and Mediobanca’s preliminary results as of 30 September

3 The content of the above table does not imply any judgment by BMPS on any of the banking companies listed therein, except for Mediobanca, nor does it represent any opinion regarding investment or divestment evaluations related to any financial instrument or security.

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2024 (announced on 8 November 2024 and 12 November 2024, respectively) were used.

The valuation methodologies described above have been applied on an individual and business continuity basis for both the Bank and Mediobanca and also taking into account the specific features of the Offer.

In order to determine the exchange ratio, ranges of values were identified for each valuation method, i.e.: (i) for the market multiples method, a range of +/- 15% with respect to the average value and, for (ii) the target price method highlighted by research analysts, a minimum value calculated as the ratio between the minimum target prices of Mediobanca and BMPS and a maximum value calculated as the ratio between the maximum target prices of Mediobanca and BMPS.

On the basis of the analyses carried out according to the evaluation criteria described above, the following findings emerged.

Implied exchange ratio
Methodology	Minimum	Maximum
Stock Market Price Method
Spot	2.190x
1 month	2.127x
2 months	2.194x
3 months	2.379x
6 months	2.641x
12 months	2.948x
Market Multiples Method
P/E 2025	1.937x	2.621x
P/E 2026	1.880x	2.543x
Target price method highlighted by research analysts	2.046x	2.433x

Finally, it should be noted that, the Board of Directors of BMPS has mandated the firm appointed for the statutory audit of BMPS’ accounts, PricewaterhouseCoopers S.p.A. (“PwC”), to prepare, on a voluntary basis and according to the criteria indicated in the ISAE “3000 revised” – limited assurance appointment, a report regarding the adequacy, in so far as is reasonable and nondiscretionary, of the criteria adopted by the same Board for determining the exchange ratio in the context of the VEO, in accordance with the national and international valuation practice and professional techniques applicable to transactions of this nature.

Concurrently with the publication of this Report, the aforementioned PwC report, prepared on a voluntary basis, will also be made available to the public, for the purpose of providing more complete and accurate information to BMPS’ shareholders, in view of their extraordinary Meeting. Therefore, reference is made to the aforementioned report for any further information on this matter.

3.	DETERMINATION OF THE ISSUE PRICE OF THE NEWLY ISSUED SHARES, ENVISAGED ALLOTMENT RATIO

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

The issue price of the BMPS shares to be issued in the context of the Capital Increase Reserved to the Offer will be determined by the Board of Directors when exercising the Delegation, pursuant to and in accordance with article 2441, paragraph 6 of the Italian Civil Code.

Furthermore, when exercising the Delegation, whether it is granted, and subject to the limitation constituted by the value that the Independent Expert, in its appraisal or updates thereto, has attributed or will attribute to the Mediobanca shares to be contributed pursuant to Articles 2440, paragraph 2 and 2343-ter of the Italian Civil Code, the Board of Directors of BMPS will determine the portion of the issue price that will be allocated to the share capital and the portion of the issue price that will be allocated to the share premium reserve, with the clarifying note that, as indicated in Paragraph 1: (i) in connection with the portion of the issue price to be allocated to share capital, it will be equal to Euro 5.917 for each newly issued BMPS share (an amount corresponding to the implied nominal value, rounded to the third decimal place, of the currently issued BMPS shares as recorded on the date of this Report), and therefore, for the Maximum Share Amount (i.e., a maximum amount of No. 2,230,000,000 BMPS shares) and a share capital amount of up to Euro 13,194,910,000, in addition to any share premium, and (ii) the remaining portion of the issue price will be allocated to the share premium reserve.

It should be noted that, in accordance with the applicable international accounting standards, the increase in BMPS’ net equity, which will be recorded in accounting terms, will not be based on the issue price determined by the Board of Directors when exercising the Delegation; instead, it will correspond to the fair value of BMPS shares that will be assigned to those who accept the Offer; this fair value will correspond to the stock market price of BMPS shares on the date the exchange is made with Mediobanca shares tendered in acceptance of the Offer.

It should be noted that PwC, as the company entrusted with the statutory audit of BMPS’ accounts, has been appointed and will issue its fairness opinion on the issue price of the BMPS shares to be offered in the Offer, pursuant to Article 2441, paragraph six, of the Italian Civil Code and Article 158 of the TUF. Therefore, on the occasion of exercising the Delegation for the Capital Increase Reserved to the Offer, PwC will issue the aforementioned fairness opinion on the issue price of the BMPS shares to be offered in exchange as part of the Offer.

Pursuant to Article 70, paragraph 7 of the Issuers’ Regulation, the mentioned PwC opinion will be made available to the public within the terms and in the manner prescribed by law.

4.	VALUATION OF THE CONTRIBUTED ASSETS REFERRED TO IN THE APPRAISAL PURSUANT TO ARTICLES 2440, PARAGRAPH 2, 2343-TER, PARAGRAPH 2, LETTER B) AND 2343-TER, PARAGRAPH 2, LETTER B) OF THE ITALIAN CIVIL CODE. B), AND 2343-QUATER, OF THE ITALIAN CIVIL CODE.

As provided for by the applicable provisions of the Italian Civil Code for the hypotheses of contributions in kind, the value of the shares of Mediobanca to be contributed to BMPS must be subject to a specific valuation by an expert. In this regard, with a view to the exercise of the Delegation, the Board of Directors of BMPS resolved, pursuant to Article 2440, paragraph 2, of the Italian Civil Code, to rely on the provisions of Article 2343-ter (also for the purposes of Articles 2343-quater and 2443, paragraph 4) of the Italian Civil Code for the purpose of the valuation of the Mediobanca shares subject to the contributions in kind.

These rules make it possible not to require a sworn appraisal of the assets transferred to be prepared by an expert, appointed by the Court in the district where the transferee company has its registered office, in the event that, pursuant

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

to article 2343-ter of the Italian Civil Code, “the value attributed, for the purposes of determining the share capital and any share premium, to the assets in kind [...] subject to transferred is equal to or lower [...] than the value resulting from a valuation referring to a date not more than six months prior to the contribution and in accordance with the generally recognised principles and criteria for the valuation of the assets to be contributed, provided that the valuation is made by an expert who is independent from the party making the contribution, from the company and from the shareholders who individually or jointly exercise control over the transferor or over the company itself, and is endowed with adequate and proven professionalism”.

The Bank has entrusted this task to KPMG Corporate Finance, a division of KPMG Advisory S.p.A. (the “Independent Expert”), which, on 14 March 2025, issued its report on the valuation of Mediobanca’s shares, which was made available to the public at the same time of this Report, and according to the procedures provided for by the laws and regulations in force, for the purpose of providing more complete and timely information to BMPS members in view of the Shareholders’ Meeting (available on the Bank’s website, in the Corporate Governance – Shareholders’ Meetings and BoD section, at https://www.gruppomps.it/en/ as well as at the following link https://www.gruppomps.it/en/corporate-governance/voluntary-public-exchange-offer.html).

The decision to use, in line with market practice in the case of public exchange offers, a valuation carried out by an independent expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, was also justified by the need to evaluate the contribution of a significant block of Mediobanca shares and not of individual listed securities.

In the appraisal of the Independent Expert, to which full reference is made, he concluded that as of 14 March 2025, based on the financial position as of 31 December 2024, and on the elements and methods outlined in such document, the fair value of Mediobanca shares was not less than Euro 16,406 for each Mediobanca shares cum dividend, or equal to Euro 15,852 per each Mediobanca share, ex dividend.

That being said, also in order to ensure that the Independent Expert’s report refers to a date no more than six months prior to the contribution, in compliance with Article 2343-ter, second paragraph, letter b), of the Italian Civil Code, it cannot be ruled out that, close in time to the execution of the Delegation, BMPS’ Board of Directors may request an update to the aforesaid report that reflects, in its assessment, updated information on Mediobanca and on the economic and market situation.

For all other aspects relating to the manner in which the contributions in kind were made and the Independent Expert’s report, please refer to the applicable legal provisions and, in particular, Articles 2343-ter, 2343-quater and 2443, paragraph 4, of the Italian Civil Code.

5.	INDICATION OF THE NUMBER, DIVIDEND ENTITLEMENT DATE AND ISSUE PRICE OF THE NEW SHARES SUBJECT TO THE CAPITAL INCREASE IN KIND

As illustrated in Paragraph 1 above, upon the exercise of the Delegation by the Board of Directors, whether it is granted, the Capital Increase Reserved to the Offer will cover the Maximum Share Amount and, therefore, an amount of BMPS share equal to maximum No. of 2,230,000,000 to be issued and paid up by means of a contribution in kind to BMPS of the shares of Mediobanca tendered in acceptance of the Offer; in accordance with the above, based on the exchange ratio indicated in the Offeror’s Communication, the newly issued BMPS shares to be issued through the contribution in kind of Mediobanca shares correspond to 23 BMPS shares for each 10 Mediobanca shares tendered to the Offer.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

If the result of the application of the exchange ratio for the Mediobanca shares tendered to the Offer is not a whole number of newly issued BMPS shares, it is expected that the intermediary in charge of coordinating the collection of acceptances of the Offer will aggregate the fractional units of BMPS shares pertaining to the accepting parties and will subsequently sale on Euronext Milan the whole amount of BMPS shares resulting from such aggregation, for the purpose of the overall balancing of the transaction. Further information on the treatment of the fractional unit will be provided in the offer document, which will be made available to the public following Consob’s approval, in the manner and within the terms provided by applicable laws and regulations.

It should also be noted that, the Maximum Share Amount subject to the Delegation to the Board of Directors referred to in this Report has been increased from No. 1,916,543,285 (as reported in the Offeror’s Communication) to No. 2,230,000,000, also for the purpose of ensuring coverage for all the following possible scenarios, according to a highly conservative approach: (i) the proposed distribution of the BMPS’ dividend (equal to Euro 0.86 per share) for the fiscal year ended 31 December 2024, recently approved by the BMPS’ Board of Directors and not yet approved by the BMPS Shareholders’ Meeting, and (ii) the hypothetical issuance of a maximum amount of No. 16,178,862 Additional Shares (in the event that the Incentive Plans are revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans, although certain Plans provide the possibility of using – instead of the Additional Shares – Mediobanca treasury shares in portfolio, without prejudice to the limitations underlying the issuance of Additional Shares under the Plans).

Lastly, it is important to mention that, the aforementioned Maximum Share Amount does not take into account, by way of example, the detachment of the coupon and/or the payment of the interim dividend pre-announced by Mediobanca on 10 February 2025, and/or the relevant balance and/or the possible cancellation by Mediobanca of treasury shares. The occurrence of such circumstances would not make it necessary to issue the entire Maximum Share Amount.

The ordinary shares of BMPS, which will be issued following the exercise of the Delegation, will have the same dividend entitlement as the ordinary shares of BMPS outstanding as of the date of the relevant issue and, therefore, will grant their holders the same rights as the shares of BMPS already outstanding at the time of the issue and will be admitted to trading on Euronext Milan as of the date of payment of the consideration under the Offer. The issue price of the BMPS shares that will be offered in the context of the Offer (including the relevant share premium) will be determined by the Board of Directors when exercising the Delegation, pursuant to Article 2441, paragraph 6 of the Italian Civil Code.

6.	STRUCTURE OF THE COMPANY’S INDEBTEDNESS

The contribution of the shares of Mediobanca subject to the Offer is not expected to have any impact on the structure of BMPS’ financial indebtedness.

7.	INFORMATION ON THE RESULTS OF THE LAST FINANCIAL YEAR AND GENERAL INDICATIONS ON THE DEVELOPMENT OF OPERATIONS AND THE FORESEEABLE CLOSURE OF THE CURRENT FINANCIAL YEAR

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

On 17 April 2025, the ordinary Shareholders’ Meeting of BMPS is called upon to approve the financial statements for the year ending 31 December 2024 and the distribution of the dividend. Please refer to the report of the Board of Directors with reference to items 1.1 and 1.2 on the agenda of the Shareholders’ Meeting (Ordinary part), and to the related annexes - made available to the public in accordance with applicable regulations - for complete information on the results (including consolidated results) of BMPS for the year ended 31 December 2024, as well as for information on the operating performance for the current year, the foreseeable closure of the latter and the proposed dividend distribution.

8.	UNDERWRITING AND/OR PLACEMENT SYNDICATES

In relation to the Capital Increase Reserved to the Offer, since it is a share capital serving a public exchange offer, no underwriting and/or placement syndicates are envisaged.

9.	ANY OTHER FORMS OF PLACEMENT ENVISAGED

No other forms of placement are envisaged.

10.	SHAREHOLDERS WHO HAVE EXPRESSED THEIR WILLINGNESS TO SUBSCRIBE TO THE NEWLY ISSUED SHARES

The subscription of the Capital Increase Reserved to the Offer may only occur as a result of the acceptance of the Offer itself, once the acceptance period has commenced, which, pursuant to Article 40, paragraph 2, letter b), of the Issuers’ Regulation, will be agreed upon with Borsa Italiana and will last between a minimum of 15 and a maximum of 40 trading days, unless extended.

As of the date of this Report, there are no Mediobanca shareholders who have expressed their willingness to subscribe to BMPS shares as a result of their acceptance of the Offer.

11.	TAX IMPLICATIONS OF THE TRANSACTION ON THE COMPANY

The contribution of the shares of Mediobanca subject to the Offer does not entail any tax burden whatsoever on BMPS as the contributing issuer.

12.	SHAREHOLDING STRUCTURE OF THE COMPANY FOLLOWING THE CAPITAL INCREASE IN KIND

In light of the nature of the Capital Increase Reserved to the Offer and of the variables connected to the results of the VEO itself, it is not possible to predict the composition of BMPS’ shareholding structure at the end of the execution of such capital increase.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

The percentage of dilution of existing shareholders in the share capital of BMPS will depend on the outcome of the Offer, as the number of new BMPS shares to be issued as part of the Capital Increase Reserved to the Offer will depend – as well as any adjustments to the Offer consideration (as illustrated below) – on the number of Mediobanca shares that will be tendered to the VEO itself.

In the event of (i) full acceptance of the VEO by all Mediobanca shareholders targeted by the same VEO for all their shares held, (ii) revision of the Incentive Plans to provide for the acceleration and issuance in favour of the beneficiaries of the Incentive Plans of all No. 16,178,862 Additional Shares, and (iii) non-payment by Mediobanca of the interim dividend, the related balance, and the non-cancellation of treasury shares in Mediobanca’s portfolio, the Capital Increase Reserved to the Offer will be fully subscribed (on a fully diluted basis) and BMPS will issue 2,230,000,000 new shares to be allotted in exchange to all those accepting the Offer. These shares will represent approximately 64% of BMPS’ share capital, calculated on the basis of the number of BMPS shares issued as of the date of this Report.

For illustrative purposes only, the following table shows the composition of BMPS’ shareholding structure in the event of issuance of the entire Maximum Share Amount.

Shareholder	Shareholding
Delfin S.a.r.l.	15.7%
Caltagirone Francesco Gaetano	5.3%
Ministero dell’Economia e delle Finanze	4.2%
Banca Mediolanum S.p.A.	2.1%
Banco BPM S.p.A.	1.8%
Anima Holding S.p.A.	1.4%
Other shareholders	69.5%
Total	100%

As of the date of this Report, to the best of BMPS’ knowledge, there are no shareholders’ agreements among BMPS shareholders, nor is there any individual or legal entity exercising control over the Bank pursuant to Article 93 of the Consolidated Law on Finance.

13.	PRO-FORMA ECONOMIC AND FINANCIAL EFFECTS OF THE CAPITAL INCREASE ON THE COMPANY’S PERFORMANCE AND FINANCIAL POSITION

This section displays the main pro-forma economic and financial figures resulting from the aggregation of the data deriving from the BMPS group (the “MPS Group”) and from the Mediobanca group (the “Mediobanca Group”) as of 31 December 2024, as well as some explanatory notes.

The pro-forma effects of the business combination with the Mediobanca Group on the MPS Group’s financial and economic position have been determined based on Consob Communication No. DEM/1052803 of 5 July 2001, and have been prepared to simulate, according to certain evaluation criteria consistent with historical data and compliant with applicable regulations, the effects of the transaction on the economic performance and financial position of the MPS Group, as if it had virtually taken place on 31 December 2024, for the effects on the pro-forma consolidated balance sheet and on 1 January 2024, for the effects on the pro-forma consolidated income statement.

The pro-forma figures were prepared starting from the 2024 Consolidated Financial Statements of the MPS Group prepared in accordance with IAS/IFRS accounting principles, and from the Half-Yearly Report as of 31 December

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

2024, the Financial Statements as of 30 June 2024, and the Half-Yearly Report as of 31 December 2023, of the Mediobanca Group, prepared in accordance with IAS/IFRS accounting principles, and applying the pro-forma adjustments determined by simulating the application of IFRS 3 for business combination transactions.

Specifically, for the Mediobanca Group, the income statement for the 12-month period ended 31 December 2024, has been defined as the sum of: (i) the income statement for the 6-month period ended 30 June 2024, determined as the difference between the income statement for the fiscal year ended 30 June 2024, extracted from the Financial Statements as of 30 June 2024, and the income statement for the half-year ended 31 December 2023, extracted from the Half-Yearly Report as of 31 December 2023, and (ii) the income statement for the half-year ended 31 December 2024, extracted from the Half-Yearly Report as of 31 December 2024.

For the purpose of determining the pro-forma adjustments, the total cost of the aggregation has been calculated assuming a unit value of BMPS shares of Euro 6.953, as represented by the price recorded at the close of the market on 23 January 2025, which corresponds to the last trading day prior to the date on which BMPS announced the Offer (i.e., 24 January 2025) and assuming full acceptance of the Offer by Mediobanca shareholders, i.e., considering 833,279,689 Mediobanca shares tendered to the Offer, equal to total number of Mediobanca shares (including the No. 11,277,075 treasury shares held by Mediobanca) as of 23 January 2025, corresponding to the No. 1,916,543,285 newly issued BMPS shares based on the Consideration determined for the Offer.

In this regard, it should be noted that, for the purposes of this pro-forma exercise, the calculation of the preliminary acquisition cost does not take into account any adjustments to the Consideration as provided by the Offeror’s Communication.

The acquisition cost represented by the fair value of the new BMPS shares to be issued to service the Offer is considered as preliminary, as the elements necessary for its definitive quantification are not known yet. Specifically, under IFRS 3, the fair value of the new shares issued by BMPS will be determined based on the BMPS share price on the trading day immediately prior to the completion date of the transaction.

The preliminary acquisition cost thus determined, amounting to Euro 13,326 million, has been compared with the consolidated net equity of the Mediobanca Group as of 31 December 2024, inclusive of the net income for the relevant period. It should be noted that, for the purpose of determining the pro-forma adjustments, no fair value assessment process has been carried out for the identifiable assets (except as indicated below regarding the stake in Assicurazioni Generali S.p.A. held by the Mediobanca Group), liabilities, and contingent liabilities of the acquired entity, as such fair values will need to be determined as of the acquisition date and upon obtaining detailed information about the accounting items of the Mediobanca Group. For the purpose of determining the pro-forma adjustments, the only adjustments made were (i) the write-off of the intangible assets of the Mediobanca Group, in line with what will be done as part of the Purchase Price Allocation (PPA) process, and (ii) the fair value assessment of the stake held by the Mediobanca Group in Assicurazioni Generali S.p.A. based on the unit value of the relevant share as recorded at the close of market on 23 January 2025.

The net equity of the Mediobanca Group thus determined amounted to a total of Euro 12,178 million. The difference that resulting from the comparison between the preliminary acquisition cost and the pro-forma consolidated net equity of the Mediobanca Group was Euro 1,148 million.

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

As previously stated, one of the factors that will result in a difference between the final goodwill and the provisional amount indicated in the pro-forma financial information as of 31 December 2024 is the BMPS share price on the trading day immediately prior to the completion of the transaction.

In addition, it should be noted that, in the event that the Offer is not fully accepted, without prejudice to the conditions of effectiveness of the Offer, given the possibility provided by IFRS 3 to measure at the fair value any minority interest in the acquired entity – in this specific case representing any remaining Mediobanca shares which has not been exchanged for BMPS shares – the amount of goodwill recorded in the consolidated financial statements of the MPS Group could still be determined with reference to the entirety of Mediobanca shares, therefore resulting in the same amount as in the case of full acceptance of the Offer. Alternatively, also in the event that the Offer is not fully accepted, the amount of goodwill could be determined as the difference between the cost of the Acquisition and the amount of the percentage of Mediobanca Group’s net assets acquired, and consequently vary on the basis of the number of Mediobanca shares tendered to the Offer and therefore exchanged for BMPS shares.

The pro-forma data also take into account the deletion of the most significant reciprocal balance sheet and income statement items between the MPS Group and the Mediobanca Group, referring exclusively to the data reported by the MPS Group.

Finally, it should be noted that, the pro-forma adjustments take into account the ancillary expenses inherent to the execution of the transaction, estimated at a maximum of approximately Euro 80 million excluding VAT, based on the amount authorized by the BMPS Board of Directors on 23 January 2025, assuming the full success of the transaction. Of the total amount mentioned above, based on preliminary information currently available, approximately Euro 60 million, excluding VAT, has been considered directly attributable to the issuance of shares to serve the Offer and, as provided by IAS 32, has been deducted, net of the related tax effect, from the capital increase. The remaining portion of the estimated ancillary costs, amounting to approximately Euro 20 million excluding VAT, has been recorded in the income statement, as required by IFRS 3, among the pro-forma Operating Costs.

The table below shows the main pro-forma balance sheet and income statement figures resulting from the aggregation of the MPS Group and Mediobanca Group data as of 31 December 2024.

			€/mld
		Mediobanca	Pro-forma BMPS-
	MPS Group	Group	Mediobanca
Balance Sheet Figures	31.12.2024	31.12.2024	31.12.24
Net Loans to Customers	77.3	56.7	134.0
Net Impaired Loans to Customers	1.9	0.4	2.3
Securities Holdings	17.4	24.8	42.2
Gross NPL Ratio	3.8%	2.1%	3.1%

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

NPE Coverage Ratio	48.5%	69.4%	54.2%
Direct Bank Funding	94.0	64.7	158.7
Indirect Customer Funding	103.2	78.6	181.8

Income Statement Figures
Interest margin	2.3	1.9	4.2
Net Commissions	1.5	0.9	2.4
Gross operating margin	3.9	3.0	6.9
Operating Costs	(2.1)	(1.6)	(3.7	) (1)
Profit (Loss) from current operations before taxes	1.5	1.8	3.2	(1)
Operating Profit (Loss) pertaining to the Parent Company	2.0	1.3	3.2	(1)(2)
Goodwill	n.a.	n.a.	1.1

(1)	The pro-forma figure takes into account Euro 20 million excluding VAT relating to ancillary expenses associated with the acquisition, to be recorded in the income statement based on the information currently available.

(2)	The pro-forma figure takes into account Euro 20 million excluding VAT relating to ancillary expenses associated with the acquisition, to be recorded in the income statement based on the information currently available, and the consequent pertinent tax effect.

It should be mentioned that the aforementioned pro-forma data do not reflect the effects of any transactions involving the sale of branches or lines of business that may occur in the context of the investigation carried out by the competent antitrust authority regarding the merger with the Mediobanca Group. As of today, these transactions have not even been preliminarily defined, and it is therefore impossible to identify and quantify their economic and financial impacts, in a timely, objective and auditable manner, it being understood that the reasonable expectation of the MPS Group is that any corrective measures will not have a significant impact on the transaction.

It should be noted that, the pro-forma data represent a simulation, provided for illustrative purposes only, of the possible effects that may result from the acquisition. Specifically, since the pro-forma data are prepared to retroactively reflect the effects of subsequent transactions, notwithstanding the observance of commonly accepted rules and the use of reasonable assumptions, there are inherent limitations associated with the very nature of pro-forma data, which are by their very nature not capable of providing a representation of the prospective economic and financial situation

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

of the MPS Group. Therefore, for a correct interpretation of the information provided by the pro-forma data, the following aspects must be considered:

•	since these representations are based on assumptions, if the acquisition had actually occurred on the dates used as references for the preparation of the pro-forma data, the same results represented in the pro-forma data would not necessarily have been achieved;

•	the pro-forma data are not in any way intended to represent a forecast of future results and should therefore not be used as such; the pro-forma data do not reflect prospective data as they are prepared solely to represent the separable and objectively measurable effects of the acquisition, without taking into account the potential effects due to changes in market conditions, management policies, and operational decisions of BMPS following the outcome of such a transaction. Therefore, the pro-forma representations are not intended to depict the current or prospective financial and economic situation of the effects relating to the acquisition;

•	considering the different purposes of the pro-forma data compared to those of a regular financial statement and since the effects are calculated differently with reference to the pro-forma consolidated balance sheet and the pro-forma consolidated income statement, they should be read and interpreted separately, without seeking accounting connections between them.

It should be noted that, in accordance with Consob Communication No. DEM/1052803 of 5 July 2001, the pro-forma Consolidated Prospectus do not reflect either the charges or the synergies that will result from the proposed transaction for the entity resulting from the merger of the MPS Group and the Mediobanca Group. Specifically, the costs of integrating the Mediobanca Group within the MPS Group, estimated at approximately Euro 0.6 billion (pre-tax and one-off), have not been subject to pro-forma adjustments as they pertain to hypothetical future actions that are expected to be undertaken only upon completion of the acquisition through the Offer, in order to achieve the objectives of the transaction (which also include the aforementioned synergies), based on the agreements and contracts that will be entered into only upon completion of the said acquisition. Similarly, the tax benefits expected as a result of post-combination tax planning are not represented in accordance with the aforementioned regulations. In other words, the pro-forma Consolidated Prospectus do not include the acceleration in the utilization of deferred tax assets associated with the past tax losses of the MPS Group, resulting from the Mediobanca Group joining the tax consolidation of BMPS.

The pro-forma data have not been reviewed by the auditing firm.

14.	STATUTORY AMENDMENTS

The granting of the Delegation for the Capital Increase Reserved to the Offer entails the amendment of Article 6 of BMPS’ By-laws which, as specified below, is subject to the successful conclusion of the assessment procedure with the European Central Bank pursuant to Articles 56 and 61 of the TUB (as defined below).

The following is a comparison of the aforesaid Article 6 in its current text and the text proposed with this Report, assuming the approval of the resolutions covered by this Report (the text proposed is highlighted in bold type).

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Explanatory Report of the Board of Directors on Item 1 on the Agenda - Extraordinary Part

It should be noted that the execution of the Capital Increase Reserved to the Offer will entail further amendments to the By-laws in order to (i) update the Bank’s share capital and the number of shares with respect to the acceptances made, and (ii) delete the description of the shareholders’ meeting resolution referred to in Article 6, paragraph 4.

Current text		Proposed text
Article 6		Article 6
1.	The share capital of the Company is Euro 7,453,450,788.44 (seven billion, four hundred fifty-three million, four hundred fifty thousand, seven hundred eighty-eight and forty-four cents) and is fully paid up.	1.	(Unchanged)
2.	It is represented by 1,259,689,706 (one billion, two hundred fifty-nine million, six hundred eighty-nine thousand, seven hundred six) ordinary shares with no par value. All shares are issued in dematerialised form. The procedures for the circulation and legitimation of the shares are regulated by law. Shareholders who did not participate in the approval of resolutions concerning the introduction or removal of restrictions on the circulation of shares do not have the right of withdrawal.	2.	(Unchanged)
3.	Shares are registered and indivisible. Each share gives the right to one vote.	3.	(Unchanged)
		4.	The extraordinary Shareholders’ Meeting of 17 April 2025 granted the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power, to be exercised by 31 December 2025, to increase the Company’s share capital for cash, in one or more tranches and in divisible form, excluding the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, for a total amount of maximum Euro

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13,194,910,000 plus any share premium, with issuance of a maximum number of 2,230,000,000 ordinary shares of the Company, with no par value, having regular dividend rights and the same features as of the ordinary shares of the Company outstanding on the issue date, to be paid up by contribution in kind as they serve the public exchange offer concerning all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni, announced by the Company with a communication pursuant to Article 102, paragraph 1, Legislative Decree No. 58, on 24 February 2025 and promoted on 13 February 2025. In the context of the exercise of the delegation, the Board of Directors shall, among other things, have the power to establish, in compliance with the above-mentioned limitations, the issue price of the newly issued ordinary shares (including any share premium), any other terms and conditions of the delegated capital increase, as well as any other necessary or appropriate element, within the limitations set forth by the applicable regulations and the resolutions passed by the same extraordinary Shareholders’ Meeting.

The amendments to the By-laws described above do not give rise to any right of withdrawal for BMPS shareholders who did not take part in the resolutions covered by this Report.

15. AUTHORISATIONS

The amendments to the By-laws referred to in Paragraph 14 above and the execution of the Capital Increase Reserved to the Offer are subject to the required authorisations by the competent Supervisory Authorities and in particular, respectively: (i) to the verification that they do not conflict with the sound and prudent management of the Bank pursuant to and for the purposes of Articles 56 and 61 of Legislative Decree No. 385 of 1 September 1993 as subsequently amended (“TUB”), and (ii) to the eligibility of the new shares issued in the context of the Capital Increase Reserved to the Offer among BMPS’ own funds as primary tier 1 capital, pursuant to Articles 26 and 28 of Regulation (EU) 575/2013 of the European Parliament and of the Council of 26 June 2013.

BMPS filed the application for the aforementioned regulatory authorisations with the European Central Bank and the Bank of Italy on 13 February 2025.

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It should be noted that, in the event that the assessment order by the European Central Bank regarding the proposed statutory amendments is not issued before the date on which the Shareholders’ Meeting will adopt the resolution, the effectiveness of the latter will be subject to the issuance of such assessment order, as it cannot be registered in the Companies Register until that date. However, if the order is issued before the date of the Shareholders’ Meeting, a press release will be issued to provide the shareholders with the necessary additional information.

16.	FORMALITIES AND TIMING

Subject to the granting of the authorisations referred to in Paragraph 15 above (as well as the other authorisations required in connection with the VEO, as detailed in Paragraph 1.4 of the Offeror’s Communication), the exercise of the Delegation by the Board of Directors will take place prior to the publication of the offer document, filed with Consob on 13 February 2025.

Also taking into account the requirements of the regulations applicable to public exchange offers, it is expected that the Capital Increase Reserved to the Offer will be executed by 31 December 2025, subject to the fulfilment of the conditions for the effectiveness of the VEO indicated in paragraph 1.5 of the Offeror’s Communication, as well as in the offer document submitted to Consob for approval.

Since this is a divisible capital increase, which may also be carried out in one or more tranches, pursuant to article 2439, paragraph 2, of the Italian Civil Code: (i) the share capital will be deemed to be increased from time to time in proportion to the amount of the acceptances collected in the context of the Offer, without prejudice to the terms and conditions set forth therein; and (ii) the Capital Increase Reserved to the Offer, if not fully subscribed by 31 December 2025, will be deemed to be limited to the amount resulting from the total acceptances collected by the aforesaid deadline.

In particular, the Capital Increase Reserved to the Offer will be executed by the previously mentioned deadline of 31 December 2025, on the payment date of the Consideration, and, if applicable, on the payment dates that may be determined in relation to the execution of the purchase Sell-out and Squeeze-out rights, pursuant to Articles 108 and 111 of the TUF.

* * *

Proposed resolution

Dear Shareholders, in light of the above, we invite you to adopt the following resolution:

“The Shareholders’ Meeting of Banca Monte dei Paschi di Siena S.p.A., in extraordinary session, having examined the Report of the Board of Directors (which, to the extent necessary, is hereby approved in its entirety) and the proposal formulated therein

NOTED

-	that the maximum number of shares to be issued in execution of the Capital Increase Reserved to the Offer has been calculated, for the sake of utmost caution and according to a highly conservative approach, by factoring in (i) the proposed distribution of the BMPS’ dividend for the fiscal year ending on 31 December 2024, recently approved by the Board of Directors of BMPS and not yet approved by the BMPS Shareholders’ Meeting, and (ii) the maximum No. of 16,178,862 Additional Shares to service the Incentive Plans (if revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual Plans, although some Plans provide for the possibility of using Mediobanca’s treasury shares in portfolio instead of the Additional

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Shares), without taking into account any further circumstances that might lead to a reduction in the number of BMPS shares to be issued to service the Offer (including, by way of example, any adjustment due to the detachment of the coupon and/or the payment of the interim dividend pre-announced by Mediobanca on 10 February 2025, and/or the related balance and/or the possible cancellation of treasury shares held by Mediobanca);

-	the appraisal prepared by the independent expert KPMG Corporate Finance, a division of KPMG Advisory S.p.A., pursuant to Articles 2440, paragraph 2 and 2343-ter, paragraph 2, letter b) of the Italian Civil Code;

-	the report of PricewaterhouseCoopers S.p.A. concerning the criteria adopted by the Board for the determination of the exchange ratio in the VEO;

-	the favourable opinion on the Capital Increase Reserved to the Offer expressed by the Company’s Related Party Transactions Committee;

RESOLVES

1.	to grant the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power to increase the Company’s share capital for cash, in one or more tranches and in divisible form, excluding the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, for a total maximum amount of Euro 13,194,910,000 plus any share premium, with the issue of a maximum number of 2,230,000,000 ordinary shares of the Company, without nominal value, with regular dividend rights and the same features as the Company’s ordinary shares outstanding at the issue date, to be paid in kind as they serve the public exchange offer for all of the ordinary shares of Mediobanca – Banca di Credito Finanziario Società per Azioni, announced by the Company in a communication pursuant to Article 102, paragraph 1, of Legislative Decree No. 58 of 24 February 1998, on 24 January 2025 and promoted by means of the filing of the offer document with Consob on 13 February 2025 (including the formalities pursuant to articles 108, paragraphs 1 and 2, and 111 of Legislative Decree No. 58 of 24 February 1998, where applicable);

2.	to grant the Board of Directors the power to determine from time to time, in exercising the above delegated power and in compliance with the applicable laws and regulations: (i) the amount of the capital increase to be resolved upon, also in divisible form, in its entirety, and the number of shares to be issued within the overall limits set forth in point 1) above; (ii) the issue price of the new shares, including any share premium, taking into account the provisions of Article 2441, sixth paragraph, of the Italian Civil Code; and (iii) any other terms and conditions of the delegated capital increase, as well as any other necessary element, within the limits set forth by the applicable laws and regulations and by this delegation resolution, with the power of the Board of Directors to exercise the delegation – within the aforementioned limits – consistent with any adjustments and/or amendments to the content and / or to the structure of the public offer, while complying with the outcomes of the evaluation pursuant to Article 2343-ter of the Italian Civil Code and any necessary updates; furthermore, the Board of Directors is authorized to make statutory adjustments resulting from the exercise of the delegation, as outlined in the Report of the Directors;

3.	to set 31 December 2025 as the deadline to implement the Capital Increase Reserved to the Offer - subject, if necessary, to the updating of the valuation made by the independent expert pursuant to Article 2343-ter, paragraph 2, letter b), of the Italian Civil Code, to a date no more than six months prior to the date of the contribution - and to establish that, pursuant to Article 2439, paragraph 2, of the Italian Civil Code, (i) the share capital shall be deemed to be increased from time to time based on the amount of the acceptances collected in the above-mentioned public exchange offer (including within the scope of the procedures for the fulfilments set forth by Article 108, paragraphs 1 and 2, and 111 of Legislative Decree No. 58 of 24 February 1998, if the requirements are met), always without prejudice to the terms and conditions of the offer itself; and (ii) the Capital Increase Reserved to the Offer,

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if not fully subscribed by 31 December 2025, shall be deemed to be limited to the amount resulting from the total acceptances made by the aforesaid deadline;

4.	to amend Article 6 of the By-laws accordingly by including the following temporary paragraph:

“The extraordinary Shareholders’ Meeting of 17 April 2025 granted the Board of Directors, pursuant to Article 2443 of the Italian Civil Code, the power, to be exercised by 31 December 2025, to increase the Company’s share capital for cash, in one or more tranches and in divisible form, excluding the option right pursuant to Article 2441, paragraph 4, first sentence, of the Italian Civil Code, for a total amount of maximum Euro 13,194,910,000, plus any share premium, with issuance of a maximum number of 2,230,000,000 ordinary shares of the Company, with no par value, having regular dividend rights and the same features as of the ordinary shares of the Company outstanding at the issue date, to be paid up by contribution in kind to serve the public exchange offer concerning all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni, announced by the Company with communication pursuant to Article 102, paragraph 1, Legislative Decree No. 58, on 24 February 2025 and promoted on 13 February 2025. In the context of the exercise of the delegation, the Board of Directors shall, among other things, have the power to establish, in compliance with the above-mentioned limitations, the issue price of the newly issued ordinary shares (including any share premium), any other terms and conditions of the delegated capital increase, as well as any other necessary or appropriate element, within the limitations set forth by the applicable regulations and the resolutions passed by the same extraordinary Shareholders’ Meeting”;

5.	to declare that the effectiveness of the resolutions mentioned in the previous points 1, 2, and 3, as well as the amendment to the By-laws referred to in point 4, is subject to the successful outcome of the assessment initiated pursuant to Articles 56 and 61 of Legislative Decree No. 385 of 1 September 1993, if such a positive outcome has not been achieved prior to the date of this resolution;

6.	without prejudice to the collective nature of the resolutions to exercise the delegation of powers as conferred above, to grant the Chairman of the Board of Directors currently in charge and on the Chief Executive Officer the Company currently in charge, severally and with the right to sub-delegate, within the limits set out by the law, all power and authority to provide for all that is necessary or even just appropriate for the implementation, in full and in part, of the resolutions adopted, as well as to perform all the acts and transactions necessary or appropriate for the fulfilment of the formalities required by the laws currently in force, including, by way of example but not limited to, the powers to:

(i)	prepare and submit any document required for the purposes of the execution of the capital increase, as well as to fulfil the formalities necessary to proceed with the admission to listing on Euronext Milan of the newly issued shares, including the power to prepare and submit to the competent Italian and foreign authorities any application, petition, document or prospectus necessary or appropriate for the purpose of and to proceed with the filing and publication of the certificate provided for by Article 2444 of the Italian Civil Code;

(ii)	proceed to the formalities required by Article 2343-quater of the Italian Civil Code;

(iii)	manage relations with any Italian or foreign competent body and/or authority for the purpose of obtaining all authorisations and approvals necessary for the successful outcome of the transaction, as well as the preparation, amendment, integration and/or signing and/or completion of any contract, agreement, deed, declaration or document necessary to that end;

(iv)	make the necessary amendments to Article 6 of the By-laws as a result of the partial and/or total execution of the capital increase, and to file with the Company Registry pursuant to Article 2436 of the Italian Civil Code the text of the By-laws

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updated in the amount of the share capital and the number of shares and following the expiry of the delegation in relation to the removal of the temporary paragraph 4;

(v)	make any amendments and/or additions to the adopted resolutions that may be necessary and/or appropriate, including at the request of any competent authority or at the time of registration, and

(vi)	in general, do all that is necessary for the complete execution of the said resolutions, with any and all powers necessary and appropriate for that purpose, none excluded and excepted.”

* * *

Siena, 18 March 2025

For the Board of Directors

Mr. Nicola Maione

Chairman of the Board of Directors

* * *

The voluntary public exchange offer referred to in this Report shall be promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

This Report does not constitute an offer to buy or sell the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Prior to the commencement of the acceptance period, as required under applicable regulations, the Offeror shall publish an offer document and an exemption document, which the shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni shall carefully examine.

The Offer will be made in Italy and will be addressed, on equal terms, to all holders of shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni. The Offer will be made in Italy as the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and, without prejudice to the following, the Offer is subject to the obligations and procedural requirements provided for by Italian law.

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized, or to any person to whom such offer or solicitation is not permitted by law (the “Excluded Countries”).

Partial or complete copies of any documents to be issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries. Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries.

Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

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This Report, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

Acceptance to the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by contacting their advisors. The Offeror shall not be held liable for any breach by any person of any of the foregoing limitations.

IMPORTANT INFORMATION

In connection with the proposed voluntary public exchange offer, the required offer document will be sent to Commissione Nazionale per le Società e la Borsa (“Consob”). Investors and shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are strongly advised to read the offer document and the exemption document, if and when available, and any other relevant documents sent to, or filed with, Consob, as well as any amendments or supplements to those documents, because they will contain important information. If and when filed, investors may obtain free copies of the offer document and of the exemption document, at Banca Monte dei Paschi di Siena S.p.A.’s website at www.gruppomps.it/en/ and will receive information at an appropriate time on how to obtain these transaction-related documents for free from the parties involved or from a duly appointed agent.

This Report does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities, nor shall there be any offer to purchase, solicitation, sale or exchange of securities in any jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification under the laws of such jurisdiction. The distribution of this Report may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for the violation of such restrictions by any person.

The Banca Monte dei Paschi di Siena S.p.A. securities referred to herein that will be issued in connection with the voluntary public exchange offer described herein may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 or pursuant to a valid exemption from registration.

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